Exhibit 10.1

$1,000,000,000 Term Loan Facility

CREDIT AGREEMENT

among

HD Supply, Inc.,

as the Borrower,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC, as

Syndication Agent,

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK PLC, as

Co-Documentation Agents,

Dated as of April 12, 2012

BANK OF AMERICA, N.A.

GOLDMAN SACHS LENDING PARTNERS LLC,

WELLS FARGO SECURITIES, LLC,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK, PLC

as Joint Lead Arrangers and Joint Bookrunning Managers

4.15	Subsidiaries	103
4.16	Purpose of Loans	103
4.17	Environmental Matters	103
4.18	No Material Misstatements	104

SECTION 5	CONDITIONS PRECEDENT	104
5.1	Conditions to Effectiveness and Initial Extension of Credit	104
5.2	Conditions Precedent to Each Other Extension of Credit	108

SECTION 6	AFFIRMATIVE COVENANTS	108
6.1	Financial Statements	109
6.2	Certificates; Other Information	110
6.3	Payment of Taxes	111
6.4	Maintenance of Existence	111
6.5	Maintenance of Property; Insurance	111
6.6	Inspection of Property; Discussions	113
6.7	Notices	113
6.8	Environmental Laws	114
6.9	After-Acquired Real Property and Fixtures; Addition of Subsidiaries	115
6.10	[Reserved.]	117
6.11	Post-Closing Agreements	117

SECTION 7	NEGATIVE COVENANTS	118
7.1	Limitation on Indebtedness	118
7.2	Limitation on Liens	122
7.3	Limitation on Fundamental Changes	126
7.4	Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events	128
7.5	Limitation on Dividends and Other Restricted Payments	132
7.6	Limitation on Transactions with Affiliates	137
7.7	Limitation on Dispositions of Collateral	139
7.8	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	139
7.9	Limitation on Restrictions on Distributions from Restricted Subsidiaries	140

SECTION 8	EVENTS OF DEFAULT	142

SECTION 9	THE AGENTS AND THE OTHER REPRESENTATIVES	146
9.1	Appointment	146
9.2	Delegation of Duties	146
9.3	Exculpatory Provisions	146
9.4	Reliance by the Administrative Agent	147
9.5	Notice of Default	148
9.6	Acknowledgements and Representations by Lenders	148
9.7	Indemnification	149

9.8	The Agents and Other Representatives in Their Individual Capacity	149
9.9	Collateral Matters	150
9.10	Successor Agent	151
9.11	Other Representatives	152
9.12	[Reserved]	152
9.13	Withholding Tax	152
9.14	Approved Electronic Communications	152

SECTION 10	MISCELLANEOUS	153
10.1	Amendments and Waivers	153
10.2	Notices	156
10.3	No Waiver; Cumulative Remedies	157
10.4	Survival of Representations and Warranties	157
10.5	Payment of Expenses and Taxes	157
10.6	Successors and Assigns; Participations and Assignments	159
10.7	Adjustments; Set-off; Calculations; Computations	167
10.8	Judgment	167
10.9	Counterparts	168
10.10	Severability	168
10.11	Integration	168
10.12	GOVERNING LAW	168
10.13	Submission to Jurisdiction; Waivers	169
10.14	Acknowledgements	169
10.15	WAIVER OF JURY TRIAL	169
10.16	Confidentiality	170
10.17	Permitted Additional Indebtedness	171
10.18	Incremental Indebtedness; Additional Indebtedness	171
10.19	USA Patriot Act Notice	171
10.20	Payments Set Aside	171
10.21	OID Legend	172
10.22	ENTIRE AGREEMENT	172

SCHEDULES

A	Loan Commitments and Addresses
4.4	Consents Required
4.6	Litigation
4.8	Mortgaged Properties
4.15	Subsidiaries
4.17	Environmental Matters
5.1(c)	Lien Searches
6.11(a)	Security Perfection
6.11(b)(ii)	Real Property Opinions
6.11(b)(iii)	Title Insurance Policy Amounts
7.2	Existing Liens

EXHIBITS

A	Form of Acceptance and Prepayment Notice
B	Form of Assignment and Acceptance
C	Form of Base Intercreditor Agreement
D	Form of Cash Flow Intercreditor Agreement
E	Form of Discount Range Prepayment Notice
F	Form of Discount Range Prepayment Offer
G	Form of Guarantee and Collateral Agreement
H	Form of Holding Pledge Agreement
I	Form of Mortgage
J	Form of Solicited Discounted Prepayment Notice
K	Form of Solicited Discounted Prepayment Offer
L	Form of Specified Discount Prepayment Notice
M	Form of Specified Discount Prepayment Response
N	Form of Term Note
O	Form of Increase Supplement
P	Form of Lender Joinder Agreement
Q	Form of U.S. Tax Compliance Certificate
R	Form of Officer’s Certificate
S	Form of Secretary’s Certificate (including Form of Incumbency Certificate)
T	Form of Solvency Certificate
U	Form of Affiliated Lender Assignment and Assumption

CREDIT AGREEMENT, dated as of April 12, 2012, among HD Supply, Inc. (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”), Goldman Sachs Lending Partners LLC as syndication agent (in such capacity, the “Syndication Agent”) and J.P. Morgan Securities LLC and Barclays Bank PLC, each as a co-documentation agent (in such capacity, the “Co-Documentation Agents”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrower is party to the Predecessor Credit Agreement under which the Borrower obtained term loans under a term loan facility and revolving loans under a revolving credit facility;

WHEREAS, in order to (i) repay or redeem certain existing indebtedness of the Borrower and its Subsidiaries, including amounts outstanding under the Predecessor Credit Agreement, the Predecessor ABL Credit Agreement and the Senior Notes (as defined in the Predecessor Credit Agreement), and (ii) finance the working capital and other business requirements and other general corporate purposes of the Borrower and its Subsidiaries, the Borrower has requested that the Lenders make the Loans provided for herein;

WHEREAS, concurrently herewith, the Borrower and certain of its Subsidiaries are entering into the ABL Credit Agreement to refinance and replace its existing senior secured revolving loan facility under the Predecessor ABL Credit Agreement;

WHEREAS, on the Closing Date, the Borrower will issue (x) its senior secured first priority notes due 2019 in an aggregate principal amount of $950 million, (y) its senior secured second priority notes due 2020 in an aggregate principal amount of $675 million and (z) its senior unsecured notes due 2020 in an aggregate principal amount of approximately $750 million.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2007 Transactions”: as the term “Transactions” is defined in the Senior Subordinated Notes Indenture.

“ABL Administrative Agent”: General Electric Capital Corporation, in its capacity as administrative agent under the ABL Credit Agreement, or any successor administrative agent under the ABL Credit Agreement.

“ABL Collateral Agent”: General Electric Capital Corporation, in its capacity as collateral agent under the ABL Credit Agreement, or any successor collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement”: that ABL Credit Agreement, dated as of the Closing Date, among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders and other financial institutions party thereto, General Electric Capital Corporation, as the ABL Administrative Agent and ABL Collateral Agent and the other parties thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder). Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Facility”: the collective reference to the ABL Credit Agreement, any ABL Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility hereunder). Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Loan Documents”: the Loan Documents as defined in the ABL Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Obligations”: as defined in the Base Intercreditor Agreement.

“ABL Priority Collateral”: as defined in the Base Intercreditor Agreement.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0%, (c) the Eurocurrency Rate for an Interest Period of one month commencing on such date plus 1% and (d) 2.25%. The “Prime Rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance and Prepayment Notice”: a written notice from the Borrower setting forth the Acceptable Discount pursuant to subsection 3.4(i)(iv)(b) substantially in the form of Exhibit A.

“Acceptance Date”: as defined in subsection 3.4(i)(iv)(b).

“Acceptable Discount”: as defined in subsection 3.4(i).

“Acceptable Prepayment Amount”: as defined in subsection 3.4(i).

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness” means Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition, (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used), (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary, or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the Base Intercreditor Agreement.

“Additional Lender”: as defined in subsection 2.5(b).

“Additional Obligations”: as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

“Additional Permitted Obligations”: subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Term Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Maturity Date of the Term Loans or shorter than the weighted average life to maturity of the Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Term Loans or the weighted average life to maturity of the Term Loans, as applicable), (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Term Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority or Senior Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Term Loans, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the applicable Intercreditor Agreements (or such other intercreditor agreements as are reasonably satisfactory to the Borrower and the Administrative Agent).

“Administrative Agent”: as defined in the Preamble and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.10.

“Affected Loans”: as defined in subsection 3.9.

“Affected Rate”: as defined in subsection 3.7.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Borrower or any of its Subsidiaries.

“Affiliate Transaction”: as defined in subsection 7.6(a).

“Affiliated Debt Fund”: any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Investors and their respective affiliates (other than any Affiliated Debt Fund or any entity that manages or advises an Affiliated Debt Fund) do not, directly or indirectly, make investment decisions for such debt fund or investment vehicle.

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in subsection 10.6(h)(ii)(a).

“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent Related Distress Event.

“Agent Related Distress Event”: with respect to any Agent or any direct or indirect parent company thereof (each, a “Distressed Person”), such Distressed Person (i) has become the subject of a proceeding under any debt relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or, solely with respect to such Agent and not any parent company thereof, is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that an Agent Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Alternate Offer”: as defined in subsection 3.4(j).

“Amendment”: as defined in subsection 7.9(c).

“Applicable Discount”: as defined in subsection 3.4(i).

“Applicable Margin”: (i) with respect to ABR Loans, 5.00% per annum and (ii) with respect to Eurocurrency Loans, 6.00% per annum.

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 3.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 9.14.

“Approved Fund”: as defined in subsection 10.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than

(i) a disposition to the Borrower or a Restricted Subsidiary,

(ii) a disposition in the ordinary course of business,

(iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments,

(iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable,

(v) any Restricted Payment Transaction,

(vi) a disposition that is governed by the provisions of subsection 7.3,

(vii) any Financing Disposition,

(viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee,

(ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business,

(x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization,

(xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement,

(xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary,

(xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition,

(xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors,

(xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million,

(xvi) any Exempt Sale and Leaseback Transaction,

(xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, or

(xviii) dispositions for Net Available Cash not exceeding in the aggregate in any fiscal year (A) $50.0 million minus (B) the Net Available Cash in such fiscal year from Recovery Events classified by the Borrower pursuant to clause (y) of the definition of “Recovery Event.”

“Assignee”: as defined in subsection 10.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit B.

“Bain Capital”: Bain Capital, LLC.

“Bain Capital Investors”: the collective reference to (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank of America”: Bank of America, N.A.

“Bankruptcy Proceeding”: as defined in subsection 10.6(h).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Loan Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Obligations”: of any Person, the obligations of such Person pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the ABL Collateral Agent, the Senior First Priority Notes Agent and the Senior Second Priority Notes Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“BBA LIBOR Rates Page”: as defined in the definition of “Eurocurrency Base Rate.”

“Benefited Lender”: as defined in subsection 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to subsection 3.4(i)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Loans at a specified range at a discount to par pursuant to subsection 3.4(i)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Loans at a discount to par pursuant to subsection 3.4(i)(iv).

“Borrowing”: the borrowing of one Type of Term Loans from all the Lenders having Term Loan Commitments, as the case may be (or resulting from a conversion or conversions on such date), having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base”: the sum of (1) 65.0% of the book value of Inventory of the Borrower and its Restricted Subsidiaries, (2) 85.0% of the book value of Receivables of the Borrower and its Restricted Subsidiaries and (3) Unrestricted Cash of the Borrower and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to subsection 7.1(b)(iv), to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Canadian dollars”: dollars in lawful currency of Canada.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 7.5) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”: with respect to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle”: Carlyle Investment Management, LLC.

“Carlyle Investors”: the collective reference to (i) Carlyle, (ii) Carlyle Partners V, L.P. and any legal successor thereto and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Credit Facility or any affiliate thereof or (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Collateral Representative”: as defined in the Base Intercreditor Agreement.

“Cash Flow Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the Senior First Priority Notes Agent and the Senior Second Priority Notes Agent, substantially in the form of Exhibit D, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Cash Flow Priority Collateral”: as defined in the Base Intercreditor Agreement.

“CD&R”: Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Investors”: collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P. or any legal successor thereto, (iii) Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. or any legal successor thereto, (iv) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (v) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change in Law”: as defined in subsection 3.11(a).

“Change of Control”:

(i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower;

(ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Borrower;

(iii) Holding shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 7.3); or

(iv) a “Change of Control” as defined in the Senior First Priority Notes Indenture or the Senior Second Priority Notes Indenture (or other similar event described therein as a “change of control”).

Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Change of Control Offer”: as defined in subsection 3.4(j).

“Change of Control Payment”: as defined in subsection 3.4(j).

“Change of Control Payment Date”: as defined in subsection 3.4(j).

“Claim”: as defined in subsection 10.6(h).

“Closing Date”: the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the Preamble.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble.

“Commitment”: as to any Lender, the Term Loan Commitments of such Lender.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including subsection 3.10, 3.11, 3.12 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that

(1) if since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Current Portion of Long Term Debt”: as of any date of determination, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt on such date.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense,

(iii) depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses,

(iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries),

(v) the amount of any loss attributable to non-controlling interests, and

(vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Bain Capital, Carlyle or CD&R or any of their respective Affiliates, plus

(b) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced in a certificate of a Responsible Officer dated the date of such calculation and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured First Lien Leverage Ratio”, “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”), plus (c) to the extent deducted in calculating such Consolidated Net Income, (i) the amount of loss on any Financing Disposition and (ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or an issuance of Capital Stock of the Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 7.5(a)(3).

“Consolidated Interest Expense”: for any period,

(i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary, minus

(iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting and any “additional interest” in respect of registration rights arrangements for any securities (including the Senior Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Long Term Debt”: as of any date of determination, all long term debt of the Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person that is not the Borrower or a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such

Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under subsection 7.5(a)(3)(A) or determining Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Loan Documents, the ABL Loan Documents, the Intercreditor Agreements, the Senior First Priority Notes, the Senior First Priority Notes Indentures, the other Senior First Priority Notes Documents, the Senior Second Priority Notes, the Senior Second Priority Notes Indentures, the other Senior Second Priority Notes Documents, the Senior Unsecured Notes, the Senior Unsecured Notes Indenture, the Senior Subordinated Notes or the Senior Subordinated Notes Indenture and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Closing Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv) any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of subsection 7.5(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 7.5(a)(3)(C) or (D).

“Consolidated Secured First Lien Indebtedness”: as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of the Term Loans or Indebtedness having Senior Lien Priority or Pari Passu Lien Priority, minus (2) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured First Lien Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Secured First Lien Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Secured Indebtedness”: as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (2) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Short Term Debt”: as of any date of determination, all short term debt of the Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Working Capital”: as of any date of determination, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the ABL Facility, Consolidated Current Portion of Long Term Debt, any Indebtedness described in subsections 7.1(b)(ix) and (xi), working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a Consolidated basis for the Borrower and its Restricted Subsidiaries.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors”: the directors of the Board of Directors of the Borrower on the Closing Date and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.1(b)(x).

“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”: one or more of (i) the Facility, (ii) the ABL Facility and (iii) any other facilities or arrangements designated by the Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness”: any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility, including any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice (other than, in the case of subsection 8(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8, has been satisfied.

“Default Notice”: as defined in subsection 8(e).

“Defaulting Lender”: any Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Agent Default.

“Designated Noncash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Borrower.

“Designation Date”: as defined in subsection 2.7(f).

“Discharge”: as defined in the definition of “Consolidated Coverage Ratio.”

“Discount Prepayment Accepting Lender”: as defined in subsection 3.4(i).

“Discount Range”: as defined in subsection 3.4(i).

“Discount Range Prepayment Amount”: as defined in subsection 3.4(i).

“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to subsection 3.4(i) substantially in the form of Exhibit E.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit F, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in subsection 3.4(i).

“Discount Range Proration”: as defined in subsection 3.4(i).

“Discounted Term Loan Prepayment”: as defined in subsection 3.4(i).

“Discounted Prepayment Determination Date”: as defined in subsection 3.4(i)(iv)(c).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with subsection 3.4(i)(ii), subsection 3.4(i)(iii) or subsection 3.4(i)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lender”: (i) any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any affiliate of such competitor and (ii) any Person designated in writing by the Borrower to the Administrative Agent prior to the Closing Date.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in any Senior Notes Indenture or the Senior Subordinated Notes Indenture) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in any Senior Notes Indenture or the Senior Subordinated Notes Indenture), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”: any Subsidiary of the Borrower that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Borrower and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“ECF Payment Date”: as defined in subsection 3.4(b).

“ECF Percentage”: 50.0%, provided that, with respect to any fiscal year, the ECF Percentage shall be reduced to zero if the Consolidated Secured Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.0 and so long as no Default or Event of Default has occurred and is continuing as of such date.

“ECF Prepayment Amount”: as defined in subsection 3.4(b).

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S., Canadian or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, including those relating to the Release or threatened Release of Materials of Environmental Concern, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Borrower (other than Disqualified Stock) or (y) the proceeds of which are contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1.0%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the BBA LIBOR Rates

Page (as defined below) at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the principal London office of the Administrative Agent is offered deposits in Dollars at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period. “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the higher of (a) 1.25% and (b) a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1.0%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, Consolidated EBITDA for such period minus

(a) (i) any Capital Expenditures made during such period (or to be made for which binding agreements exist so long as to the extent not consummated within 90 days after the end of such period, such amount is added back to Excess Cash Flow for the subsequent period) in cash (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount (as determined at the end of such period) unless and to the extent such proceeds are included in Consolidated EBITDA), and (ii) to the extent not deducted in calculating Consolidated EBITDA, any acquisitions made during such period (or to be made for which binding agreements exist) not prohibited by this Agreement and financed with cash, minus

(b) any principal payments of the Term Loans made during such period (other than (x) any principal payment made during such period pursuant to subsection 3.4(b) or (c), (y) any principal payment subtracted from the ECF Prepayment Amount pursuant to subsection 3.4(b)(A)(y) in calculating the amount of any principal payment made during such period pursuant to subsection 3.4(b) or (c) or (z) funded with the proceeds from the Incurrence of Indebtedness), minus

(c) any principal payments resulting in a permanent reduction of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries made during such period (other than any such principal payments funded with proceeds from the Incurrence of Indebtedness and any principal payment of Additional Indebtedness subtracted from the ECF Prepayment Amount pursuant to subsection 3.4(b)(B) in calculating the amount of any principal payment made during such period pursuant to subsection 3.4(b)), minus

(d) Consolidated Interest Expense for such period to the extent paid (or, without duplication, payable) in cash during such period, minus

(e) any taxes paid (or, without duplication, payable) in cash during such period, minus

(f) the Net Available Cash from any Asset Disposition or Recovery Event to the extent that an amount equal to such Net Available Cash (i) (without duplication of clause (a) or (g) of this definition) consists of any Reinvested Amount or is otherwise applied (or not required to be applied) in accordance with subsection 7.4 and (ii) is included in the calculation of Consolidated EBITDA, minus

(g) any Investment made in cash in accordance with subsection 7.5(a) or (b)(vii) or clause (i), (ii), (x), (xiv), (xv), (xvi) or (xvii) of the definition of “Permitted Investment” (excluding in each the principal amount of Indebtedness Incurred in connection with such Investments), minus

(h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Restricted Subsidiaries in accordance with subsection 7.4 during such period in the ordinary course of its business to the extent included in Consolidated EBITDA, minus

(i) to the extent not otherwise subtracted from Consolidated EBITDA in this definition of “Excess Cash Flow,” any Permitted Payments made in cash during such period of the type described in subsection 7.5(b)(v), (vi), (vii) or (viii), minus

(j) to the extent included in Consolidated EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Restricted Subsidiaries to any Plan, minus

(k) to the extent included in Consolidated EBITDA, any cash expenses relating to the Transactions, minus

(l) any earnings of a Foreign Subsidiary or a Special Purpose Subsidiary included in Consolidated EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent the terms of any Indebtedness of any Foreign Subsidiary or any Special Purpose Subsidiary prohibit the distribution thereof, minus

(m) any cash expenses or cash charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement including acquisitions permitted hereunder (whether or not consummated or incurred), and any management, monitoring, consulting and advisory fees and related expenses paid (or, without duplication, payable) in cash during such period to any of Sponsors and their respective Affiliates, plus

(n) the Change in Consolidated Working Capital for such period.

For the avoidance of doubt, for purposes of clauses (b), (c) and (g) of this definition, proceeds from the Incurrence of Indebtedness shall not be deemed to include proceeds from the Incurrence of Indebtedness under the ABL Facility, any Special Purpose Financing or any other revolving credit or working capital financing permitted to be incurred pursuant to the terms of this Agreement.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Borrower and not previously included in the calculation set forth in subsection 7.5(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary”: any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the foregoing, any Restricted Subsidiary that Guarantees the payment of the Senior Notes or the Senior Subordinated Notes shall not be an Excluded Subsidiary.

“Excluded Taxes”: any (a) Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Term Loans”: as defined in subsection 2.7(a).

“Existing Term Tranche”: as defined in subsection 2.7(a).

“Extended Term Loans”: as defined in subsection 2.7(a).

“Extended Term Tranche”: as defined in subsection 2.7(a).

“Extending Lender”: as defined in subsection 2.7(b).

“Extension Amendment”: as defined in subsection 2.7(c).

“Extension Date”: as defined in subsection 2.7(d).

“Extension Election”: as defined in subsection 2.7(b).

“Extension of Credit”: as to any Lender, the making of a Loan by such Lender.

“Extension Request”: as defined in subsection 2.7(a).

“Facility”: each of the Term Loan Facility and any other committed facility hereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: as defined in the definition of “ABR.”

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (i) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Borrowing Base,” “Capital Expenditures,” “Capitalized Lease Obligation,” “Change in Consolidated Working Capital,” “Consolidated Coverage Ratio,” “Consolidated Current Portion of Long Term Debt,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Secured First Lien Indebtedness,” “Consolidated Secured First Lien Leverage Ratio,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Consolidated Working Capital,” “Consolidation,” “Excess Cash Flow,” “Inventory” or “Receivables,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or any other Loan Document that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Flood Certificate”: a “Life of Loan Flood Hazard Determination” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program”: the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”: areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit G, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”: the collective reference to each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor.”

“Hedging Obligations”: with respect to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”: HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Parent”: HDS Investment Holding, Inc., a Delaware corporation, and any successor in interest thereto.

“Holding Pledge Agreement”: the Holding Pledge Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit H, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Identified Participating Lenders”: as defined in subsection 3.4(i).

“Identified Qualifying Lenders”: as defined in subsection 3.4(i).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: (i) any Subsidiary of the Borrower existing on the Closing Date with the consent of the Administrative Agent and (ii) any Subsidiary of the Borrower organized or acquired after the Closing Date, in the case of each of (i) and (ii)

designated by the Borrower to the Administrative Agent in writing, that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Borrower and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 6.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 6.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Increase Supplement”: as defined in subsection 2.5(c).

“Incremental Commitments”: as defined in subsection 2.5(a).

“Incremental Commitment Amendment”: as defined in subsection 2.5(d).

“Incremental Loans”: as defined in subsection 2.5(d).

“Incremental Revolving Commitments”: as defined in subsection 2.5(a).

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in subsection 2.5(a)

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have correlative meanings; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be the Fair Market Value or the fair market value as determined in good faith by the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 10.5.

“Indemnitee”: as defined in subsection 10.5.

“Initial Agreement”: as defined in subsection 7.9(c).

“Initial Term Loan Refinancing Debt”: any Incremental Term Loans incurred under this Agreement the proceeds of which are used to (a) voluntarily prepay all or a portion of the Term Loans on a dollar-for-dollar basis and (b) pay the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in subsection 4.9.

“Intercreditor Agreement Supplement”: as defined in subsection 9.9(a).

“Intercreditor Agreements”: the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with subsection 10.18.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, a shorter period or 9 or 12 months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, a shorter period or 9 or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment”: with respect to any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 7.5 only,

(i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation,

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower) at the time of such transfer, and

(iii) for purposes of subsection 7.5(a)(3)(C) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investment” or subsection 7.5(b)(vii) or (xii)).

Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that, to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 7.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 7.5(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Judgment Conversion Date”: as defined in subsection 10.8(a).

“Judgment Currency”: as defined in subsection 10.8(a).

“Junior Capital”: collectively, any Indebtedness of any Parent or the Borrower that (a) is not secured by any asset of the Borrower or any Restricted Subsidiary, (b) is expressly subordinated to the prior payment in full of the Loans on terms consistent with, or (taken as a whole) not materially less favorable to the Lenders than, those contained in the Senior

Subordinated Notes Indenture (as determined in good faith by the Borrower), (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Borrower, Capital Stock of any Parent or any other Junior Capital), (d) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Loans and (e) does not require the payment of cash interest until the date that is 91 days following the Maturity Date.

“Junior Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Term Loans or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement, as determined in good faith by the Borrower.

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and (if applicable) the Borrower, to make any Loans available to the Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 10.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Lender Joinder Agreement”: as defined in subsection 2.5(c).

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan”: each Term Loan, Incremental Loan and Extended Term Loan, collectively, the “Loans.”

“Loan Documents”: collectively, this Agreement, any Notes, the Intercreditor Agreements, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holding, the Borrower and each Subsidiary Guarantor that is a party to a Loan Document as a Guarantor or a pledgor under any of the Security Documents; individually, a “Loan Party.” No Excluded Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 7.1.

“Management Agreements”: collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Borrower and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of August 30, 2007, among the Borrower, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 7.5.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any Parent.

“Management Stock”: Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or of any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Restricted Subsidiary”: any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”: Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any chemicals, substances, materials, wastes, pollutants, contaminants or compounds in any form or regulated under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: October 12, 2017; provided that (1) in the event that more than $450.0 million aggregate principal amount of the Senior Subordinated Notes remains outstanding on the date (the “First Springing Maturity Date”) that is 90 days prior to the scheduled maturity date of the Senior Subordinated Notes, the “Maturity Date” shall mean the First Springing Maturity Date or (2) in the event that more than $450.0 million aggregate principal amount of any unsecured Indebtedness of the Company or any Restricted Subsidiary incurred to refinance the Senior Subordinated Notes remains outstanding on the date (the “Second Springing Maturity Date”) that is 90 days prior to the scheduled maturity date of such Indebtedness, the “Maturity Date” shall mean the earlier of the Second Springing Maturity Date and October 12, 2017.

“Minimum Exchange Tender Condition”: as defined in subsection 2.6(b).

“Minimum Extension Condition”: as defined in subsection 2.7(g).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties”: the collective reference to the Real Properties owned in fee by the Loan Parties described on Schedule 4.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party and each owned Real Property, if any, which shall become subject to a mortgage pursuant to Section 6.9(a).

“Mortgages”: collectively, the mortgages and deeds of trust, if any, for the Mortgaged Properties executed and delivered by any Loan Party to the Administrative Agent and Collateral Agent, substantially in the form of Exhibit I, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of

(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 7.4),

(ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets or (y) that must by its terms, or, in the case of an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility,

(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event,

(iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition,

(v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition,

(vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid by the Borrower or any of its Subsidiaries, and

(vii) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Borrower, any Restricted Subsidiary or any Parent, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities or Indebtedness of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Non-Consenting Lender”: as defined in subsection 10.1(f).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: as defined in subsection 2.7(e).

“Note”: a Term Note; collectively, the “Notes.”

“Obligation Currency”: as defined in subsection 10.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“Offered Amount”: as defined in subsection 3.4(i).

“Offered Discount”: as defined in subsection 3.4(i).

“OID”: as defined in subsection 2.5(d).

“Other Representatives”: each of Bank of America, N.A., Goldman Sachs Lending Partners LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities LLC and Barclays Bank PLC in their collective capacity as Joint Lead Arrangers of the Term Loans and Commitments hereunder.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent”: any of Holding Parent, Holding, any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding or any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the ABL Facility, any Senior Notes Indenture or the Senior Subordinated Notes Indenture or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Term Loans or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement applicable to the rights of the Lenders in relation to the holders of the First Lien Note Obligations (as defined in the Base Intercreditor Agreement) with respect to the Collateral, as determined in good faith by the Borrower.

“Participant”: as defined in subsection 10.6(c).

“Participant Register”: as defined in subsection 10.6(c).

“Participating Lender”: as defined in subsection 3.4(i).

“Patriot Act”: as defined in subsection 10.19.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Additional Indebtedness”: Additional Indebtedness that is permitted to be incurred pursuant to subsection 7.1.

“Permitted Affiliated Assignee”: Any Sponsor, any investment fund managed or controlled by any Sponsor and any special purpose vehicle established by any Sponsor or by one or more of such investment funds.

“Permitted Debt Exchange”: as defined in subsection 2.6(a).

“Permitted Debt Exchange Notes”: as defined in subsection 2.6(a).

“Permitted Debt Exchange Offer”: as defined in subsection 2.6(a).

“Permitted Holder”: any of the following:

(i) any of the Investors or Management Investors, and any of their respective Affiliates;

(ii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle;

(iii) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any Affiliate thereof, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Borrower or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and

(iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Borrower.

“Permitted Investment”: an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 7.4;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.1;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.2;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (i) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Borrower;

(xi) bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) the Senior First Priority Notes, the Senior Second Priority Notes, the Senior Unsecured Notes or the Senior Subordinated Notes;

(xiii) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), Capital Stock of any Parent or Junior Capital as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 7.6(b) (except transactions described in clauses (i), (v) and (vi) thereof), including any Investment pursuant to any transaction described in clause (ii) of such subsection (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or subsection 7.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above or subsection 7.5(b)(vii), as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary).

“Permitted Lien”: any Lien permitted pursuant to the Loan Documents, including those permitted to exist pursuant to subsection 7.2 or described in any of the clauses of subsection 7.2.

“Permitted Payment”: as defined in subsection 7.5(b).

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Predecessor ABL Credit Agreement”: that Credit Agreement, dated as of August 30, 2007, among the Borrower, the Canadian borrower party thereto, the lenders party thereto, GE Business Financial Services, as administrative agent and U.S. collateral agent, and the other parties thereto, as amended, supplemented, waived and otherwise modified prior to the Closing Date.

“Predecessor Credit Agreement”: that Credit Agreement, dated as of August 30, 2007, among the Borrower, the lenders party thereto, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and the other parties thereto, as amended, supplemented, waived and otherwise modified prior to the Closing Date.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Date”: as defined in subsection 3.4(e).

“Prime Rate”: as defined in the definition of “ABR.”

“Purchase”: as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualifying Lender”: as defined in subsection 3.4(i).

“Rating Agency”: Moody’s or S&P, or, if Moody’s or S&P or both shall not make a rating of the Senior Credit Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property”: land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower and its Restricted Subsidiaries constituting Collateral giving rise to Net Available Cash to such Loan Party in excess of (x) $4.0 million in any one case and (y) $50.0 million in the aggregate in any fiscal year minus the Net Available Cash in such fiscal year from dispositions classified by the Borrower pursuant to clause (xviii) of the definition of “Asset Disposition.”

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Agreement”: as defined in subsection 7.9(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that

(1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Term Loans) and (y) if the Indebtedness being refinanced was incurred pursuant to subsection 7.1(b)(viii)(H), the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable,

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness, and

(3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 7.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunding Capital Stock”: as defined in subsection 7.5(b)(i).

“Register”: as defined in subsection 10.6(b)(iv).

“Regulation S-X”: Regulation S-X promulgated by the SEC as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvested Amount”: with respect to any Asset Disposition permitted by subsection 7.4 or any Recovery Event, an amount equal to that portion of the Net Available Cash thereof as shall, according to a certificate signed by a Responsible Officer of the Borrower delivered to the Administrative Agent at the end of the applicable reinvestment period provided for in subsection 7.4(b), be reinvested or committed to be reinvested in the business of the Borrower and its Restricted Subsidiaries in a manner consistent with the requirements of subsection 7.4 and the other provisions hereof within 450 days from the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (or, if such reinvestment is a project authorized by the Board of Directors that will take longer than 450 days to complete, the period of time necessary to complete such project).

“Related Business”: those businesses in which the Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 7.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date or incurred in connection with the Transactions or the 2007 Transactions, or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions or the 2007 Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or the 2007 Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Borrower or its Subsidiaries).

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Intercreditor Agreement”: as defined in subsection 7.8(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Required Lenders”: Lenders the Term Credit Percentages of which aggregate greater than 50.0%.

“Requirement of Law”: as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Payment”: as defined in subsection 7.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 7.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated Coverage Ratio.”

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“SEC”: the Securities and Exchange Commission.

“Secured Indebtedness”: as defined in subsection 7.5(b)(ii).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 6.9, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Facilities”: collectively, the Facility and the ABL Facility.

“Senior First Priority Notes Documents”: collectively, the Senior First Priority Notes Indenture and the “Note Security Documents” as such term is defined in the Senior First Priority Notes Indenture.

“Senior First Priority Notes”: the “Notes” as such term is defined in the Senior First Priority Notes Indenture.

“Senior First Priority Notes Agent”: Wilmington Trust, National Associate, as note collateral agent for the holders of the Senior First Priority Notes.

“Senior First Priority Notes Indenture”: the Indenture, dated as of April 12, 2012, among the Borrower, the subsidiary guarantors party thereto from time to time and

Wilmington Trust, National Association, as trustee, governing the 8 1/8% Senior Secured First Priority Notes due 2019 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Senior Indebtedness”: any Indebtedness of the Borrower or any Restricted Subsidiary other than (x) in the case of the Borrower, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking senior to the Lien on such Collateral securing the Term Loans or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Base Intercreditor Agreement applicable to the rights of the Lenders in relation to the rights of holders of ABL Obligations (as defined in the Base Intercreditor Agreement) with respect to ABL Priority Collateral, as determined in good faith by the Borrower.

“Senior Notes”: the Senior First Priority Notes, the Senior Second Priority Notes and the Senior Unsecured Notes.

“Senior Notes Indentures”: the Senior First Priority Notes Indenture, the Senior Second Priority Notes Indenture and the Senior Unsecured Notes Indenture.

“Senior Second Priority Notes Documents”: collectively, the Senior Second Priority Notes Indenture and the “Note Security Documents” as such term is defined in the Senior Second Priority Notes Indenture.

“Senior Second Priority Notes”: the “Notes” as such term is defined in the Senior Second Priority Notes Indenture.

“Senior Second Priority Notes Agent”: Wilmington Trust, National Associate, as note collateral agent for the holders of the Senior Second Priority Notes.

“Senior Second Priority Notes Indenture”: the Indenture, dated as of April 12, 2012, among the Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 11% Senior Secured Second Priority Notes due 2020 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Senior Subordinated Notes”: the “Notes” as such term is defined in the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture”: the Indenture, dated as of August 30, 2007, among the Borrower, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Senior Unsecured Indebtedness”: (a) the Senior Unsecured Notes and (b) any senior unsecured Indebtedness that refinances Senior Unsecured Notes or Subordinated Obligations, provided that in the event that any such Indebtedness is Incurred only in part to so refinance Senior Unsecured Notes or Subordinated Obligations, the Borrower at its option may classify a corresponding portion of such Indebtedness (not exceeding the principal amount of Senior Unsecured Notes or Subordinated Obligations so refinanced) as being Senior Unsecured Indebtedness and the remaining portion of such Indebtedness as not being Senior Unsecured Indebtedness.

“Senior Unsecured Notes”: the “Notes” as such term is defined in the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture”: the Indenture, dated as of April 12, 2012, among the Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Senior Notes due 2020 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 10.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solicited Discount Proration”: as defined in subsection 3.4(i).

“Solicited Discounted Prepayment Amount”: as defined in subsection 3.4(i).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to subsection 3.4(i)(iv) substantially in the form of Exhibit J.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit K, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in subsection 3.4(i).

“Solvent” and “Solvency”: with respect to any Person (for purposes of this definition to be taken together with its Restricted Subsidiaries on a consolidated basis) on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Closing Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property, acquired after the Closing Date) of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower) in connection with any collateralized mortgage backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: a Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Closing Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in subsection 3.4(i).

“Specified Discount Prepayment Amount”: as defined in subsection 3.4(i).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to subsection 3.4(i)(ii) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit M, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in subsection 3.4(i).

“Specified Discount Proration”: as defined in subsection 3.4(i).

“Specified Existing Term Tranche”: as defined in subsection 2.7(a).

“Sponsors”: Bain Capital, Carlyle and CD&R.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Submitted Amount”: as defined in subsection 3.4(i).

“Submitted Discount”: as defined in subsection 3.4(i).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations hereunder and under the Loan Documents pursuant to a written agreement.

“Subsection 2.7 Additional Amendment”: as defined in subsection 2.7(c).

“Subsidiary”: with regard to any Person, any corporation, association, partnership, or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrower under the Loan Document provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: each Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“Successor Company”: as defined in subsection 7.3(a)(i).

“Supermajority Lenders”: Lenders the Term Credit Percentages of which aggregate at least 66 2/3%.

“Supplemental Term Loan Commitments”: as defined in subsection 2.5(a).

“Syndication Agent”: as defined in the Preamble.

“Syndication Date”: the date on which the Administrative Agent, in its reasonable discretion, advises the Borrower that the primary syndication of the Commitments and Term Loans has been completed.

“Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of August 30, 2007, among the Borrower, Holding, and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any).

“Term Loan”: as defined in subsection 2.1(a); and collectively the “Term Loans.”

“Term Loan Commitment”: as to any Lender, its obligation to make Term Loans to the Borrower pursuant to subsection 2.1(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Term Loan Commitment” (collectively, as to all the Term Loan Lenders, the “Term Loan Commitments”). The original aggregate amount of the Term Loan Commitments on the Closing Date is $1,000,000,000.

“Term Loan Facility”: the collective reference to the Term Loan Commitments and the Loans made hereunder, this Agreement, any Loan Documents, any notes issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement and mortgages and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Facility hereunder). Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Lender”: any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders.”

“Term Note”: each Term Note as defined in subsection 2.2(a) and, collectively, the “Term Notes.”

“THD”: The Home Depot, Inc., and any successor in interest thereto.

“Title Insurance Company”: Chicago Title Insurance Company or any other title insurance company as shall be retained by the Borrower and reasonably acceptable to the Collateral Agent.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”: with respect to Loans or commitments, whether such Loans or commitments are (i) Term Loans or Term Loan Commitments, (ii) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, or (iii) an Extended Term Tranche.

“Transactions”: collectively, any or all of the following: (i) the entry into the Senior Notes Indentures and any related security agreements and exchange and registration rights agreements, and the offer and issuance of the Senior Notes, (ii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Borrower and its Subsidiaries, and the entry into the Cash Flow Intercreditor Agreement and Base Intercreditor Agreement, (iii) the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries, (iv) the exchange of certain existing Indebtedness of the Borrower and its Subsidiaries for Senior Unsecured Notes, and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in subsection 7.5(b)(i).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Cash”: cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Borrower as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Borrower or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) unless designated a Restricted Subsidiary as provided below, NHDSA Holding, LLC and NHDSA LLC. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 7.5. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Borrower could Incur at least $1.00 of additional Indebtedness under subsection 7.1(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to subsection 7.1(b). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, any Senior Subordinated Notes in which a beneficial interest is held by any Unrestricted Subsidiary on the Closing Date may be acquired or retired by the Borrower or any Restricted Subsidiary without restriction under subsection 7.5 and any such acquisition or retirement shall be deemed specifically excluded from the definition of “Restricted Payment.”

“U.S. Tax Compliance Certificate”: as defined in subsection 3.11(b).

“Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive and (ii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS.

2.1 Term Loans.

(a) Term Loans Generally. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, a “Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name in Schedule A under the heading “Term Loan Commitment,” as such amount may be adjusted or reduced pursuant to the terms hereof.

(b) Term Loans. The Term Loans:

(i) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans; provided that unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, all Term Loans shall be maintained (A) during the first week following the Closing Date, as ABR Loans and (B) thereafter, until the date that is 90 days following the Closing Date, as either (x) ABR Loans or (y) Eurocurrency Loans with an Interest Period of one month, with the first such Interest Period commencing on the first day of the period described in this clause (B); and

(ii) shall be made by each Term Loan Lender in an aggregate principal amount which does not exceed the Term Loan Commitment (in the case of Term Loans) of such Term Loan Lender.

Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.2 Term Notes and Amortization.

(a) Term Notes. The Borrower agrees that, upon the request to the Administrative Agent by any Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 10.6(b), in order to evidence such Term Loan Lender’s Term Loan, the Borrower will execute and deliver to such Term Loan Lender a promissory note substantially in the form of Exhibit N (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Note”), with appropriate insertions therein as to payee, date and principal amount, payable to such Term Loan Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to subsection 10.6(b)) by such Term Loan Lender to the Borrower. Each Term Note shall be dated the Closing Date and shall be payable as provided in subsection 2.2(b) and provide for the payment of interest in accordance with subsection 3.1.

(b) Amortization. The aggregate Term Loans of all the Term Loan Lenders shall be payable in consecutive quarterly installments beginning September 30, 2012, up to and including the Maturity Date (subject to reduction as provided in subsection 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount

Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date	0.25% of the original aggregate principal amount of the Term Loans
Maturity Date	all unpaid aggregate principal amounts of any outstanding Term Loans

2.3 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:30 a.m., New York City time, and shall be irrevocable after funding) on the Closing Date specifying the amount of the Term Loans to be borrowed and the proposed Borrowing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having a Term Loan Commitment will make the amount of its pro rata share of the Term Loan Commitments available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon New York City time, on the Closing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall no later than 12:00 Noon on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4 Record of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, the amount specified in subsection 2.2(b) (or such earlier date on which the Term Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.1.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.5 Incremental Facilities.

(a) So long as no Event of Default under subsection 8(a) or (f) exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to increase the loans in any Tranche by requesting new term loan commitments to be added to an existing Tranche of Loans (the “Supplemental Term Loan Commitments”), (iii) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”), and (iv) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”), provided that, (i) the aggregate principal amount of Incremental Commitments permitted pursuant to this subsection 2.5 is limited, at the time the respective Incremental Commitment becomes effective, to (A) the aggregate principal amount (not less than zero) of Indebtedness that is permitted to be Incurred under subsection 7.1(b)(xiv)(i) by the Borrower or its Restricted Subsidiaries at such time plus (B) $250 million and (ii) if any portion of an Incremental Commitment is to be incurred in reliance on subsection 7.1(b)(xiv)(i), the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such ratio). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this subsection 2.5 shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $1,000,000 in excess thereof.

(b) Each request from the Borrower pursuant to this subsection 2.5 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such existing Lender and any such bank or other financial institution, an “Additional Lender”), provided, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the consent of any swingline lender or issuing lender, as the case may be, that may then be required pursuant to subsection 10.6 (such consent not to be unreasonably withheld or delayed) (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of subsection 10.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).

(c) Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit O (the “Increase Supplement”) or by each Additional Lender that is not an existing Lender substantially in the form attached hereto as Exhibit P (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender, and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Loan under the applicable Tranche, for all intents and purposes of this Agreement.

(d) Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this subsection 2.5, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Term Loans, (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Term Loans and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loans and (II) so long as any Term Loans are outstanding, any mandatory prepayment provisions that do not also apply to the Term Loans (other than Incremental Term Loans secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for the Term Loans than such Incremental Loans), provided that any Incremental Loans constituting Initial Term Loan Refinancing Debt may provide for more favorable amortization payments than the Term Loans),; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of such Incremental Commitments shall be no earlier than or shorter than, as the case may be, the Maturity Date or the weighted average life to maturity of the Term Loans, as applicable (other than (a) any Incremental Commitments and related Incremental Term Loans constituting Initial Term Loan Refinancing Debt that may provide for an earlier maturity date and/or a shorter average life to maturity than the Term Loans, and (b) an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, that, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Term Loans or the weighted average life to maturity of the Term Loans, as applicable); (iv) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments, and the amortization schedule applicable to any Incremental Term Loans, shall be determined by the Borrower and the applicable Additional Lenders; provided that, in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment are higher than the applicable interest rate margin for the Term Loans by more than 50 basis points, then the Applicable Margin for the Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points; provided further that, in determining the applicable interest rate margins for the Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Lenders providing such Incremental Term Loans shall be excluded; (C) any amendments to the Applicable Margin on the Term Loans that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Loans shall also be included in such calculations and (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Term Loans shall be required, to the extent an increase in the interest rate floor for the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Term Loans shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of the Additional Lenders in any required vote or action of the Required Lenders, Supermajority Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Permitted Obligations” and “Refinancing Indebtedness” and subsection 7.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Maturity Date of the Term Loans and weighted average life to maturity of the Term Loans to the extended maturity date and the weighted average life to maturity of such Incremental Term Loans, as applicable, and (4) in the case of an Incremental Revolving Commitment, add, or provide for adjustments to, the definition of “Agent Default,” “Defaulting Lender” protections and appropriate modifications to subsection 2.7 to provide for “amend and extend” mechanics for Incremental Revolving Commitments (and related Obligations), in each case on terms agreed by the Borrower, the Administrative Agent and the Lenders providing such Commitments (including any swingline lender or issuing lender); and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower.

2.6 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Loans of such Tranche for Indebtedness in the form of unsecured notes or secured notes ranking pari passu with or junior to the Term Loans (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) such Permitted Debt Exchange Notes do not provide for a maturity date or weighted average life to maturity earlier than the Maturity Date of the Term Loans or shorter than the weighted average life to maturity of the Term Loans, (ii) except as may be otherwise agreed by the Borrower and the Lenders participating in the applicable Permitted Debt Exchange, the aggregate principal amount (calculated on the face amount thereof) of Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Loans of the applicable Tranche, (vi) so long as any Term Loans are outstanding, the terms of such Permitted Debt Exchange Notes shall not provide for any mandatory or voluntary pre-payment provisions applicable to the Permitted Debt Exchange Notes that do not also apply to the Term Loans on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Term Loans than such Permitted Debt Exchange Notes), (vii) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (viii) any applicable Minimum Exchange Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this subsection 2.6, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of subsection 3.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $15 million in aggregate principal amount of Loans, provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this subsection 2.6 and without conflict with subsection 2.6(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to subsection 2.6(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.7 Extension of Term Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Loans of one or more Tranches (including any Extended Term Loans) or of any commitments existing at the time of such request (each, an “Existing Term Tranche” and the Loans of such Tranche, the “Existing Term Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Term Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Loans of such Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this subsection 2.7;

provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Term Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Tranche to be established, which terms shall be identical to those applicable to the Existing Term Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (x) all or any of the final maturity dates of such Extended Term Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche and (y) (A) the interest rates and interest margins with respect to the Extended Term Tranche may be higher or lower than the interest margins (including through fixed interest rates) for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this subsection 2.7 or otherwise, (1) assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Term Loans set forth in subsection 10.6 and (2) no repayment of Extended Term Tranches shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Tranches (including Extended Term Tranches) (or all earlier maturing Tranches (including Extended Term Tranches) shall otherwise be or have been terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Existing Term Loans or, if applicable, commitments of any Existing Term Tranche converted into an Extended Term Tranche pursuant to any Extension Request. Any Extended Term Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Term Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Term Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Term Tranche. In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Term Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Term Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election.

(c) Extended Term Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity or interest margins or fees referenced in clauses (x) and (y) of subsection 2.7(a), (ii) the definitions of “Additional Permitted Obligations” and “Refinancing

Indebtedness” and subsection 7.8(b) to extend the maturity date and the weighted average life to maturity requirements, from the Maturity Date of the Term Loans and weighted average life to maturity of the Term Loans to the extended maturity date and the weighted average life to maturity of such Extended Term Tranche, as applicable, and which, in each case, except to the extent expressly contemplated by the penultimate sentence of this subsection 2.7(c) and notwithstanding anything to the contrary set forth in subsection 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of subsection 10.1 to any Subsection 2.7 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.7 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.7 Additional Amendments do not become effective prior to the time that such Subsection 2.7 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.7 Additional Amendments to become effective in accordance with subsection 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Term Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Term Tranches and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which may be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches). It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this subsection 2.7 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.7 Additional Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Tranche so converted by such Lender on such date, and such Extended Term Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(e) If, in connection with any proposed Extension Amendment after the first anniversary of the Closing Date, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full (including the applicable premium that would be payable under subsection 3.4(a) if it were a voluntary prepayment) by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) upon notice to the Administrative Agent, prepay the Existing Term Loans, in whole or in part, subject to subsection 3.4(a) and 3.12, without premium or penalty. In connection with any such replacement under this subsection 2.7, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Term Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Term Tranche; provided that (i) such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Term Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.

(g) With respect to all extensions consummated by the Borrower pursuant to this subsection 2.7, (i) such extensions shall not constitute optional or mandatory payments or prepayments for purposes of subsection 3.4 (except as set forth in clause (e) above) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.7 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsections 3.4 and 3.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.7.

SECTION 3 GENERAL PROVISIONS.

3.1 Interest Rates and Payment Dates.

(a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (y) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 3.1 plus 2.00%, and (z) in the case of other amounts, the rate described in paragraph (b) of this subsection 3.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 3.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert outstanding Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Maturity Date.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that, if the Borrower shall fail to give any required notice as described above in this subsection 3.2(b) or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

3.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and so that there shall not be more than 15 Sets at any one time outstanding.

3.4 Optional and Mandatory Prepayments.

(a) Prior to April 12, 2013, the Borrower may not optionally prepay the Term Loans (except as provided in subsection 10.1(f)). Thereafter the Borrower may at any time and from time to time prepay the Term Loans made to it in whole or in part, (i) from April 12, 2013 until April 11, 2014, together with a prepayment premium of 2.0% of the aggregate principal amount of the Term Loans so prepaid, (ii) from April 12, 2014 until April 11, 2015, together with a prepayment premium of 1.0% of the aggregate principal amount of the Term Loans so prepaid and (iii) on and after April 12, 2015, subject to subsection 3.12, without premium or penalty, in each case upon at least three Business Days’ notice by the Borrower to the Administrative Agent (in the case of Eurocurrency Loans), and at least one Business Day’s notice by the Borrower to the Administrative Agent (in the case of ABR Loans). Such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 3.12 and accrued interest to such date on the amount prepaid. Partial prepayments of Loans pursuant to this subsection 3.4(a) shall be applied to the respective installments of principal of such Term Loans in such order as the Borrower may direct. Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b) On or before the date that is fifteen Business Days following the 90th day after the end of each fiscal year of the Borrower ending on or about February 1, 2014 (each, an “ECF Payment Date”), the Borrower shall, in accordance with subsections 3.4(d) and (e), prepay the Term Loans in an amount equal to (A) (x) the ECF Percentage of (i) the Borrower’s Excess Cash Flow for the immediately preceding fiscal year minus (ii) the aggregate principal amount of Term Loans prepaid pursuant to subsection 3.4(a), and any loans under the ABL Facility prepaid to the extent accompanied by a corresponding permanent commitment reduction under such facility, in each case during such fiscal year excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness, minus (y) the aggregate principal amount of Term Loans prepaid pursuant to subsection 3.4(a), and any loans under the ABL Facility prepaid to the extent accompanied by a corresponding permanent commitment reduction under such facility, in each case since the end of such fiscal year and on or prior to such ECF Payment Date, excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness (in the case of this clause (y), without duplication of any amount thereof previously deducted in any calculation pursuant to this subsection 3.4(b) for any prior ECF Payment Date) (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Permitted Additional Indebtedness on a pro rata basis with the Term Loans. For the avoidance of doubt, for purposes of this subsection 3.4(b), proceeds from the Incurrence of long-term Indebtedness shall not be deemed to include proceeds from the Incurrence of Indebtedness under the ABL Facility, any Special Purpose Financing or any other revolving credit or working capital financing permitted to be incurred pursuant to the terms of this Agreement.

(c) The Borrower shall, in accordance with subsections 3.4(d) and (e), prepay the Term Loans to the extent required by subsection 7.4(b) (subject to the last sentence of each of subsections 7.4(b)(A) and 7.4(b)(B).

(d) Prepayments of Term Loans pursuant to subsections 3.4(b), (c) and (j) shall be applied to installments of principal thereof pursuant to subsection 2.2(b) as directed by the Borrower (or, in the case of no direction, in the direct order of maturity).

(e) The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to subsection 3.4(b), ten Business Days prior to the date on which such payment is due and (y) pursuant to subsection 3.4(c), within five Business Days upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make such mandatory prepayment (x) on a date that is ten Business

Days after the date of such notice in the case of any prepayment pursuant to subsection 3.4(b), or (y) on or before the date specified in subsection 3.4(c), in the case of a prepayment pursuant to subsection 3.4(c) (any such date of prepayment, a “Prepayment Date”). Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the relevant Prepayment Date as required by subsection 3.4 (except as otherwise provided in the last sentence of this subsection 3.4(e)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the relevant Prepayment Date. In the case of any prepayment pursuant to subsection 3.4(b) or (c), each Lender may (in its sole discretion) elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m., New York City time, on the date that is three Business Days prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender may, at the option of the Borrower, be applied to pay or prepay the Term Loans of Lenders not declining such prepayment in the manner described in subsection 3.4(d), or other obligations under the other Credit Facilities, or otherwise be retained by the Borrower and its Restricted Subsidiaries or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement, including subsection 7.4(b).

(f) Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), (b), (c) or (j) may not be reborrowed.

(g) Notwithstanding the foregoing provisions of this subsection 3.4, (x) if at any time any prepayment of any Eurocurrency Loans pursuant to subsection 3.4(a), (b), (c) or (j) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 3.12 as a result of such Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of the Term Loans in accordance with subsection 3.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans, as the case may be, have or has been prepaid and (y) if at any time, the financing of any portion of any prepayment of Loans pursuant to subsections 3.4(b) or 3.4(c) would require the transfer of funds from any Foreign Subsidiary to the Borrower and, in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in any material adverse tax consequence for the Borrower, any Restricted Subsidiary or any Parent, the prepayment otherwise required under subsections 3.4(b) or 3.4(c) shall be reduced to the extent of the amount of the prepayment that would otherwise be financed with the transfer of funds from such Foreign Subsidiary.

(h) Notwithstanding anything to the contrary herein, this subsection 3.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to, and without the consent of any Person except as set forth in, subsections 2.5 and 2.7, as applicable.

(i) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under subsection 8(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Loans on the following basis:

(i) The Borrower shall have the right to make a voluntary prepayment of Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this subsection 3.4(i); provided that the Borrower shall not initiate any action under this subsection 3.4(i) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender. Any Loans prepaid pursuant to this subsection 3.4(i) shall be immediately and automatically cancelled.

(ii) Borrower Offer of Specified Discount Prepayment.

(a) The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranche(s) of Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(b) Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(c) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Loans pursuant to this subsection 3.4(i)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (b); provided that, if the aggregate Outstanding Amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection 3.4(i)(vi) below (subject to subsection 3.4(i)(x) below).

(iii) Borrower Solicitation of Discount Range Prepayment Offers.

(a) The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranche(s) of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans and the maximum aggregate Outstanding Amount and Tranches of such Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(b) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection 3.4(i)(iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection 3.4(i)(iii)(c)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(c) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection 3.4(i)(vi) below (subject to subsection 3.4(i)(x) below).

(iv) Borrower Solicitation of Discounted Prepayment Offers.

(a) The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Loans and the Tranches of Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted

Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loans and the maximum aggregate Outstanding Amount and Tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount to their par value.

(b) The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (b) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(c) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranche(s) of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection 3.4(i)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Loans pursuant to this subsection 3.4(i)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection 3.4(i)(vi) below (subject to subsection 3.4(i)(x) below).

(v) Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(vi) Payment. If any Loan is prepaid in accordance with subsections 3.4(i)(ii) through (iv) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Loans in inverse order of maturity. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this subsection 3.4(i) shall be paid to the Discount Prepayment Accepting Lenders, Participating

Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranche(s) of the Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Loans pursuant to this subsection 3.4(i) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in this subsection 3.4(i)(vi) and (ii) all subsequent prepayments and repayments of the Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this subsection 3.4(i) as if made at par. It is also understood and agreed that prepayments pursuant to this subsection 3.4(i) shall not be subject to subsection 3.4(a), or, for the avoidance of doubt, subsection 10.7(a) or the pro rata allocation requirements of subsection 3.8(a).

(vii) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this subsection 3.4(i), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this subsection 3.4(i), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this subsection 3.4(i) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this subsection 3.4(i) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this subsection 3.4(i).

(x) Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount

Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this subsection 3.4(i) shall not constitute a Default or Event of Default under subsection 8 or otherwise).

(xi) No Obligation. This subsection 3.4(i) shall not (i) require the Borrower to undertake any prepayment pursuant to this subsection 3.4(i) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Loans in accordance with the other provisions of this Agreement.

(j) In the event of a Change of Control, the Borrower shall make an offer to the Lenders (the “Change of Control Offer”) in accordance with the procedures in this subsection 3.4(j) to prepay the Loans of each such Lender at a prepayment price in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as defined below). Within 30 days following obtaining knowledge of any Change of Control, the Borrower will notify the Administrative Agent, and promptly thereafter the Administrative Agent shall notify the Lenders, that a Change of Control Offer is being made pursuant to this subsection 3.4(j). Such notice shall specify (i) the Change of Control Payment and the date such prepayment will be made by or on behalf of the Borrower, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (ii) that Lenders that have requested to have their Loan prepaid shall be entitled to withdraw such request; provided that the Borrower receives, not later than the close of business on the 30th day following the date of the Change of Control notice, notification in writing setting forth the name of the Lender, the principal amount of Loans that the Lender had requested to have prepaid, and a statement that such Lender is withdrawing its request to have such Loans prepaid and (iii) such other instructions, as reasonably determined by the Borrower, consistent with this subsection 3.4(j), that a Lender must follow. On the Change of Control Payment Date, the Borrower shall prepay the Loans of each Lender that properly requested that its Loans be prepaid in an amount equal to the Change of Control Payment in respect of such Loans. The Borrower will not be required to make a Change of Control Offer in the event of a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans properly requested to be prepaid (and with respect to which such request was not withdrawn) under the Change of Control Offer, (ii) notice of prepayment of all Loans hereunder has been given pursuant to this Agreement as described above unless and until there is a default in payment of the applicable prepayment price, (iii) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to prepay (an “Alternate Offer”) any and all Loans at a price equal to or higher than the Change of Control Payment and has so prepaid all Loans properly requested to be repaid (and with respect to which such request was not withdrawn) in accordance with the terms of such Alternate Offer or (iv) the Borrower has otherwise repaid all of the Loans in accordance with subsection 3.4(a) above (if permitted thereby). A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

3.5 Administrative Agent Fees; Other Fees. The Borrower agrees to pay, or cause to be paid, to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Holding Parent or the Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

3.6 Computation of Interest and Fees.

(a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and any other fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Rates Page and any ABR Loan which is based upon the Prime Rate.

3.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

3.8 Pro Rata Treatment and Payments.

(a) Each payment (including each prepayment, but excluding payments made pursuant to subsections 2.6, 2.7, 3.4(j), 3.13, 10.1(f) or 10.6)) by the Borrower on account of principal of and interest on any Loans of a given Tranche (other than (x) any payments pursuant to subsection 3.4(b) or (c) to the extent declined by any Lender in accordance with subsection 3.4(e) and (y) any payments pursuant to subsection 3.4(i) which shall be allocated as set forth in subsection 3.4(i)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders (or as otherwise provided in the applicable Incremental Commitment Amendment or Extension Amendment). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans at the Administrative Agent’s office specified in subsection 10.2, and shall be made in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 p.m., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This subsection 3.8 may be amended in accordance with subsection 10.1(e) to the extent necessary to reflect differing amounts payable and priorities of payments to Lenders under any new Tranches added pursuant to subsection 2.5 or 2.7, as applicable.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Term Credit Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent, or another bank of recognized standing reasonably selected by the Administrative Agent, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.8(b) shall be conclusive in the absence of manifest error. If such Lender’s Term Credit Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

3.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.12.

3.10 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loan made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes, Taxes imposed under FATCA and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 3.10(a) and such amounts, if any, as may be required pursuant to subsection 3.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations or hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything to the contrary in this subsection 3.10, (x) the Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation or adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise and (y) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

3.11 Taxes.

(a) Except as provided below in this subsection or as required by law, all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower or the Administrative Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower or the Administrative Agent to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraph (b) or (c) of this subsection, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W 8ECI or Form W 8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W 8ECI or Form W 8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit Q (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W 8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of a Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W 8ECI, Form W 8BEN (claiming the benefits of an income tax treaty), or Form W 8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of a Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.

(c) Each Agent and Lender shall, upon request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (including any United States withholding taxes under FATCA) (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this subsection 3.11, provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this subsection 3.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

3.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 3.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection 3.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This subsection 3.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense, of the Borrower, each Agent and Lender to which the Borrower is required to pay any additional amount pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent or Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Agent or Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Agent or Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent. Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent or Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 3.10 or 3.11, such Lender shall promptly after becoming aware of such event or condition notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans, as the case may be, held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If the Borrower shall become obligated to pay additional amounts pursuant to subsection 3.10 or 3.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 3.10 or 3.11, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 3.12, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 3.10 and 3.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 3.13) prior to such substitution or prepayment.

(e) If any Agent or Lender receives a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to subsection 3.10(a) or 3.11(a), such

Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 4 REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent, and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on each Borrowing Date thereafter, to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of January 30, 2011 and January 29, 2012 and the consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal years ended January 30, 2011 and January 29, 2012, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and earnings, stockholders’ equity and comprehensive income and cash flows for the respective fiscal years then ended, of the Borrower and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).

4.2 Solvent; No Material Adverse Effect.

(a) As of the Closing Date, after giving effect to the consummation of the Transactions occurring on the Closing Date, the Borrower is Solvent.

(b) Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company or an unlimited company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents and Notes to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower,

threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 4.6, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

4.7 No Default. Since the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property (and, as of the Closing Date, each of the real properties described on Schedule 4.8), and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

4.9 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

4.10 Taxes. To the knowledge of the Borrower, each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property, including the Mortgaged Properties, and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 4.10, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Borrower or one or more of its Restricted Subsidiaries, as the case may be).

4.11 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

4.12 ERISA.

(a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii)

below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) with respect to any Plan, any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA), whether or not waived; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (viii) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii) and (ix) of this subsection 4.12(a) with respect to a Multiemployer Plan is based on knowledge of the Borrower.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

4.13 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (i) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (ii) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (iii) all Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (iv) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein and with respect to Mortgages, only as relates to the real property security interest granted pursuant thereto) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein. Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 4.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

4.14 Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act.

4.15 Subsidiaries. Schedule 4.15 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

4.16 Purpose of Loans. The proceeds of the Term Loans shall be used by the Borrower (a) to finance, in part, the Transactions, (b) to pay certain transaction fees and expenses related to the Transactions and (c) for working capital, capital expenditures and other general corporate purposes.

4.17 Environmental Matters. Other than as disclosed on Schedule 4.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) the Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and Environmental Permits and all such permits are in full force and effect;

(b) Materials of Environmental Concern are not present at, and have not been Released at, under or from any real property or facility presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, in a manner or amount which could reasonably be expected to result in violation of any applicable Environmental Law or give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened;

(d) neither the Borrower nor any of its Restricted Subsidiaries is conducting or financing any investigation, removal, remedial or other corrective action pursuant to any Environmental Law;

(e) neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, used, handled, transported, Released, disposed or arranged for disposal or transport for disposal or treatment of Materials of Environmental Concern at, on, under or from any currently or formerly owned, operated or leased real property; and

(f) neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.18 No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

SECTION 5 CONDITIONS PRECEDENT.

5.1 Conditions to Effectiveness and Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender of:

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii) each of the Guarantee and Collateral Agreement and the Holding Pledge Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto, and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

(iii) acknowledgements to the Intercreditor Agreements, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

provided that clauses (f) and (g) of this subsection 5.1 notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date after Holding and its Subsidiaries having used commercially reasonable efforts to do so (it being understood that UCC-1 financing statements shall have been provided), the provisions of clauses (f) and (g) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 6.11.

(b) Debt Financings.

(i) Notes Indentures. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Borrower shall have entered into the Senior Notes Indentures.

(ii) ABL Credit Agreement. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Borrower and certain subsidiaries of the Borrower shall have entered into the ABL Credit Agreement.

(iii) Documentation. On the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, a complete and correct copy of the Senior Notes Indentures and the ABL Credit Agreement, in each case certified as such by an appropriate officer of the Borrower.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the Uniform Commercial Code in effect in the applicable jurisdiction, judgment and tax lien filings that have been filed with respect to personal property of the Borrower and its Subsidiaries in each of the jurisdictions set forth in Schedule 5.1(c).

(d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in a form reasonably satisfactory to the Administrative Agent:

(i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holding, the Borrower and the other Loan Parties;

(ii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties;

(iii) the executed legal opinion of Holland & Knight LLP, special Florida counsel to certain Loan Parties;

(iv) the executed legal opinion of Holland & Knight LLP, special Maryland counsel to certain Loan Parties;

(v) the executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain Loan Parties; and

(vi) the executed legal opinion of Clark Hill Plc, special Michigan counsel to certain Loan Parties.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit R, with appropriate insertions and attachments.

(f) Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents) other than with respect to the Mortgaged Properties; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder; and subject in each case to the proviso in clause (a) of this subsection 5.1.

(g) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the Collateral Agent) shall have received (subject to the proviso in clause (a) of this subsection 5.1):

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement and the Holding Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(h) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 3.5.

(i) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit S and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(j) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document substantially in the form of Exhibit S executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(k) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party pursuant to a certificate substantially in the form of Exhibit S.

(l) Representations and Warranties. All representations and warranties set forth in Section 4 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be).

(m) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower (or another authorized financial officer the Borrower) certifying the Solvency of the Borrower substantially in the form of Exhibit T.

(n) Flood Certificates. Each applicable Loan Party shall have delivered to the Administrative Agent (1) a completed Flood Certificate with respect to each Mortgaged

Property and, in connection therewith, each such Flood Certificate shall (A) be addressed to the Collateral Agent, (B) state whether the community in which the applicable Mortgaged Property is located participates in the Flood Program, and (C) be signed by the applicable Loan Party on the second page thereof if such Flood Certificate states that the subject Mortgaged Property is located in a Flood Zone, which second page constitutes the notice from the Administrative Agent to the applicable Loan Party required by Section 208.25 of Regulation H of the Board and (2) and if such Mortgage Property is located in a Flood Zone, evidence of flood insurance as required under Section 6.5(b)(i)

(o) Outstanding Indebtedness. All principal accrued and unpaid interest, and other amounts then due and owing under the Predecessor ABL Credit Agreement and the Predecessor Credit Agreement shall have been or shall substantially contemporaneously be, paid in full and all commitments thereunder shall have been, or shall substantially contemporaneously be, terminated, and any Liens on the Collateral granted by any Loan Party to secure such obligations shall have been, or shall substantially contemporaneously be, terminated and released, and the Borrower’s Senior Notes (as defined in the Predecessor Credit Agreement) shall have been paid or redeemed in full or otherwise replaced.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2 Conditions Precedent to Each Other Extension of Credit. The obligation of each Lender to make any Extension of Credit requested to be made by it on any date (other than the Closing Date) is subject to the satisfaction of each of the following conditions precedent:

(a) Representations and Warranties. All representations and warranties set forth in Section 4 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be); and

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from any such Extension of Credit after giving effect thereto on the date of such Extension of Credit.

Each Borrowing of Loans by the Borrower (after the Closing Date) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Borrowing that the conditions contained in this subsection 5.2 have been satisfied (except that no opinion need be expressed as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

SECTION 6 AFFIRMATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the 105th day following the end of each fiscal year of the Borrower ending on or after February 3, 2013, (i) a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without qualification arising out of the scope of the audit by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (which report may contain a “going concern” or like qualification or exception if such qualification or exception is related (whether or not such relation is expressly stated in such report) to the maturity of Senior Subordinated Notes occurring after the date of such report), and (ii) a narrative report and management’s discussion and analysis, in a form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification (except as expressly permitted above), or qualification arising out of the scope of the audit);

(b) as soon as available, but in any event not later than the 60th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and comprehensive income and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter);

(c) to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 6.1(a) or (b), related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Borrower and its Restricted Subsidiaries; and

(d) all such financial statements delivered pursuant to subsection 6.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b), shall be) certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 6.1(b), for the absence of certain notes).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate (or report) of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (or report) (which certificate (or report) may be limited to the extent required by accounting rules or guidelines (including internal policy of the independent certified public accountants));

(b) concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c) as soon as available, but in any event not later than the 105th day after the beginning of fiscal year 2013 of the Borrower and the 105th day after the beginning of each fiscal year of the Borrower thereafter, a copy of the annual business plan for such year by the Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Borrower and delivered by a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f) with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.3 or 7.4, provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

(a) Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection for the Collateral Agent), for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance for the Mortgaged Properties, maintained by the Borrower and any Subsidiary Guarantor that is a Loan Party; provided that, (A) unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties and (for the avoidance of doubt) any other proceeds from a Recovery Event, the disposition of such amounts to be subject to the provisions of subsection 3.4(c) to the extent applicable, and, (B) unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b) With respect to each property of such Loan Parties subject to a Mortgage:

(i) If any portion of any such property is located in an area identified as a Flood Zone by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations, and otherwise in compliance with the Flood Program and reasonably satisfactory to the Administrative Agent,

(ii) The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Loan Party shall not use or permit the use of such property in any manner that would reasonably be expected to result in the cancellation of any such insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to subsection 6.5(a),

(iii) If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%,

(iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $50.0 million, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 6.5(a).

6.6 Inspection of Property; Discussions. Permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing at the Borrower’s expense.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined, and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Restricted Subsidiaries knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(e) as soon as possible after a Responsible Officer of the Borrower knows thereof, (i) any Release by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such Release would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8 Environmental Laws. (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries. Noncompliance shall not constitute a breach of this subsection 6.8, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance; and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.9 After-Acquired Real Property and Fixtures; Addition of Subsidiaries.

(a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value (as determined in good faith by the Borrower) at the time of acquisition of at least $5.0 million in which the Borrower or any of its Restricted Subsidiaries that is a Loan Party (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary) acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 6.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness permitted by subsection 7.1, until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 7.1) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, of a Lien of record on any such real property in accordance with this subsection, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) With respect to any Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c) (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Borrower and its Restricted Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65.0% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged, and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein other than any agreement entered into primarily for the purposes of imposing such a restriction) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e) Notwithstanding anything to the contrary in this Agreement, (A) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (B) nothing in this subsection 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Loan Party acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

6.10 [Reserved.]

6.11 Post-Closing Agreements.

(a) Security Perfection. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 5.1(f) and 5.1(g) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 5.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.11(a), as such time periods may be extended by the Administrative Agent, in its sole discretion.

(b) Real Property. The applicable Loan Parties shall obtain and deliver to Administrative Agent, within one hundred and eighty (180) days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent delivery has not been waived by Administrative Agent in its discretion, the following:

(i) each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto;

(ii) the executed legal opinion of each local counsel in the jurisdiction set forth on Schedule 6.11(b)(ii), with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent;

(iii) in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated as of the date the applicable Mortgage is executed and delivered. Each such policy shall (i) be in the amount set forth with respect to such policy in Schedule 6.11(b)(iii) or in an amount otherwise reasonably satisfactory to the Collateral Agent; (ii) insure that the Mortgage insured thereby creates a valid Lien on the Mortgaged Properties encumbered thereby free and clear of all defects and encumbrances, except as may be approved by the Collateral Agent, and except for Permitted Liens; (iii) name the Collateral Agent as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage, as reasonably agreed to by the Collateral Agent and the Borrower; and (vi) be issued by the Title Insurance Company. The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made, and the Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection;

(iv) Parent shall have used reasonable best efforts to cause the Administrative Agent to have been named as an additional insured with respect to liability policies and the Collateral Agent to have been named as loss payee and mortgagee with respect to the property insurance maintained by any Loan Party with respect to the Mortgaged Properties;

(v) new ALTA surveys (or existing surveys together with affidavits of no-change to the Title Insurance Company in lieu thereof) in such form as is sufficient to cause the Title Insurance Company to delete the standard “survey exception” from the title insurance policies delivered with respect to the Mortgaged Properties pursuant to subsection 6.11(b)(iii) on or prior to the date such policies are delivered (or to issue endorsements to such title insurance policies which have the effect of deleting the standard “survey exception”); and

(vi) a zoning report in lieu of a zoning endorsement with respect to each of the Mortgaged Properties.

SECTION 7 NEGATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note:

7.1 Limitation on Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that (x) the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 and (y) the aggregate principal amount of Indebtedness Incurred pursuant to the preceding clause (x) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $150.0 million at any time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,100 million plus (B) (x) the greater of $1,700.0 million and the Borrowing Base less (y) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to subsection 7.1(b)(ix), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that (x) any such Indebtedness owed to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Term Loans and all Subsidiary Guarantees and provided further that (y) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 7.1(b)(ii);

(iii) Indebtedness represented by the Senior Second Priority Notes, and the Senior Unsecured Notes issued on the Closing Date (or issued in respect thereof or in exchange therefor), any Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) outstanding on the Closing Date, any Indebtedness represented by Senior Unsecured Notes issued in connection with the payment of PIK Interest (as defined in the Senior Unsecured Notes Indenture) and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 7.1(b)(iii) or subsection 7.1(a);

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi) (A) (i) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1), or (B) without limiting subsection 7.2, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1);

(vii) Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital in an amount not to exceed $100.0 million in the aggregate at any time outstanding or (I) Bank Products Obligations;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this subsection 7.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 7.1(b)(ix);

(x) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xi) Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.1(a) or (2) the

Consolidated Coverage Ratio of the Borrower would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii) Indebtedness of the Borrower or any Restricted Subsidiary Incurred as consideration in connection with, or otherwise to finance, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million;

(xiii) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 3.5% of Consolidated Tangible Assets; and

(xiv) (i) Indebtedness of the Borrower or any Restricted Subsidiary (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the ABL Facility or (c) constituting Additional Permitted Obligations, provided that the aggregate principal amount for all such Indebtedness Incurred in reliance on this clause (i) of this subsection 7.1(b)(xiv) on the date of the incurrence of any such Indebtedness shall not exceed an amount if, after giving effect to the Incurrence of such amount (assuming such amount had Senior Lien Priority or Pari Passu Priority and, in the case of amounts under a revolving commitment, including the unused portion of such revolving commitments in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subsection 7.1(b)(xiv)), the Consolidated Secured First Lien Leverage Ratio would exceed 3.25 to 1.00 (as set forth in an officer’s certificate of a Responsible Officer delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio), (ii) Indebtedness in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with subsection 2.6 and (iii) Refinancing Indebtedness in respect of the Indebtedness described in this clause (xiv).

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this subsection 7.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this subsection 7.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in subsection 7.1(b), the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this subsection 7.1 as limited by the proviso thereto, or clause (b)(xiii) of this subsection 7.1, shall, at the Borrower’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of subsection 7.1(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under subsection 7.1(a) without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (iv) the principal amount of Indebtedness outstanding under any clause of subsection 7.1(b) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. Any Indebtedness Incurred by the Borrower on the Closing Date under the Term Facility, the Senior First Priority Notes or the ABL Facility shall be classified as Incurred under subsection 7.1(b)(i).

(d) For purposes of determining compliance with any Dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.2 Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 7.2, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.1;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with subsections 7.1(b)(i), (iv), (v), (vii), (viii) (other than Junior Capital), (ix) or (xiv), or subsection 7.1(b)(iii) (other than the Senior Unsecured Notes, the Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under Senior Unsecured Notes, Senior Subordinated Notes or described in subsection 7.1(a)), (2) (A) Acquisition Indebtedness Incurred in compliance with subsection 7.1(b)(x) or (xi), provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured First Lien Leverage Ratio would equal or be less than the Consolidated Secured First Lien Leverage Ratio immediately prior to giving effect thereto or (B) any Refinancing Indebtedness Incurred in respect thereof, (3) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (3), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (4) Indebtedness or other obligations of any Special Purpose Entity, or (5) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under subsection 7.1, on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding;

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 7.1, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subsection 7.2(r)), the Consolidated Secured First Lien Leverage Ratio shall not exceed 3.25:1.00; and

(s) Liens on the Collateral, if such Liens expressly have Junior Lien Priority on such Collateral in relation to the Loans and the Subsidiary Guarantees, as applicable.

For purposes of determining compliance with this subsection 7.2, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this subsection 7.2.

7.3 Limitation on Fundamental Changes.

(a) The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Borrower (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.1(a), or (B) the Consolidated Coverage Ratio of the Borrower (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction);

(v) to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (a) continue to constitute Collateral under the Security Documents and (b) be subject to a Lien in favor of the Collateral Agent; and

(vi) the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 7.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 7.3.

(b) Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 7.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 7.1.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans.

(d) Clauses (ii) and (iii) of subsection 7.3(a) will not apply to any transaction in which the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary so long as all assets of the Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 7.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower or (2) the Transactions.

7.4 Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Borrower, which determination shall be conclusive (including as to the value of all non-cash consideration);

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash; and

(iii) to the extent required by subsection 7.4(b), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided in such subsection.

(b) In the event that on or after the Closing Date, (x) the Borrower or any Restricted Subsidiary shall make an Asset Disposition or (y) a Recovery Event shall occur, an amount equal to 100.0% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(A) To the extent that such Net Available Cash is in respect of a Recovery Event or from an Asset Disposition of Collateral, an amount equal to 100.0% of the Net Available Cash from such Recovery Event or such Asset Disposition shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be):

(i) first, either (x) to the extent that such Net Available Cash is from an Asset Disposition of, or Recovery Event with respect to, any ABL Priority Collateral, and to the extent that the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the ABL Facility or any other Indebtedness constituting ABL Obligations), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness within 450 days after the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash, or (y) to the extent that the Borrower or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project; and

(ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above to prepay the Term Loans in accordance with subsection 3.4(c) (subject to subsections 3.4(d) and 3.4(e) thereof) and (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Senior First Priority Notes, any Additional Obligations of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness;

(iii) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund any general corporate purposes (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Second Lien Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations),

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this subsection 7.4(b)(A), the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 7.4(b)(A) (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events subject to this subsection 7.4(b)(A) or equivalent amount that is not applied in accordance with this subsection 7.4(b)(A) exceeds $75.0 million and (y) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any material adverse tax consequence for the Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

(B) To the extent that such Net Available Cash is in respect of an Asset Disposition of any assets not constituting Collateral (“Other Assets”), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be):

(i) first, either (x) to the extent that the Borrower elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Borrower or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Borrower or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Borrower or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above, to prepay the Term Loans in accordance with subsection 3.4(c) (subject to subsections 3.4(d) and 3.4(e) thereof) and (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Senior First Lien Priority Notes, any Additional Obligations of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness; and

(iii) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition that is declined by any Lender), to fund any general corporate purposes (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Second Lien Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

(c) Notwithstanding the foregoing provisions of this subsection 7.4(b)(B), the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 7.4(b)(B) (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this subsection 7.4(b)(B) or equivalent amount that is not applied in accordance with this subsection 7.4(b)(B) exceeds $75.0 million and (y) in the case of any Asset Disposition by the Borrower or any

Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any material adverse tax consequence for the Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

(d) For the purposes of subsection 7.4(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e) For the purposes of subsection 7.4(b)(A) and (B), (i) in the event of any Asset Disposition of Capital Stock of a Person that has any right, title or interest to or in assets constituting both Collateral and Other Assets, such Asset Disposition shall instead be deemed to be an Asset Disposition of such assets, and the Borrower shall allocate the Net Available Cash from such Asset Disposition between the Collateral and the Other Assets in proportion to their respective fair market values as determined by the Borrower in good faith (which determination shall be conclusive), (ii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Other Assets will be subject to subsection 7.4(b)(B) and not subsection 7.4(b)(A), and (iii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Collateral will be subject to subsection 7.4(b)(A) and not subsection 7.4(b)(B).

7.5 Limitation on Dividends and Other Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, Senior Second Priority Notes, Senior Unsecured Indebtedness or Subordinated Obligations (other than Subordinated Obligations owed to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement (not made, in the case of any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Senior Unsecured Indebtedness or Subordinated Obligations, by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness other than up to $300.0 million of borrowings under the ABL Facility in the aggregate)) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to subsection 7.1(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 30, 2012, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 7.5(b)(x) below, plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under subsection 7.5(b) below), an amount equal to the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of subsection 7.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i) (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower (“Treasury Capital Stock”), Senior Second Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection

7.5(a)(3)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 7.5(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Senior Second Priority Notes, Senior Unsecured Indebtedness or any Senior Subordinated Notes or other Subordinated Obligations (u) made by exchange for, or out of the proceeds of the Incurrence of Indebtedness of the Borrower or Refinancing Indebtedness Incurred in compliance with subsection 7.1 (provided that (A) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Unsecured Indebtedness, Senior Subordinated Notes or other Subordinated Obligations, if such Indebtedness is Incurred pursuant to subsection 7.1(b)(i) and has Senior Lien Priority or Pari Passu Lien Priority, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured First Lien Leverage Ratio shall not exceed 3.25 to 1.0 (any such Indebtedness, “Secured Indebtedness”), and (B), in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to subsection 7.1(b)(viii)(H), such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (v) from declined amounts as contemplated by subsection 3.4(e), (w) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Borrower shall be in compliance with 3.4(j), (x) constituting Acquired Indebtedness or (y) constituting Indebtedness of the Borrower or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to subsection 7.1(b)(ii);

(iii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with subsection 7.5(a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 7.5(a)(3)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under subsection 7.5(a)(3)(A) above; provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 7.5 or any other provision of this Agreement;

(vi) the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any Parent to pay, dividends on the common stock or equity of the Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.0% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent to make payments, to holders of Capital Stock of the Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) (A) dividends on any Designated Preferred Stock of the Borrower issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by subsection 7.5(b)(i), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Borrower from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.50% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.1; and

(xv) any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

provided that (A) in the case of subsections 7.5(b)(i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to subsections 7.5(b)(vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

(c) Notwithstanding the foregoing provisions of this subsection 7.5 and for so long as any Senior Subordinated Notes remains outstanding, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Borrower or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Borrower or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by subsection 7.5(a)(3), or the exceptions provided by subsection 7.5(b)(iii), (vii), (x) or (xii) or clause (xv) or (xviii) of the definition of “Permitted Investment,” unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Borrower would have been equal to or less than 6.0 to

1.0 and (y) such payment is otherwise in compliance with this subsection 7.5; provided that notwithstanding the refinancing in full of the Senior Subordinated Notes, to the extent that any agreement governing the Indebtedness so refinancing the Senior Subordinated Notes includes a provision substantially similar to this provision, the foregoing paragraph (c) (as modified as appropriate to conform to such provision) shall continue to apply notwithstanding the refinancing of the Senior Subordinated Notes for so long as such notes shall remain outstanding.

Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by the Borrower or any Restricted Subsidiary made as a Mandatory Principal Redemption (as defined in the Senior Unsecured Notes Indenture) in respect of the Senior Unsecured Notes or any similar “AHYDO saver” provision of any other agreement or instrument in respect of Senior Unsecured Indebtedness, and the Borrower’s determination in good faith of any Mandatory Principal Redemption Amount (as so defined) or the amount of any such similar “AHYDO saver” payment shall be conclusive and binding for all purposes under this Agreement.

7.6 Limitation on Transactions with Affiliates.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 7.6(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of subsection 7.6(a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Borrower or such Subsidiary or such Parent), (4) any transaction with an officer or director of the Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000.00 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Borrower, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in subsection 7.6(b)(vii)), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii) (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of up to $7.5 million in any fiscal year (or such other amount as may be approved by a majority of the Disinterested Directors), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), the execution, delivery and performance of all agreements and instruments in connection with the Transactions, and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or Junior Capital or any capital contribution to the Borrower,

(x) any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Notes Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part, and

(xi) any investment by any Investor in securities of the Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

7.7 Limitation on Dispositions of Collateral. The Borrower will not, and will not permit any Restricted Subsidiary that is a Loan Party to, convey, sell, transfer, lease, or otherwise dispose of any of the Collateral in any Asset Disposition, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for any Asset Disposition made or to be made in accordance with subsection 7.4, and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with any Asset Disposition (or any transaction excluded from the definition of such term).

7.8 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(a) in the event of the occurrence of a Change of Control, repurchase or repay (other than as permitted by Section 7.5(b), including clause (ii)(w) thereof) any Senior Subordinated Notes incurred pursuant to subsection 7.1(b)(iii) then outstanding pursuant to the Senior Subordinated Notes Indenture;

(b) amend, supplement, waive or otherwise modify any of the provisions (x) of the Senior Notes Indentures (including any Senior Notes incurred pursuant to subsection 7.1(b)(iii)) or (y) of the Senior Subordinated Notes Indenture (including any Senior Subordinated Notes incurred pursuant to subsection 7.1(b)(iii)):

(i) except as permitted pursuant to subsection 7.1 or 7.5, which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Senior Notes or Senior Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(ii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or

(iii) which otherwise adversely affects the interests of the holders of the Senior Notes or the Senior Subordinated Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect; or

(c) effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the ABL Loan Documents, the Senior First Priority Notes Documents and the Senior Second Priority Notes Documents, in each case, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrower hereunder and under the other Loan Documents pursuant to a security agreement subject to the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Base Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

The provisions of subsection 7.8(b) shall not restrict or prohibit (x) (i) any refinancing of the Senior Notes permitted pursuant to subsection 7.5 or (ii) any refinancing of the Senior Subordinated Notes permitted pursuant to subsection 7.5 or (y) any Incurrence of Additional Notes (as defined in any Senior Notes Indenture or Senior Subordinated Notes Indenture) permitted pursuant to subsection 7.1 or (z) any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Notes Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part.

7.9 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Borrower or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Borrower or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a) pursuant to an agreement or instrument in effect at or entered into on the Closing Date, any Credit Facility, the Intercreditor Agreements, the Senior First Priority Notes, the Senior First Priority Notes Indentures, the other Senior First Priority Notes Documents, the Senior Second Priority Notes, the Senior Second Priority Notes Indenture, the other Senior Second Priority Notes Documents, the Senior Unsecured Notes, the Senior Unsecured Notes Indenture, the Senior Subordinated Notes or the Senior Subordinated Notes Indenture;

(b) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this subsection 7.9(b), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in subsection 7.9(a) or (b) above or this subsection 7.9(c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d) (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements), (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, (ix) pursuant to Hedging Obligations entered into for bona fide hedging purposes; or (x) pursuant to Bank Products Obligations;

(e) with respect to a Restricted Subsidiary (or any of its property or assets), imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses; or

(g) pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to subsection 7.1, (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

SECTION 8 EVENTS OF DEFAULT. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in subsection 6.7(a) or Section 7; provided that, in the case of a default in the observance or performance of its obligations under subsection 6.7(a), such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e) (i) Any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and any Indebtedness owed to the Borrower or any Loan Party) in excess of $100.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than Section 8.10 (or any similar provision) of the ABL Credit Agreement), which default or other event or condition continues for a period of greater than 60 days and the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”) and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given or (iii) there shall have been an Acceleration of any Indebtedness (excluding the Loans) referenced to in clause (i) above; or

(f) If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) with respect to any Plan, any failure to satisfy minimum funding standards within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $100.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any Loan Party in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments shall automatically immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and/or (ii), with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

After the exercise of remedies provided for in this Section 8 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the terms of any applicable Intercreditor Agreement, be applied by the Administrative Agent or the Collateral Agent in the following order:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with any Loan Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(ii) second, to the Secured Parties, an amount equal to all interest and other amounts constituting Obligations under the Security Documents owing to them on the date of any distribution (other than principal) on the date of any distribution, and any interest accrued thereon and any fees, premiums and scheduled periodic payments due under Interest Rate Agreements, Currency Agreements, Commodities Agreements or Bank Products Agreements constituting Obligations under the Security Documents and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iii) third, to the Secured Parties, an amount equal to (x) the principal amount of all Obligations under the Security Documents and premium thereon in each case owing to them on the date of any distribution, and (y) any breakage, termination or other payments under Interest Rate Agreements, Currency Agreements, Commodities Agreements or Bank Products Agreements constituting Obligations under the Security Documents and any interest accrued thereon; and

(iv) fourth, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 9 THE AGENTS AND THE OTHER REPRESENTATIVES.

9.1 Appointment. Each Lender hereby irrevocably designates and appoints Bank of America, N.A., as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Bank of America, N.A., as Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent or the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives. Each of the Agents may perform any of its respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed that, for avoidance of doubt and without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

9.2 Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.3 Exculpatory Provisions. No Agent, any Other Representative or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5, or (vi) the existence or possible existence of any Default or Event of Default, (vii) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents and (viii) the value or the sufficiency of any Collateral. No Agent or any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates. Each Lender agrees that the Agent and the Other Representatives (or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates) shall not: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

9.4 Reliance by the Administrative Agent. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 10.6 and all actions required by such subsection in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any

Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that no Agent or Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither any Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (except, in the case of the following clause (1), any Affiliated Lender) represents to each other party hereto that (1) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and (2) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 10.6 applicable to the Lenders hereunder.

9.7 Indemnification.

(a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) and each Other Representative (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Credit Percentages in effect on the date on which indemnification is sought under this subsection 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection 9.7(a) shall survive the payment of the Loans and all other amounts payable hereunder.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

9.8 The Agents and Other Representatives in Their Individual Capacity. The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Agents and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

9.9 Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents, the Intercreditor Agreements and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents and the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or any Replacement Intercreditor Agreement or enter into other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in subsection 2.5, any Increase Supplement as provided in subsection 2.5, any Lender Joinder Agreement as provided in subsection 2.5, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to subsection 2.6 and any Extension Amendment as provided in subsection 2.7. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreements, any Replacement Intercreditor Agreement, any other intercreditor agreement referred to in the previous sentence, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Increase Supplement, any Lender Joinder Agreement, any Extension Amendment or any agreement required in connection with a Permitted Debt Exchange Offer and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby and no other amounts owing hereunder, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 7.4, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 10.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the Intercreditor Agreements, (B) enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets or (C) to subordinate any Lien on any property granted to or held by such Agent, as the case may be under any Loan Document to the at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.9.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 10.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection.

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.18 with the written consent of the Agent party thereto and the Loan Party party thereto.

9.10 Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Required Lenders or the Borrower may, upon 10 days notice to the Administrative Agent (and in the case of a removal by the Required Lenders, the Borrower) remove the Administrative Agent or the Collateral Agent if such Agent or a controlling affiliate of such Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower provided that such approval by the Borrower shall only be required so long as no Event of Default under subsection 8(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion (and otherwise the Borrower may withhold such approval in its sole discretion), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation or removal as such Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

9.11 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of “Other Representative” contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

9.12 [Reserved].

9.13 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

9.14 Approved Electronic Communications. Each of the Lenders and the Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 10.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 10.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10 MISCELLANEOUS.

10.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce or forgive the amount or extend the scheduled date of maturity of any Loan hereunder or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii) amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.3 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii) release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v) amend, modify or waive any provision of Section 9 without the written consent of the then Agents and of any Other Representative directly and adversely affected thereby; or

(vi) amend, modify or waive the order of application of payments set forth in subsection 3.4(d) or 3.8(a) hereof, Section 4.1 of the Base Intercreditor Agreement or Section 4.1 of the Cash Flow Intercreditor Agreement, in each case without the consent of the Supermajority Lenders;

provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 10.1(a) as originally in effect.

(d) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(e) Notwithstanding any provision herein to the contrary, (x) this Agreement and the other Loan Documents may be amended in accordance with subsection 2.5 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility under this Agreement with respect to any Incremental Revolving Commitment) with the written consent of the Borrower and the Lenders providing such Incremental Commitments, (y) the scheduled date of maturity of any Loan owed to any Lender may be extended, and this Agreement and the other Loan Documents may be amended to effect such extension in accordance with subsection 2.7, with the written consent of the Borrower and such Lender, as contemplated by subsection 2.7 or otherwise, and (z) the Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including subsection 3.4(a), 3.4(d), 3.8(a) or 10.7 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, any Incremental Commitments or Incremental Loans and any Extended Term Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Tranche or Incremental Tranche in any required vote or action of the Required Lenders, Supermajority Lenders or of the Lenders of each Tranche hereunder (and with respect to non-pro rata borrowings and payments, only to the extent such amendment is not inconsistent with subsection 2.5(d)(i)(C)(II) or 2.7(c)(ii)). The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment referred to in this clause (e) or an acknowledgement thereof.

(f) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 10.1(a), the consent of each Lender, the Supermajority Lenders or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on prior written notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full (including the applicable premium that would be payable under subsection 3.4(a) if it were a voluntary prepayment, provided that in the case of any such assignment prior to April 12, 2013, the applicable premium shall be 2% of the principal amount of the loan so assigned) by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent, prepay the relevant Loans in whole or in part, subject to subsection 3.12, without premium or penalty (except as provided in subsection 3.4, except that in the case of any such prepayment prior to April 12, 2013, such prepayment shall be subject to a prepayment premium of 2% of the principal amount of the loans so prepaid). In connection with any such replacement under this subsection 10.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and

Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

10.2 Notices.

(a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, Administrative Agent and the Collateral Agent, as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	c/o HD Supply, Inc.
3100 Cumberland Blvd., Suite 1480
Atlanta, Georgia 30339
Attention: General Counsel
Facsimile: (770) 852-9466
Telephone: (770) 852-9000

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul D. Brusiloff, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent:	Bank of America Plaza
101 S TRYON ST
Mail Code: NC1-002-15-36
Charlotte, NC 28255-0001
Attention: Darleen R. Parmelee
Telephone: 980.388.5001
Facsimile: 704.409.0645
Electronic Mail: darleen.r.parmelee@baml.com

The Collateral Agent:	BANK OF AMERICA PLAZA
901 MAIN ST
Mail Code: TX1-492-14-04
DALLAS TX 75202-3714
Attention: Jennifer Ollek
Facsimile: 214 209 8374
Telephone: 214 290 2642
Electronic Mail: jennifer.a.ollek@baml.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Term Loan Facility and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments contemplated hereby and thereby) and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, Other Representative and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, Other Representative and Agent for, and hold each Lender, Other Representative and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, Other Representative and Agent, their respective affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including Environmental Costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law attributable to the operations of the Borrower or any of its Subsidiaries or any property or facility owned, leased or operated by the Borrower or any of its Subsidiaries or the presence of Materials of Environmental Concern at, on or under, and Release of Materials of Environmental Concern at, on, under or from any such properties or facilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Other Representative or any Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision, or by settlement tantamount thereto) of the Administrative Agent, any such other Agent, any such Other Representative or any such Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, agents, attorneys and other advisors, and controlling persons) and (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent, any Other Representative or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Term Loan Facility. All amounts due under this subsection 10.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 10.5 shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) other than in accordance with subsection 7.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) The Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, as the case may be, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee, if applicable, of $3,500.00 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 10.6, the term “Approved Fund” has the following meaning: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender or any natural person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this subsection 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Person is a Disqualified Lender or an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this subsection 10.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. If so elected by each of the Administrative Agent and the Borrower in writing (it being understood that the Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to Disqualified Lenders and natural persons (it being understood that upon reasonable request to the Administrative Agent, a list of such Disqualified Lenders (with respect to financial institutions pursuant to clause (ii) of the definition thereof) shall be made available to any Lender)) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of subsection 10.1(a) and (2) directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(ii) No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 3.11 to the extent such Participant fails to comply with subsection 3.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 3.11.

(iii) Subject to paragraph (c)(ii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Borrower and the Borrower has consented to such terms and Participants in writing.

(iv) Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the interest and principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Borrower wishes to replace the Loans under any Tranche with ones having different terms, it shall have the option (with respect to the Term Loans, on or after April 12, 2013), with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders instead of prepaying the Loans of such Tranche to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 10.1(f)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Tranche in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsections 3.4 or 3.12. By receiving such purchase price, the Lenders under such Tranche, as applicable, shall automatically be deemed to have assigned the Loans under such Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit B, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Parent, the Borrower, any Subsidiary or an Affiliated Lender and (y) any Parent, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with subsection 3.4(i), or (y) open market purchases; provided that:

(i) any Loans acquired by Holding, the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(ii) with respect to any assignment to or by an Affiliated Lender that is not an Affiliated Debt Fund,

(a) such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit U hereto (an “Affiliated Lender Assignment and Assumption”);

(b) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 30.0% of the aggregate principal amount of all Loans outstanding under this Agreement

(and, for purposes of determining compliance with this subsection 10.6(h)(ii)(b), at the request of an Affiliated Lender party to such assignment the Administrative Agent shall request that each Sponsor confirm (and each Sponsor agrees to confirm) to the Administrative Agent the aggregate principal amount of Loans held (or participated in) by Affiliated Lenders affiliated with such Sponsor as of the date of such assignment);

(c) any such assignment shall not be permitted so long as an Event of Default under subsection 8(a) or (f) has occurred and is continuing;

(d) any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof; and

(e) no Incremental Revolving Commitments (or related Obligations) may be assigned to any Affiliated Lender that is not an Affiliated Debt Fund.

(iii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iv) Notwithstanding anything in subsection 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or (y) is of the type described in subsections 10.1(a)(i) through (vi) (other than subclause (v)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this subsection 10.6(h)(iv); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this subsection 10.6(h)(iv) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this subsection 10.6(h)(iii).

(v) Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holdings, the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with subsection 10.6(h)(iii) above, so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this subsection 10.6(h)(v) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this subsection 10.6(h)(v).

10.7 Adjustments; Set-off; Calculations; Computations.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise (except pursuant to subsection 2.6, 2.7, 3.4, 3.13(d), 10.1(f) or 10.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8(a) to set-off and appropriate and apply against any amount then due and payable under subsection 8(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Judgment.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any other Agent, Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 Confidentiality.

(a) Each Agent, each Other Representative and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent the Agents or any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection (or with other confidentiality provisions satisfactory to and consented to in writing by the Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on IntraLinks™ or any other electronic distribution system)) for the benefit of Holding and the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 10.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 10.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Agent or Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Agent or such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement related to the Loan Documents, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement related to the Loan Documents, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, Other Representative’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holding or the Borrower (or any of their respective Affiliates) being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 10.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or Lender, respectively

(b) Each Lender acknowledges that any such information referred to in subsection 10.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this

Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

10.17 Permitted Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Permitted Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including, but not limited to, any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Permitted Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.18 Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by the Borrower or any of its Subsidiaries of any Incremental Indebtedness or Additional Obligations, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver any intercreditor agreements, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Obligations or Incremental Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.19 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to the Administrative Agent or any Lender.

10.20 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any

Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debt relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.21 OID Legend. For the purposes of Section 1271 et seq. of the Code, the Term Loans are being issued with OID. For information about the issue price, the amount of OID, the issue date and the yield to maturity with respect to the Term Loans, please contact the Treasurer at (770) 852-9000.

10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWER:		HD SUPPLY, INC.

	By:	/s/ Vidya Chauhan
		Name:	Vidya Chauhan
		Title:	Senior Vice President, Strategic Business Development

TERM LOAN CREDIT AGREEMENT

AGENT:		Bank of America, N.A., as Administrative Agent, and Collateral Agent

	By:	/s/ Darleen R. Parmelee
		Name:	Darleen R. Parmelee
		Title:	Assistant Vice President

TERM LOAN CREDIT AGREEMENT

GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunning Manager

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

TERM LOAN CREDIT AGREEMENT

BARCLAYS BANK PLC, as Co-Documentation Agent, Joint Lead Arranger and Joint Bookrunning Manager

By:	/s/ Michael Mozer
	Name:	Michael Mozer
	Title:	Vice President

TERM LOAN CREDIT AGREEMENT

LENDER:	Bank of America, N.A., as Lender

	By:	/s/ Carol Braico
		Name:	Carol Braico
		Title:	Vice President

TERM LOAN CREDIT AGREEMENT

J.P.MORGAN SECURITIES LLC, as Co-Documentation Agent, Joint Lead Arranger, and Joint Bookrunning Manager

By:	/s/ Gregory R. Maxon
	Name:	Gregory R. Maxon
	Title:	Vice President

TERM LOAN CREDIT AGREEMENT

DISCLOSURE SCHEDULES

to

$1,000,000,000 Term Loan Facility

CREDIT AGREEMENT

among

HD SUPPLY, INC.,

as the Borrower,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC, as

Syndication Agent,

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK PLC, as

Co-Documentation Agents,

Dated as of April 12, 2012

BANK OF AMERICA, N.A.

GOLDMAN SACHS LENDING PARTNERS LLC,

WELLS FARGO SECURITIES, LLC,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK, PLC

as Joint Lead Arrangers and Joint Bookrunning Managers

Schedule A

to Credit Agreement

Schedule A: Loan Commitments and Addresses

Term Loan Commitments

Lender	Address	Term Loan Commitment

Bank of America, N.A.	Bank of America Plaza 901 Main Street Mail Code: TX1-492-14-04 Dallas, TX 75202-3714	$1,000,000,000

1

Schedule 4.4

to Credit Agreement

Schedule 4.4: Consents Required

None.

2

Schedule 4.6

to Credit Agreement

Schedule 4.6: Litigation

The Internal Revenue Service has issued letters proposing to disallow certain of our deductions and the carryback of certain of our net operating losses to taxable years during which we were a member of Home Depot’s U.S. federal consolidated income tax return. We are estimating, based on such proposed disallowance, a proposed assessment of significant amounts of tax liabilities. The carryback of the net operating losses was made in accordance with (and subject to the terms of) an agreement entered into between our ultimate parent corporation, HDS Investment Holding, Inc., and Home Depot.

3

Schedule 4.8

to Credit Agreement

Schedule 4.8: Mortgaged Properties

	Address	City	State

1.	3209 Highway 161	North Little Rock	AR

2.	2140 W. Williams Dr.	Phoenix	AZ

3.	10641 Scripps Summit Ct.	San Diego	CA

4.	200 Jennings St.	San Francisco	CA

5.	3301 Lewiston St.	Aurora	CO

6.	3881 Old Winter Garden Rd., Ste. C, D/ 590 Ferguson Dr./ 594 Ferguson Dr./ 600 Ferguson Dr.	Orlando	FL

7.	508 W. Central Blvd.	Orlando	FL

8.	511 W. Pine St.	Orlando	FL

9.	2001 S. Andrews Ave.[1]	Fort Lauderdale	FL

10.	12291 Towne Lake Dr.	Fort Myers	FL

11.	787 Windsor St. SW	Atlanta	GA

12.	780 Windsor St. SW	Atlanta	GA

13.	109 Bunch Rd.	Jackson	GA

14.	13345 Lakefront Dr.	Earth City	MO

15.	1805 Borman Circle Dr.	Saint Louis	MO

16.	9151 SE McBrod Ave.	Milwaukie	OR

17.	9191 Gulf Fwy. (I-45)	Houston	TX

18.	1100 Technology Park Dr.	Glen Allen	VA

[1]

The Real Property located at 2001 S. Andrews Avenue, Fort Lauderdale, FL shall not be included as a Mortgaged Property if it is sold or is subject to a contract of sale by the date Mortgages are required to be delivered to the Administrative Agent pursuant to subsection 6.11(b) of the Credit Agreement. If this property is not under contract or sold by such time, this property shall become a Mortgaged Property and the company shall have 60 days to deliver a mortgage and other documents required by the Credit Agreement.

4

Schedule 4.15

to Credit Agreement

Schedule 4.15: Subsidiaries

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership

Brafasco Holdings II, Inc.	Delaware	HD Supply Holdings, LLC	100%

Brafasco Holdings, Inc.	Delaware	Brafasco Holdings II, Inc.	100%

HD Builder Solutions Group, LLC	Delaware	HD Supply Holdings, LLC	100%

HD Supply Construction Supply Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply Distribution Services, LLC	Delaware	HD Supply Holdings, LLC	100%

HD Supply Facilities Maintenance Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply GP & Management, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply Repair & Remodel, LLC	Delaware	HD Supply Holdings, LLC	100%

HD Supply Support Services, Inc.	Delaware	HD Builder Solutions Group, LLC	Class A: 9.09% Class B: 2.00%

		HD Supply Distribution Services, LLC	Class A: 9.09% Class B: 0.92%

		HD Supply Fasteners & Tools, Inc.	Class A: 9.09% Class B: 0.92%

		HD Supply Repair & Remodel, LLC	Class A: 9.09% Class B: 1.07%

		HD Supply GP & Management, Inc.	Class A: 0.64% Class B: 0.95%

		HD Supply Holdings, LLC	Class A: 41.66% Class B: 63.84%

		White Cap Construction Supply, Inc.	Class A: 8.01% Class B: 13.06%

		HD Supply Construction Supply Group, Inc.	Class A: 0.11% Class B: 0.18%

		HD Supply Facilities Maintenance Group, Inc.	Class A: 5.00% Class B: 12.77%

		HD Supply Utilities, Ltd.	Class A: 3.96% Class B: 1.82%

Schedule 4.15

to Credit Agreement

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership

		HD Supply Waterworks, Ltd.	Class A: 4.26% Class B: 2.47%

HD Supply Utilities Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply Waterworks Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HSI IP, Inc.	Delaware	HD Supply Holdings, LLC	100%

ProValue, LLC	Delaware	HD Supply Support Services, Inc.	100%

Sunbelt Supply Canada, Inc.	Delaware	HD Supply Holdings, LLC	100%

White Cap Construction Supply, Inc.	Delaware	HD Supply Construction Supply Group, Inc.	100%

Williams Bros. Lumber Company, LLC	Delaware	HD Supply Holdings, LLC	100%

Cox Lumber Co.	Florida	Williams Bros. Lumber Co., LLC	100%

HD Supply Construction Supply, Ltd.	Florida	HD Supply GP & Management, Inc.	1%

		HD Supply Construction Supply Group, Inc.	1.2005%

		HD Supply Holdings, LLC	9.7436%

		White Cap Construction Supply, Inc.	88.0559%

HD Supply Electrical, Ltd.	Florida	HD Supply Holdings, LLC	99%

		HD Supply GP & Management, Inc.	1%

HD Supply Facilities Maintenance, Ltd.	Florida	HD Supply Facilities Maintenance Group, Inc.	28.6064%

		HD Supply GP & Management, Inc.	1%

		HD Supply Holdings, LLC	70.3936%

HD Supply Holdings, LLC	Florida	HD Supply, Inc.	100%

HD Supply Management, Inc.	Florida	HD Supply Holdings, LLC	100%

HD Supply Utilities, Ltd.	Florida	HD Supply Utilities Group, Inc.	43.4938%

Schedule 4.15

to Credit Agreement

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership
		HD Supply GP & Management, Inc.	1%

		HD Supply Holdings, LLC	55.5062%

HD Supply Waterworks, Ltd.	Florida	HD Supply Waterworks Group, Inc.	99%

		HD Supply GP & Management, Inc.	1%

Madison Corner, LLC	Florida	Cox Lumber Co.	100%

Park-Emp, LLC	Florida	Cox Lumber Co.	100%

Creative Touch Interiors, Inc.	Maryland	HD Builder Solutions Group, LLC	100%

HD Supply Fasteners & Tools, Inc.	Michigan	Brafasco Holdings II, Inc.	100%

HDS IP Holding, LLC	Nevada	HD Supply Holdings, LLC	100%

HD Supply Canada Inc.	Canada	Pro Canadian Holdings I, ULC	100%

HD Supply International Holdings, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply International Holdings II, LLC	Delaware	HD Supply Canada Inc.	100%

NHDSA Holding, LLC	Delaware	HD Supply, Inc.	100%

NHDSA LLC	Delaware	NHDSA Holding, LLC	100%

HD Supply (Shenzhen) Company Limited	China	HD Supply (Hong Kong) Limited	100%

HD Supply (Hong Kong) Limited	Hong Kong	HD Supply International Holdings, Inc.	100%

HD Supply India Private Limited	India	HD Supply International Holdings, Inc.	50%

		HD Supply Holdings, LLC	50%

Solbelt Supply Southwest, S.A. de C.V.	Mexico	HD Supply International Holdings, Inc.	1%

		HD Supply International Holdings II, LLC	99%

Schedule 4.17

to Credit Agreement

Schedule 4.17: Environmental Matters

1.	HD Supply Electrical, Ltd – 5285 Highway Ave, Jacksonville, Florida – Site Remediation. Soil and groundwater at the site have been found to contain high levels of dichloroethene, trichloroethene, and vinyl chloride. Both on-site and off-site contamination is present. The soil and groundwater contamination at this site is believed to be the result of chlorinated solvent releases that occurred prior to the Company’s purchase of the site in 1979 or 1980. The previous owners of the site, Pan American Screw and Southern Tank operations included cleaning metal materials with chlorinated solvents in an onsite building. The site is currently enrolled Florida Brownfield program (Florida Brownfield Site Identification # BF160506001). The Remedial Action Plan for site clean-up has been approved by the state. Significant soil excavation is taking place in April 2012 under the footprint of both buildings which have been demolished. Ground water remediation is planned using chemical injection and natural attenuation. Site remediation is expected to last at least three years and possibly as long as 10 to 20 years. The current reserve for the remediation is approximately $1.5 million with an anticipated additional reserve of $1.5 million required.

2.	Storage yard parcel (Mercy Drive) – 3669 Old Winter Garden Rd, Orlando, Florida – Site Remediation. A salvage yard site was purchased that is adjacent to the Orlando facility located at 3881 Old Winter Garden Rd. HD Supply, Inc. and its subsidiaries personnel detected free product around the old oil/water separator and additional organic concentrations in ground water were detected around soil/water separators and southern-most hydraulic lift area. HD Supply, Inc. and its subsidiaries submitted a formal notice and clean-up plan to the Orange County Environmental Protection Division (OCEPD), which the OCEPD subsequently approved (Florida Department of Environmental Protection (FLDEP) Facility ID # 489101555). HD Supply, Inc. and it subsidiaries completed source removal activities in October 2005. OCEPD required post-remediation monitoring to be conducted by June 2006. HD Supply, Inc. and its subsidiaries continue to sample the groundwater quarterly. HD Supply and its subsidiaries anticipate obtaining a No Further Action determination from OCEPD and FLDEP by the end of 2012.

3.	HD Supply Repair & Remodel (Gulfbank Rd) – 8711 North Freeway, Houston, TX. An escrow account of $300K was established for this site to provide for costs for remediation of remaining on-site contaminants. The escrow was set up following the sale of the property. HD Supply, Inc. and its subsidiaries did not occupy the site at any time. The current escrow balance is approximately $135,000.

4.	HD Supply Construction Supply. California’s South Coast Air Quality Management District is investigating HD Supply, Inc.’s subsidiaries’ compliance with regulations regarding VOC content and labeling requirements with respect to some of the products they distribute.

Schedule 5.1(c)

to Credit Agreement

Schedule 5.1(c): Lien Searches

Entity	State of Incorporation of Organization

HD Supply, Inc.	Delaware

Brafasco Holdings II, Inc.	Delaware

Brafasco Holdings, Inc.	Delaware

HD Builder Solutions Group, LLC	Delaware

HD Supply Construction Supply Group, Inc.	Delaware

HD Supply Distribution Services, LLC	Delaware

HD Supply Facilities Maintenance Group, Inc.	Delaware

HD Supply GP & Management, Inc.	Delaware

HD Supply Repair & Remodel, LLC	Delaware

HD Supply Support Services, Inc.	Delaware

HD Supply Utilities Group, Inc.	Delaware

HD Supply Waterworks Group, Inc.	Delaware

HSI IP, Inc.	Delaware

ProValue, LLC	Delaware

Sunbelt Supply Canada, Inc.	Delaware

White Cap Construction Supply, Inc.	Delaware

Williams Bros. Lumber Company, LLC	Delaware

Cox Lumber Co.	Florida

HD Supply Construction Supply, Ltd.	Florida

Schedule 5.1(c)

to Credit Agreement

Entity	State of Incorporation of Organization

HD Supply Electrical, Ltd.	Florida

HD Supply Facilities Maintenance, Ltd.	Florida

HD Supply Holdings, LLC	Florida

HD Supply Management, Inc.	Florida

HD Supply Utilities, Ltd.	Florida

HD Supply Waterworks, Ltd.	Florida

Madison Corner, LLC	Florida

Park-Emp, LLC	Florida

Creative Touch Interiors, Inc.	Maryland

HD Supply Fasteners & Tools, Inc.	Michigan

HDS IP Holding, LLC	Nevada

HD Supply Canada Inc.	Canada

Pro Canadian Holdings I, ULC	Canada

HD Supply International Holdings, Inc.	Delaware

HD Supply International Holdings II, LLC	Delaware

NHDSA Holding, LLC	Delaware

NHDSA, LLC	Delaware

Schedule 6.11(a)

to Credit Agreement

Schedule 6.11(a): Security Perfection

None.

Schedule 6.11 (b)(ii)

to Credit Agreement

Schedule 6.11 (b)(ii): Real Property Opinions

Arkansas

Arizona

California

Colorado

Florida

Georgia

Missouri

Oregon

Texas

Virginia

Schedule 6.11 (b)(iii)

to Credit Agreement

Schedule 6.11 (b)(iii): Title Insurance Policy Amounts

	Address	City	State	Amount to be Insured (in U.S. Dollars)

1.	3209 Highway 161	North Little Rock	AR	1,761,666.50

2.	2140 W. Williams Dr.	Phoenix	AZ	977,570.00

3.	10641 Scripps Summit Ct.	San Diego	CA	30,236,686.70

4.	200 Jennings St.	San Francisco	CA	9,341,414.50

5.	3301 Lewiston St.	Aurora	CO	5,230,940.00

6.	3881 Old Winter Garden Rd., Ste. C, D/ 590 Ferguson Dr./ 594 Ferguson Dr./ 600 Ferguson Dr.	Orlando	FL	15,886,599.30

7.	508 W. Central Blvd.	Orlando	FL	487,546.40

8.	511 W. Pine St.	Orlando	FL	100,963.50

9.	2001 S. Andrews Ave.	Fort Lauderdale	FL	2,164,459.00

10.	12291 Towne Lake Dr.	Fort Myers	FL	1,641,542.10

11.	787 Windsor St. SW	Atlanta	GA	429,000.00

12.	780 Windsor St. SW	Atlanta	GA	421,740.00

13.	109 Bunch Rd.	Jackson	GA	3,954,163.40

14.	13345 Lakefront Dr.	Earth City	MO	3,819,200.00

15.	1805 Borman Circle Dr.	Saint Louis	MO	1,242,890.00

16.	9151 SE McBrod Ave.	Milwaukie	OR	2,549,148.80

17.	9191 Gulf Fwy. (I-45)	Houston	TX	1,768,704.30

18.	1100 Technology Park Dr.	Glen Allen	VA	2,888,050.00

Schedule 7.2

to Credit Agreement

Schedule 7.2: Existing Liens

Judgment Liens

1.	Arrow Financial Services LLC assignee of Household Bank v. HD Supply, Inc., Writ of Fieri Facias in the State Court of Cobb County, Georgia, judgment dated July 22, 2008, recorded in Lien Book 31, Page 700 in the amount of $5,055.96, plus future interest upon said principal amount from the date of judgement. Civil Action File No. 08-G-1120.

2.	State of Georgia Cobb County v. HD Supply Support Services, Inc., Fieri Facias in the State Court of Cobb County, Georgia, judgment dated February 2, 2010, recorded in Lien Book 47, Page 3033 in the amount of $6,135.38, plus interest to be charged from the judgement date, advertising and other costs. Property Location: 3100 Cumberland Boulevard, Suite 1460 Atlanta, Georgia. Fi Fa No. P90819582.

EXHIBIT A TO

CREDIT AGREEMENT

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

BANK OF AMERICA, N.A.,

    as Administrative Agent under the

    Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

This Acceptance and Prepayment Notice is delivered to you pursuant to subsection 3.4(i)(iv) of that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(i)(iv) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [—]%in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of subsection 3.4(i) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [,][and] [the Lenders of the Term Loans] [[and]] the Lenders of the [—, 20—]1 Tranche[s]] that [at least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.] [At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]2

[1]	List multiple Tranches if applicable.
[2]	Insert applicable representation.

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

HD SUPPLY, INC.

By:
Name:
Title:

EXHIBIT B TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). It is understood and agreed that the rights and obligations of [the Assignor][the Assignee] hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 12, 2012, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Assignor	Assignee[s]	Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7. Eligibility

A. Assignee hereby represents and warrants that Assignee is an Affiliated Lender (other than an Affiliated Debt Fund)	B. Assignee hereby represents and warrants that Assignee is not a competitor or an Affiliate of a competitor of the Borrower

Yes ☐ No ☐	Yes ☐ No ☐

[If any Assignee indicates “Yes” in box 7A above, such assignment must be consummated pursuant to a Form of Affiliated Lender Assignment and Assumption in the form of Exhibit U to the Credit Agreement and not pursuant to this Agreement.]

[8.	Trade Date: ][1]

Effective Date:             , 2012

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[1]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and][2] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

By:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

HD SUPPLY, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document and (c) attaches the Note(s), if any, held by it evidencing the Assigned Interest [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Interest) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date)1]. From and after the Effective Date, the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits (and bound by any related obligations) of subsections 3.10, 3.11, 3.12, 10.5 and 10.16 and bound by the obligations of subsection 3.13 thereof.

1.2. Assignee. [The][each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under subsection 10.6 of the Credit Agreement (subject to such consents, if any, as may be required under subsection 10.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of

[1]	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

B-Annex 1-1

such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (vii) if it is organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender including its obligations pursuant to subsection 10.16 of the Credit Agreement and its obligations pursuant to subsections 3.11 and 3.13 of the Credit Agreement and (c) hereby affirms the acknowledgments and representations of such Assignee as a Lender contained in subsection 9.6 of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date.

3. Intercreditor Agreements. The Assignor hereby assigns and the Assignee hereby accepts all of the Assignor’s rights and obligations as party to the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement and the Assignee agrees (i) that its interest in the Loans and the other Obligations being assigned hereunder is subject to the terms of the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement and (ii) that such Assignee shall be deemed to be a party to the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement as if it were a signatory thereto.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. THIS ASSIGNMENT AND ACCEPTANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

B-Annex 1-2

EXHIBIT C TO

CREDIT AGREEMENT

FORM OF BASE INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

by and between

GENERAL ELECTRIC CAPITAL CORPORATION

as ABL Agent,

BANK OF AMERICA, N.A.

as Term Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION

as First Lien Note Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Lien Note Agent

Dated as of April 12, 2012

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INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of April 12, 2012 between GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Credit Agreement Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Agent”) for the Term Credit Agreement Lenders, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties, and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A. Pursuant to the Original ABL Credit Agreement, the ABL Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B. Pursuant to the ABL Guaranties, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C. As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Lenders, including the ABL Bank Products Affiliates and ABL Hedging Affiliates) Liens on the Collateral.

D. Pursuant to the Original Term Credit Agreement, the Term Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Borrower.

E. Pursuant to the Term Guaranties, the Term Guarantors have agreed to guarantee the payment and performance of the Term Borrower’s obligations under the Term Documents.

F. As a condition to the effectiveness of the Original Term Credit Agreement and to secure the obligations of the Term Credit Parties under and in connection with the Term Documents, the Term Credit Parties have granted to the Term Agent (for the benefit of the Term Creditors, including the Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Term Hedging Providers) Liens on the Collateral.

G. Pursuant to the Original First Lien Indenture, the Company has issued, or will issue, the First Lien Notes.

H. Pursuant to the First Lien Note Guaranties, the First Lien Note Guarantors have agreed to guarantee the payment and performance of the First Lien Note Issuer’s obligations under the First Lien Note Documents.

I. As a condition to the issuance and sale of the First Lien Notes on the date hereof and to secure the obligations of the First Lien Note Credit Parties under and in connection with the First Lien Note Documents, the First Lien Note Credit Parties have granted to the First Lien Note Agent (for the benefit of the First Lien Noteholder Secured Parties, including the First Lien Note Bank Products Providers and First Lien Note Hedging Providers) Liens on the Collateral.

J. Pursuant to the Original Second Lien Indenture, the Company has issued, or will issue, the Second Lien Notes.

K. Pursuant to the Second Lien Note Guaranties, the Second Lien Note Guarantors have agreed to guarantee the payment and performance of the Second Lien Note Issuer’s obligations under the Second Lien Note Documents.

L. As a condition to the issuance and sale of the Second Lien Notes on the date hereof and to secure the obligations of the Second Lien Note Credit Parties under and in connection with the Second Lien Note Documents, the Second Lien Note Credit Parties have granted to the Second Lien Note Agent (for the benefit of the Second Lien Noteholder Secured Parties, including the Second Lien Note Bank Products Providers and Second Lien Note Hedging Providers) Liens on the Collateral.

M. Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditor shall thereafter constitute Additional Creditors, and any Additional Agent for any such Additional Creditors shall thereafter constitute an Additional Agent, for all purposes under this Agreement.

N. Each of the ABL Agent (on behalf of the ABL Lenders), the Term Agent (on behalf of the Term Lenders), the First Lien Note Agent (on behalf of the First Lien Noteholder Secured Parties) and the Second Lien Note Agent (on behalf of the Second Lien Noteholder Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties, the Term Credit Parties, the First Lien Note Credit Parties and the Second Lien Note Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

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NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 UCC Definitions.

The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2 Other Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Accounts Collateral”: all Collateral consisting of the following:

(1) the Concentration Account and all Accounts Receivable;

(2) to the extent involving or governing any of the items referred to in the preceding clause (1), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Company) and Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clause (1) shall be included in the ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Accounts Collateral;

(4) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(5) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets directly received as proceeds of any ABL Accounts Collateral (“ABL Accounts Proceeds”); provided, however, that no proceeds of ABL Accounts Proceeds will constitute ABL Accounts Collateral unless such proceeds of ABL Accounts Proceeds would otherwise constitute ABL Accounts Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Accounts Collateral. As used in this definition of “ABL Accounts Collateral,” the terms “Concentration Account” and “Excluded Assets” shall have the meanings provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Agent” means General Electric Capital Corporation in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL

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Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “U.S. ABL Collateral Agent” under any ABL Credit Agreement, provided that the ABL Credit Agreement may, from time to time, designate the ABL Agent to be one or more of such Agent, Administrative Agent and/or U.S. ABL Collateral Agent.

“ABL Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrowers” means the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Canadian Collateral” means Property owned by any Canadian subsidiary of the Company and pledged to any ABL Secured Party under any ABL Collateral Document.

“ABL Collateral Documents” means all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Credit Agreement” means (i) the Original ABL Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Agent and any Additional Agent (other than any Designated Additional Agent) (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and any Designated Additional Agent, as designated by the Company), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

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“ABL Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees.

“ABL Credit Parties” means the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any ABL Document.

“ABL Documents” means the ABL Credit Agreement, the ABL Guaranties, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Guaranties” means that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” means the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the ABL Guaranties and any other Person who becomes a guarantor under any of the ABL Guaranties.

“ABL Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was the ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Lenders” means all ABL Credit Agreement Lenders, together with any Affiliates thereof in their capacity as ABL Bank Products Affiliates or ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

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“ABL Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” means all Collateral consisting of the following:

(1) all Inventory;

(2) all ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Company), Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Priority Collateral;

(4) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (3), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets to the extent received as proceeds of any ABL Priority Collateral (“ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral. As used in this definition of “ABL Priority Collateral,” the term “Excluded Assets” shall have the meaning provided in the Original

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ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” means the ABL Agent and the ABL Lenders.

“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Uniform Commercial Code) or Chattel Paper.

“Additional Agent” means any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” means any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” means any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” means all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

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“Additional Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Creditors” means one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” means the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” means one or more Additional Credit Facility Creditors and all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers and Management Credit Providers in respect of any Additional Document and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, means the Additional Creditors represented by such Additional Agent.

“Additional Documents” means, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee designated in respect of any Additional Collateral Document, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” has the meaning set forth in Section 7.11(b).

“Additional Guaranties” means any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

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“Additional Guarantor” means any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” means any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” means any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as hereinafter defined) on Collateral by

(a)	prior to the Discharge of ABL Obligations, any negative covenant restricting Liens contained in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or any negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)	prior to the Discharge of Term Obligations, Section 7.2 of the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(c)	prior to the Discharge of First Lien Note Obligations, Section 413 of the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

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(d)	prior to the Discharge of Second Lien Note Obligations, Section 413 of the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(e)	prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures described in Section 7.11.

As used in this definition of “Additional Indebtedness,” the term “Lien” shall have the meaning set forth (v) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (w) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(c), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (1)(d), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(e), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” means a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Obligations” means Additional Obligations that are designated as “Junior Priority Debt” under the Cash Flow Intercreditor Agreement.

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“Additional Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers or any Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” means any Additional Agents and any Additional Creditors.

“Additional Senior Obligations” means Additional Obligations that are designated as “Senior Priority Debt” under the Cash Flow Intercreditor Agreement.

“Additional Specified Indebtedness” means any Indebtedness (as hereinafter defined) that is or may from time to time be incurred by any Credit Party in compliance with:

(a)	prior to the Discharge of ABL Obligations, any negative covenant restricting Indebtedness contained in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or any negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)	prior to the Discharge of Term Obligations, Section 7.1 of the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(c)	prior to the Discharge of First Lien Note Obligations, Section 407 of the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

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(d)	prior to the Discharge of Second Lien Note Obligations, Section 407 of the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(e)	any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness,” the term “Indebtedness” shall have the meaning set forth (v) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (w) for purposes of the preceding clause (b), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (c), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (d), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (e), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means the ABL Agent and each Cash Flow Collateral Agent, as applicable.

“Agreement” means this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Asset Sales Proceeds Account” means one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Cash Flow Priority Collateral and the proceeds or investment thereof.

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“Bank Products Affiliate” means any ABL Bank Products Affiliate, any Term Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Credit Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” means any Term Bank Products Provider, any First Lien Note Bank Products Provider, any Second Lien Note Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrower” means any of the ABL Borrowers, the Term Borrower, the First Lien Note Issuer, the Second Lien Note Issuer and any Additional Borrower.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” means any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of

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deposit or bankers’ acceptances of (i) any lender under the ABL Credit Agreement, the Term Credit Agreement or any Additional Credit Facility, or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of the McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Collateral Agent” means the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent, as applicable.

“Cash Flow Collateral Documents” means the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents, as applicable.

“Cash Flow Collateral Facility” means the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture and any Additional Credit Facility, as applicable.

“Cash Flow Collateral Obligations” means the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations.

“Cash Flow Collateral Recovery” shall have the meaning set forth in Section 5.3(b).

“Cash Flow Collateral Representative” means the Cash Flow Collateral Agent under the Cash Flow Collateral Facility under which the greatest principal amount of Cash Flow Collateral Obligations is outstanding at the time of determination, unless otherwise agreed in writing among the Cash Flow Collateral Agents. So long as the Cash Flow Intercreditor Agreement is in effect, the Cash Flow Collateral Representative will be the “Senior Priority Representative” as defined therein.

“Cash Flow Collateral Secured Parties” means the First Lien Noteholder Secured Parties, the Second Lien Noteholder Secured Parties, the Term Secured Parties and any Additional Secured Parties.

“Cash Flow Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among Wilmington Trust, National Association, as first lien note agent, Wilmington

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Trust, National Association, as second lien note agent, Bank of America, N.A., as term agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Cash Flow Priority Collateral” means all Collateral (including the Holding Pledged Stock) other than ABL Priority Collateral, including real estate, Intellectual Property, equipment and equity interests of Subsidiaries of the Company, and all collateral security and guarantees with respect to any Cash Flow Priority Collateral and all cash, Money, Instruments, Securities and Financial Assets to the extent received as proceeds of any Cash Flow Priority Collateral; provided, however, no proceeds of proceeds will constitute Cash Flow Priority Collateral unless such proceeds of proceeds would otherwise constitute Cash Flow Priority Collateral or are credited to the Asset Sales Proceeds Account. For the avoidance of doubt, under no circumstances shall any of the ABL Canadian Collateral or Excluded Assets be Cash Flow Priority Collateral. As used in this definition of “Cash Flow Priority Collateral,” the term “Excluded Assets” shall have the meaning provided (i) prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) or the Cash Flow Collateral Documents relating thereto, (ii) following the Discharge of Term Obligations and prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect) or the Cash Flow Collateral Documents relating thereto, (iii) following the Discharge of Term Obligations and the Discharge of First Lien Note Obligations and prior to the Discharge of Additional Obligations with respect to any Additional Senior Obligations, in the related Additional Credit Facility or the Cash Flow Collateral Documents relating thereto, (iv) following the Discharge of Term Obligations, the Discharge of Additional Obligations with respect to any Additional Senior Obligations and the Discharge of First Lien Note Obligations and prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect) or the Cash Flow Collateral Documents relating thereto and (v) following the Discharge of Term Obligations, the Discharge of Additional Obligations with respect to any Additional Senior Obligations, the Discharge of First Lien Note Obligations and the Discharge of Second Lien Note Obligations and prior to the Discharge of Additional Obligations with respect to any Additional Junior Obligations, in the related Additional Credit Facility or the Cash Flow Collateral Documents relating thereto.

“Collateral” means the Holding Pledged Stock and all Property owned as of the date hereof or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent under any of the ABL Collateral Documents, the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents, the Term Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof, but excluding any ABL Canadian Collateral.

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“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Control Collateral” means any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyright Licenses” means with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right to use any United States copyright of such Credit Party, other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory as of the date of this Agreement or hereafter covered by such licenses.

“Copyrights” means with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, United States copyright registrations and copyright applications, and (i) all renewals thereof, (ii) all income, royalties, damages and payments as of the date of this Agreement or hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Documents” means the ABL Documents, the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents.

“Credit Facility” means the ABL Credit Agreement, the Term Loan Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility, as applicable.

“Credit Parties” means the ABL Credit Parties, the First Lien Note Credit Parties, the Second Lien Note Credit Parties, the Term Credit Parties and any Additional Credit Parties.

“Designated Additional Agent” means any Additional Agent that the Company designates as a Designated Additional Agent (as confirmed in writing by such Additional Agent if such designation is made subsequent to the joinder of such Additional Agent to this Agreement), as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” means (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of

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credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the ABL Documents.

“Discharge of Additional Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of All Cash Flow Collateral Obligations” means, collectively, the Discharge of First Lien Note Obligations, the Discharge of Second Lien Note Obligations, the Discharge of Term Obligations and (if applicable) the Discharge of Additional Obligations.

“Discharge of Cash Flow Collateral Obligations” means the Discharge of First Lien Note Obligations, the Discharge of Second Lien Note Obligations, the Discharge of Term Obligations or the Discharge of Additional Obligations, as the case may require.

“Discharge of First Lien Note Obligations” means the payment in full in cash of the applicable First Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable First Lien Indenture is paid in full in cash.

“Discharge of Second Lien Note Obligations” means the payment in full in cash of the applicable Second Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Second Lien Indenture is paid in full in cash.

“Discharge of Term Obligations” means (a) the payment in full in cash of the applicable Term Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Term Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Term Documents.

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“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” means an Event of Default under any ABL Credit Agreement, any Term Credit Agreement, any First Lien Indenture, any Second Lien Indenture or any Additional Credit Facility.

“Excluded Subsidiary Securities” means any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the Securities and Exchange Commission (or any other Governmental Authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means:

(a)	the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b)	the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)	the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)	the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)	subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)	the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)	the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)	the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

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For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First Lien Indenture” means (i) the Original First Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Indenture or (y) any subsequent First Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such First Lien Indenture are subject to the terms and provisions of this Agreement. Any reference to the First Lien Indenture shall be deemed a reference to any First Lien Indenture then in existence.

“First Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Indenture.

“First Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Collateral Documents” means all “Note Security Documents” as defined in the First Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“First Lien Note Credit Parties” means the First Lien Note Issuer, the First Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any First Lien Note Document.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Note Collateral Documents, any Bank Products Agreements between any First Lien Note Credit Party and any First Lien Note Bank Products Provider, any Hedging Agreements between any First Lien Note Credit Party and any First Lien Note Hedging Provider, any Management Guarantee designated in respect of any First Lien Note Collateral Document, and all other agreements,

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instruments, documents and certificates, as of the date of this Agreement or hereafter executed by or on behalf of any First Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Trustee or First Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guaranties” means the guarantees of the First Lien Note Guarantors pursuant to the Original First Lien Indenture and all other guarantees of any First Lien Note Obligations of any First Lien Note Credit Party by any other First Lien Note Credit Party in favor of any First Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the First Lien Note Guaranties and any other Person who becomes a guarantor under any of the First Lien Note Guaranties.

“First Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Issuer” means the Company, in its capacity as issuer under the First Lien Indenture, together with its successors and assigns.

“First Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of this Agreement or hereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Note Credit Party from time to time to the First Lien Note Agent, the First Lien Trustee, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider or any Management Credit Provider under any First Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Note Credit Party, would have accrued on any First Lien Note Obligation, whether or not a claim is allowed against such First Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“First Lien Noteholder Secured Parties” means the First Lien Trustee, the First Lien Note Agent, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider and any Management Credit Provider in respect of any First Lien Note Document.

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“First Lien Noteholders” means the holders of the First Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any First Lien Indenture.

“First Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the First Lien Indenture.

“First Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Trustee” under any First Lien Indenture.

“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (b) any Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more of the Subsidiaries described in clause (a) above (or Subsidiaries thereof), intellectual property relating to such Subsidiaries described in clause (a) above (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” means all “general intangibles” as such term is defined in the Uniform Commercial Code including, without limitation, with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantor” means any of the ABL Guarantors, Term Guarantors, First Lien Note Guarantors, Second Lien Note Guarantors and any Additional Guarantors.

“Hedging Affiliate” means any ABL Hedging Affiliate, any Term Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” means any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” means any First Lien Note Hedging Provider, any Second Lien Note Hedging Provider or any Additional Hedging Provider, as applicable.

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“Holding” means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Pledged Stock” means the Capital Stock of the Company to be pledged by Holding pursuant to the Term Documents and/or the ABL Documents and/or (if applicable) any Additional Documents.

“Impairment” shall have the meaning set forth in Section 2.1(e).

“Indebtedness” shall have the meaning assigned thereto in the ABL Credit Agreement, the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility respectively, as applicable.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Intellectual Property” means, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intervening Creditor” shall have the meaning set forth in Section 4.1(g).

“Inventory” has the meaning assigned in the Uniform Commercial Code as of the date of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” means, with respect to any Lien of the ABL Agent, the ABL Lenders, the Term Agent, the Term Creditors, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” means any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of any Cash Flow Collateral Document.

“Management Guarantee” shall have the meaning assigned to such term (i) with respect to the First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien

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Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (ii) with respect to the Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), (iii) with respect to the Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) and (iv) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Note Excluded Assets” means any Excluded Subsidiary Securities and the Holding Pledged Stock.

“Original ABL Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Company, the other ABL Borrowers, General Electric Capital Corporation, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Indenture” means that certain Indenture dated as of the date hereof by and among the First Lien Note Issuer, the First Lien Note Guarantors, the First Lien Trustee, and the First Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Indenture” means that certain Indenture dated as of the date hereof by and among the Second Lien Note Issuer, the Second Lien Note Guarantors, the Second Lien Trustee, and the Second Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Term Borrower, Bank of America, N.A., as administrative agent, the Term Credit Agreement Lenders and the Term Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” means the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent, and “Parties” means all of the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent.

“Patent License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party with any other Person that is not an Affiliate or a Subsidiary of such Credit Party, in connection with any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of such

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Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto.

“Payment Collateral” means all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” means intercompany promissory notes and Subsidiary Capital Stock required to be pledged to any Agent under any ABL Collateral Document or Cash Flow Collateral Document.

“Priority Collateral” means the ABL Priority Collateral or the Cash Flow Priority Collateral.

“Proceeds” means (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Requisite Cash Flow Holders” means (i) so long as the Cash Flow Intercreditor Agreement is in effect, the “Controlling Senior Priority Secured Parties” as defined and provided therein, or the requisite percentage of such Controlling Senior Priority Secured Parties under the applicable Senior Priority Documents (as defined in the Cash Flow Intercreditor Agreement) (or the agent or representative with respect thereto) and (ii) at any time when the Cash Flow Intercreditor Agreement is not in effect, unless otherwise agreed in writing by and among the Cash Flow Collateral Agents, Additional Secured Parties, Term Secured Parties, First Lien Noteholder Secured Parties and/or Second Lien Noteholder Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Additional Obligations, the Term Obligations, the First Lien Note Obligations and the Second Lien Note Obligations (in each case, other than Additional Obligations, Term Obligations, First Lien Note Obligations and Second Lien Note Obligations in respect to Bank Products Agreements, Hedging Agreements or Management Guarantees); provided that, as to this clause (ii) only, (x) if the matter being consented to or the action being taken by the Cash Flow Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Cash Flow Priority Collateral or (after the Discharge of ABL Obligations) all or substantially all of the Collateral, then “Requisite Cash Flow Holders” means those Cash Flow Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable First Lien Note Documents, Second Lien Note Documents, Term Documents and Additional Documents, and (y) except as may be separately otherwise agreed in writing by and among each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement), if the matter being consented to or the action being taken by the Cash Flow Collateral Representative will affect any Series of Cash Flow Collateral Obligations in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Cash Flow Collateral Obligations, then “Requisite Cash Flow Holders” means (1) Cash Flow Collateral Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Cash Flow Collateral Obligations (other than Cash Flow Collateral Obligations in respect to Bank Products Agreements, Hedging Agreements or Management Guarantees) and (2) Cash Flow Collateral Secured Parties with respect to such Series of Cash Flow Collateral Obligations necessary to validly consent to the requested action in accordance with the applicable First Lien Note Documents, Second Lien Note Documents, Term Documents or Additional Documents.

“Second Lien Indenture” means (i) the Original Second Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Indenture or (y) any

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subsequent Second Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Second Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such Second Lien Indenture are subject to the terms and provisions of this Agreement. Any reference to the Second Lien Indenture shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Indenture.

“Second Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Collateral Documents” means all “Note Security Documents” as defined in the Second Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“Second Lien Note Credit Parties” means the Second Lien Note Issuer, the Second Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Second Lien Note Document.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Note Collateral Documents, any Bank Products Agreements between any Second Lien Note Credit Party and any Second Lien Note Bank Products Provider, any Hedging Agreements between any Second Lien Note Credit Party and any Second Lien Note Hedging Provider, any Management Guarantee designated in respect of any Second Lien Note Collateral Document, and all other agreements, instruments, documents and certificates, as of the date of this Agreement or hereafter executed by or on behalf of any Second Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Trustee or Second Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guaranties” means the guarantees of the Second Lien Note Guarantors pursuant to the Original Second Lien Indenture and all other guarantees of any

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Second Lien Note Obligations of any Second Lien Note Credit Party by any other Second Lien Note Credit Party in favor of any Second Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Second Lien Note Guaranties and any other Person who becomes a guarantor under any of the Second Lien Note Guaranties.

“Second Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Issuer” means the Company, in its capacity as issuer under the Second Lien Indenture, together with its successors and assigns.

“Second Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of this Agreement or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Note Credit Party from time to time to the Second Lien Note Agent, the Second Lien Trustee, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider or any Management Credit Provider under any Second Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Note Credit Party, would have accrued on any Second Lien Note Obligation, whether or not a claim is allowed against such Second Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Noteholder Secured Parties” means the Second Lien Trustee, the Second Lien Note Agent, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider and any Management Credit Provider in respect of any Second Lien Note Document.

“Second Lien Noteholders” means the holders of the Second Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Second Lien Indenture.

“Second Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the Second Lien Indenture.

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“Second Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Trustee” under any Second Lien Indenture.

“Secured Parties” means the ABL Secured Parties, the First Lien Noteholder Secured Parties, the Second Lien Noteholder Secured Parties, the Term Secured Parties and the Additional Secured Parties.

“Series of Cash Flow Collateral Obligations” means, severally, (a) the Indebtedness outstanding under the Term Credit Agreement, (b) the Indebtedness outstanding under the First Lien Indenture, (c) the Indebtedness outstanding under the Second Lien Indenture and (d) the Indebtedness outstanding under any Additional Credit Facility.

“Subsidiary” of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Term Agent” means Bank of America, N.A. in its capacity as collateral agent under the Term Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Credit Agreement or any subsequent Term Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “Collateral Agent” under any Term Credit Agreement.

“Term Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Bank Products Provider” means any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, as designated by the Company in accordance with the terms of the Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

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“Term Borrower” means the Company in its capacity as borrower under the Term Credit Agreement, together with its successors and assigns.

“Term Collateral Documents” means all “Security Documents” as defined in the Original Term Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Term Credit Agreement” means (i) the Original Term Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Credit Agreement or (y) any subsequent Term Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such Term Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Credit Agreement shall be deemed a reference to any Term Credit Agreement then in existence.

“Term Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the Term Credit Agreement, together with their successors, assigns and transferees.

“Term Credit Parties” means the Term Borrower, the Term Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Term Document.

“Term Creditors” means all Term Credit Agreement Lenders, Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Management Credit Providers in respect of any Term Document and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Term Credit Agreement.

“Term Documents” means the Term Credit Agreement, the Term Guaranties, the Term Collateral Documents, any Bank Products Agreements between any Term Credit Party and any Term Bank Products Affiliate or Term Bank Products Provider, any Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, any Management Guarantee designated in respect of any Term Collateral Document, those other ancillary agreements as to which the Term Agent or any Term Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of this Agreement or thereafter executed

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by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guaranties” means that certain guarantee agreement dated as of the date of this Agreement by the Term Guarantors in favor of the Term Agent, and all other guarantees of any Term Obligations of any Term Credit Party by any other Term Credit Party in favor of any Term Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Guaranties and any other Person who becomes a guarantor under any of the Term Guaranties.

“Term Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was (i) a Term Agent, a Term Credit Agreement Lender or an “Other Representative” under and as defined in any Term Credit Agreement or an Affiliate of a Term Agent, a Term Credit Agreement Lender or an “Other Representative” under and as defined in any Term Credit Agreement at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c) or (ii) an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of this Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of this Agreement or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Credit Party from time to time to the Term Agent, the “administrative agent” or “agent” under the Term Credit Agreement, the Term Creditors or any of them, including any Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers or Management Credit Providers, under any Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Secured Parties” means the Term Agent and the Term Creditors.

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“Trade Secret Licenses” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets” mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, with any other Person who is not an Affiliate or Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize such Credit Party’s rights therein), and any renewals thereof, including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

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“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Section 1.3 Rules of Construction.

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1 Agreement to Subordinate.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Lenders in respect of all or any portion of the Collateral, or of any Liens granted to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or any Cash Flow Collateral Agent (or the ABL Lenders or any Cash Flow Collateral Secured Parties) in any Collateral,

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(iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents or any Cash Flow Collateral Documents, (iv) whether the ABL Agent or any Cash Flow Collateral Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Lenders or any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties securing any of the ABL Obligations or any Cash Flow Collateral Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than any Cash Flow Collateral Obligations (in the case of the ABL Obligations) or the ABL Obligations (in the case of any Cash Flow Collateral Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Lenders, and each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby agree that:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Lenders in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2) any Lien in respect of all or any portion of the ABL Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party in the ABL Priority Collateral to secure all or any portion of any Cash Flow Collateral Obligations;

(3) any Lien in respect of all or any portion of the Cash Flow Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of any Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral);

(4) any Lien in respect of all or any portion of the Cash Flow Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any

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ABL Lender in the Cash Flow Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral); and

(5) any Lien in respect of all or any portion of the Collateral as of the date of this Agreement or hereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral as of the date of this Agreement or hereafter held by or on behalf of each other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent that secures all or any portion of any Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

(b) Notwithstanding any failure by any ABL Secured Party or Cash Flow Collateral Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or any Cash Flow Collateral Secured Party:

(1) the priority and rights as between the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein; and

(2) the priority and rights as between any Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby, on the one hand, and any other Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

(c) Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Lenders, has concurrently herewith been granted Liens upon all of the Collateral in which such Cash Flow Collateral Agent has been granted Liens (except to the extent provided in Section 7.22 hereof) and such Cash Flow Collateral Agent hereby consents thereto and (y) each other Cash Flow Collateral Agent, for the benefit of itself and the Cash Flow Collateral Secured Parties represented thereby, has

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concurrently herewith been granted (or, in the case of any Additional Agent, may in the future be granted) Liens upon all of the Collateral in which such Cash Flow Collateral Agent has been granted Liens and such Cash Flow Collateral Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Lenders, acknowledges and agrees that each Cash Flow Collateral Agent, for the benefit of itself and the Cash Flow Collateral Secured Parties represented thereby, has concurrently herewith been granted (or, in the case of any Additional Agent, may in the future be granted) Liens upon all of the Collateral in which the ABL Agent has been granted Liens (except to the extent provided in Section 7.22 hereof) and the ABL Agent hereby consents thereto. The subordination of Liens by each Cash Flow Collateral Agent in favor of the ABL Agent and by the ABL Agent in favor of each Cash Flow Collateral Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the ABL Agent or any Cash Flow Collateral Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Cash Flow Collateral Agent and Liens of any other Cash Flow Collateral Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of any Cash Flow Collateral Agent to the Liens of any Person other than the ABL Agent as and to the extent set forth herein, or to provide that the Liens of any Cash Flow Collateral Agent will be pari passu or of equal priority with the Liens of any other Person.

(d) Lien priority as among the ABL Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including, as among the Cash Flow Collateral Secured Parties, pursuant to the Cash Flow Intercreditor Agreement).

(e) Each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby acknowledges and agrees that (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), it is the intention of the Cash Flow Collateral Secured Parties of each Series of Cash Flow Collateral Obligations that the holders of Cash Flow Collateral Obligations of such Series of Cash Flow Collateral Obligations (and not the Cash Flow Collateral Secured Parties of any other Series of Cash Flow Collateral Obligations) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Cash Flow Collateral Obligations of such Series of Cash Flow Collateral Obligations are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Cash Flow Collateral Obligations), (y) any of the Cash Flow Collateral Obligations of such Series of Cash Flow Collateral Obligations do not have an enforceable security interest in any of the Collateral securing any other Series of Cash Flow Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Cash Flow Collateral Obligations) on a basis ranking prior to the security interest of such Series of Cash Flow Collateral Obligations but junior to the security interest of any other Series of Cash Flow Collateral Obligations or (ii) the existence of any Collateral for any other Series of Cash Flow Collateral Obligations that is not also Collateral for the other Series of Cash Flow Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any

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Series of Cash Flow Collateral Obligations, an “Impairment” of such Series of Cash Flow Collateral Obligations). In the event of any Impairment with respect to any Series of Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), the results of such Impairment shall be borne solely by the holders of such Series of Cash Flow Collateral Obligations, and the rights of the holders of such Series of Cash Flow Collateral Obligations (including, without limitation, the right to receive distributions in respect of such Series of Cash Flow Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Cash Flow Collateral Obligations subject to such Impairment.

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Lenders in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Lender under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, each Cash Flow Collateral Agent, for itself and on behalf of the Cash Flow Collateral Secured Parties represented thereby, waives any and all rights it or the Cash Flow Collateral Secured Parties represented thereby may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral.

(b) Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(c), none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Cash Flow Collateral Agent or Cash Flow Collateral

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Secured Party represented by such other Cash Flow Collateral Agent under any Cash Flow Collateral Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(c), each Cash Flow Collateral Agent, for itself and on behalf of the Cash Flow Collateral Secured Parties represented thereby, waives any and all rights it or the Cash Flow Collateral Secured Parties represented by it may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

(c) The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Lenders, agrees that none of the ABL Agent or the ABL Lenders will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party under any Cash Flow Collateral Documents, with respect to the Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Lenders, hereby waives any and all rights it or the ABL Lenders may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party seeks to enforce its Liens in any Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral).

(d) For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

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Section 2.3 Remedies Standstill.

(a) Until the date upon which the Discharge of ABL Obligations shall have occurred, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any Cash Flow Collateral Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by any Cash Flow Collateral Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent. Subject to Section 2.3(c), from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may Exercise Any Secured Creditor Remedies under the Cash Flow Collateral Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may (subject, as among the Cash Flow Collateral Secured Parties, to any limitations separately agreed by and among Cash Flow Collateral Secured Parties, including pursuant to the Cash Flow Intercreditor Agreement):

(i) file a claim or statement of interest with respect to its respective Cash Flow Collateral Obligations, provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Collateral Secured Parties represented thereby, including any claims secured by the Cash Flow Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Cash Flow Priority Collateral; and

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(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b) The ABL Agent, on behalf of itself and the ABL Lenders, agrees that until the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred, neither the ABL Agent nor any ABL Lender will Exercise Any Secured Creditor Remedies with respect to the Cash Flow Priority Collateral without the written consent of each Cash Flow Collateral Agent or knowingly take, receive or accept any Proceeds of the Cash Flow Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Cash Flow Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative. From and after the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Cash Flow Collateral Representative), the ABL Agent or any ABL Lender may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Cash Flow Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Lender is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i) file a claim or statement of interest with respect to the ABL Obligations, provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(ii) take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of any Cash Flow Collateral Agent or any of the Cash Flow Collateral Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the Cash Flow Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Cash Flow Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(c) No Cash Flow Collateral Agent nor any Cash Flow Collateral Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Cash Flow Collateral Representative or knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by any Cash Flow Collateral Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative (or, in the case of ABL Priority Collateral, to the ABL Agent); provided that nothing in this sentence shall prohibit any Cash Flow Collateral Agent from taking such actions in its capacity as Cash Flow Collateral Representative, if applicable. Subject to Section 2.3(a), the Cash Flow Collateral Representative may Exercise Any Secured Creditor Remedies under the Cash Flow Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Cash Flow Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Cash Flow Collateral Secured Party hereby appoints the Cash Flow Collateral Representative as its agent to exercise all remedies under all Cash Flow Collateral Documents. Notwithstanding anything to the contrary contained herein, any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may (subject to Section 2.3(a) and, as among the Cash Flow Collateral Secured Parties, to any limitations separately agreed by and among Cash Flow Collateral Secured Parties, including pursuant to the Cash Flow Intercreditor Agreement):

(i) file a claim or statement of interest with respect to its respective Cash Flow Collateral Obligations, provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

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(ii) take any action (not adverse to the priority status of the Liens on the Collateral, or the rights of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Collateral Secured Parties represented thereby, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Cash Flow Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d) Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Lender from objecting to any proposed retention of Collateral by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby in full or partial satisfaction of any Cash Flow Collateral Obligations, (ii) any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party from objecting to any proposed retention of Collateral by the ABL Agent or any ABL

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Lender in full or partial satisfaction of any ABL Obligations or (iii) any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby from objecting to any proposed retention of Collateral by any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby in full or partial satisfaction of any Cash Flow Collateral Obligations (except as may be otherwise separately agreed by and among Cash Flow Collateral Secured Parties, including pursuant to the Cash Flow Intercreditor Agreement).

(e) Nothing in this Agreement shall prohibit the receipt by any Cash Flow Collateral Secured Party of the required payments of interest, principal and other amounts owed in respect of the Cash Flow Collateral Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Cash Flow Collateral Secured Party of rights or remedies as a secured creditor in respect of the ABL Priority Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it. Nothing in this Agreement shall prohibit the receipt by any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of ABL Obligations, so long as such receipt is not the direct or indirect result of the exercise by any ABL Secured Party of rights or remedies as a secured creditor in respect of the Cash Flow Priority Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4 Exercise of Rights.

(a) Notice of ABL Agent’s Lien. Without limiting Section 2.3 hereof, each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any Cash Flow Collateral Secured Party represented thereby with respect to any ABL Priority Collateral, such Cash Flow Collateral Agent or such Cash Flow Collateral Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Lenders, unless the ABL Agent otherwise consents in writing. In addition, each Cash Flow Collateral Agent agrees, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Lenders’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b) Notice of Cash Flow Collateral Agents’ Liens.

(i) Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Lenders, hereby agrees that, until the date upon which the applicable Discharge of Cash Flow Collateral Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or any ABL Lender with respect to the Cash Flow Collateral Priority Collateral, the ABL Agent

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or such ABL Lender, as applicable, shall advise any purchaser or transferee of any Cash Flow Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby, unless, with respect to the Lien of any Cash Flow Collateral Agent, such Cash Flow Collateral Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Lenders, that, until the date upon which the applicable Discharge of Cash Flow Collateral Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Cash Flow Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the prior Liens of each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby and that such Liens shall continue as against the Cash Flow Priority Collateral to be sold, unless, with respect to the Lien of any Cash Flow Collateral Agent, such Cash Flow Collateral Agent otherwise consents in writing.

(ii) Without limiting Section 2.3 or Section 2.4(a) hereof, each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby agrees that, until the date upon which the applicable Discharge of Cash Flow Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby with respect to any Collateral, such Cash Flow Collateral Agent or Cash Flow Collateral Secured Party, as applicable, shall advise any purchaser or transferee of any Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to any Liens of each other Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, in each case on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby). In addition, without limiting Section 2.4(a) hereof, each Cash Flow Collateral Agent agrees, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that, until the date upon which the applicable Discharge of Cash Flow Collateral Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Liens of each other Cash Flow Collateral Agent and any Cash Flow Collateral Secured Party represented thereby and that such Liens shall continue as against the Collateral to be sold (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, in each case on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby).

(c) No Other Restrictions.

(i) Except as expressly set forth in this Agreement, each of the ABL Agent, the ABL Lenders, each Cash Flow Collateral Agent and each Cash Flow Collateral Secured Party shall have any and all rights and remedies it may have as a

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creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3, 2.4 and 4.1 hereof. The ABL Agent may enforce the provisions of the ABL Documents, each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may enforce the provisions of its respective Cash Flow Collateral Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent and each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided, further, however, that any failure by the ABL Agent to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and any failure by any Cash Flow Collateral Agent to provide any such copies to any other such Party shall not impair any of such Cash Flow Collateral Agent’s rights hereunder or under any of its respective Cash Flow Collateral Documents.

(ii) Each of the ABL Agent and the ABL Lenders agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iii) Each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the Cash Flow Collateral Secured Parties represented thereby agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iv) Each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the Cash Flow Collateral Secured Parties represented thereby agrees that it will not institute any suit or other

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proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby).

(d) Release of Liens.

(i) In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents or (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, so long as such release shall have been approved by the requisite ABL Lenders (as determined pursuant to the ABL Documents), in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of ABL Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), each Cash Flow Collateral Agent agrees, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such ABL Priority Collateral securing the Cash Flow Collateral Obligations, and Liens of each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Cash Flow Collateral Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition of such ABL Priority Collateral described in clause (A) above are applied in accordance with the terms of this Agreement. Each Cash Flow Collateral Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(ii) In the event of (A) any private or public sale of all or any portion of the Cash Flow Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Cash Flow Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Cash Flow Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Cash Flow Priority Collateral Documents or (C) the release of the Cash Flow Collateral Secured Parties’ Liens on all or any portion of the Cash Flow Priority Collateral, so long as such release shall have been approved by the Requisite Cash Flow Holders, in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred and not in connection with a Discharge of All Cash Flow Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Lenders, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such Cash Flow Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Cash Flow Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Cash Flow Collateral Representative in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition described in clause (A) above of such Cash Flow Priority Collateral are applied in accordance with the terms of this Agreement. The ABL Agent hereby appoints the Cash Flow Collateral Representative and any officer or duly authorized person of the Cash Flow Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Cash Flow Collateral Representative’s own name, from time to time, in the Cash Flow Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that no Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Cash Flow Collateral Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Collateral Obligations which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Cash Flow Collateral Secured Party (or the Cash Flow Collateral Agent representing such relevant Cash

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Flow Collateral Secured Party) shall, without the need for any further consent of any other Cash Flow Collateral Secured Party and notwithstanding anything to the contrary in any other Cash Flow Collateral Document, be deemed to also hold and have held such lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Obligation or Capitalized Lease Obligation owing to any Cash Flow Collateral Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Collateral Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(b) Until the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred, the parties hereto agree that:

(i) No ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof). If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof), then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of each Cash Flow Collateral Agent as security for its respective Cash Flow Collateral Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Cash Flow Collateral Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on (x) any Note Excluded Assets, to the extent provided in Section 7.22 hereof or (y) any property of any Credit Party securing any Purchase Money Obligations or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case under this clause (y), to the extent such property constitutes Excluded Assets (as defined in the Cash Flow Collateral Documents referred to in the first sentence of this paragraph)).

(ii) No Cash Flow Collateral Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Collateral Obligation which assets are not also subject to the Lien of each other Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof). If any Cash Flow

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Collateral Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Collateral Obligation which assets are not also subject to the Lien of each other Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof), then such relevant Cash Flow Collateral Secured Party (or the Cash Flow Collateral Agent representing such relevant Cash Flow Collateral Secured Party) shall, without the need for any further consent of any other Cash Flow Collateral Secured Party and notwithstanding anything to the contrary in any other Cash Flow Collateral Document, be deemed to also hold and have held such lien for the benefit of each other Cash Flow Collateral Agent as security for its respective Cash Flow Collateral Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each other Cash Flow Collateral Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to (x) any Note Excluded Assets, to the extent provided in Section 7.22 hereof or (y) any property of any Credit Party securing any Purchase Money Obligations or Capitalized Lease Obligation owing to any Cash Flow Collateral Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Collateral Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case under this clause (y), to the extent such property constitutes Excluded Assets (as defined in the Cash Flow Collateral Documents referred to in the first sentence of this paragraph)).

Section 2.6 Waiver of Marshalling.

Until the Discharge of ABL Obligations, each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, will not (including in its capacity as Cash Flow Collateral Representative, if applicable) assert, and waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of All Cash Flow Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Cash Flow Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted.

The ABL Agent and each Cash Flow Collateral Agent may make such demands or file such claims in respect of the ABL Obligations or its related Cash Flow Collateral Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

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Section 3.2 Agent for Perfection.

The ABL Agent, for and on behalf of itself and each ABL Lender, and each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), for and on behalf of itself and each Cash Flow Collateral Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Lenders, any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any Cash Flow Collateral Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Cash Collateral or the Control Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and each Cash Flow Collateral Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral in their possession as agent for the other Parties for purposes of perfecting the Lien held by the ABL Agent and any Cash Flow Collateral Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for any Cash Flow Collateral Agent, the Cash Flow Collateral Secured Parties or any other Person. Any Cash Flow Collateral Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Lenders, any other Cash Flow Collateral Agent, any Cash Flow Collateral Secured Parties represented by any other Cash Flow Collateral Agent, or any other Person. In the event that (a) the ABL Agent or any ABL Lender receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement or (b) any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the ABL Agent, such ABL Lender, such Cash Flow Collateral Agent or such Cash Flow Collateral Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Agent, or (ii) in the case of Cash Flow Priority Collateral or Proceeds thereof, the Cash Flow Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Agent, or (ii) in the case of Cash Flow Priority Collateral or Proceeds thereof, to the Cash Flow Collateral Representative.

Section 3.3 Sharing of Information and Access.

In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and Records of any Cash Flow Credit Party that contain information identifying or pertaining to the Cash Flow Priority Collateral, the ABL Agent shall, upon request of any Cash Flow Collateral Agent and as

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promptly as practicable thereafter, either make available to such Party such books and Records for inspection and duplication or provide to such Party copies thereof. In the event that any Cash Flow Collateral Agent shall, in the exercise of its rights under the Cash Flow Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof. Each Credit Party and each Cash Flow Collateral Agent hereby consent to the non-exclusive royalty free use by the ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that any Cash Flow Collateral Agent shall, in the exercise of its rights under the Cash Flow Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4 Insurance.

Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent shall have the sole and exclusive right, as against each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Cash Flow Collateral Representative shall have the sole and exclusive right, as against the ABL Agent and each Cash Flow Collateral Agent (other than in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Cash Flow Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Agent or to the Cash Flow Collateral Representative, as the case may be, and each of the ABL Agent, the Cash Flow Collateral Representative and each Cash Flow Collateral Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder.

Except as provided in Section 3.6, if any ABL Secured Party or Cash Flow Collateral Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Cash Flow Collateral Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Cash Flow Collateral Secured Party.

Section 3.6 Actions Upon Breach.

If any ABL Secured Party or any Cash Flow Collateral Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Agent or the Cash Flow Collateral Representative, as applicable, may interpose as a defense or dilatory plea the

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making of this Agreement, and any ABL Secured Party or Cash Flow Collateral Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7 Inspection Rights.

(a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent and the ABL Secured Parties may, at any time and whether or not any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any other Cash Flow Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Cash Flow Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Cash Flow Collateral Secured Party or liability to any Cash Flow Collateral Secured Party. In addition, subject to the terms hereof, the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Cash Flow Collateral Secured Party (including the Cash Flow Collateral Representative) or liability to any Cash Flow Collateral Secured Party (including the Cash Flow Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may sell, assign or otherwise transfer the related Cash Flow Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Agent or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Cash Flow Priority Collateral, the ABL Agent and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Cash Flow Priority Collateral resulting from such occupancy, use or control, and to leave such Cash Flow Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Agent and ABL Secured Parties shall cooperate with the Cash Flow Collateral Secured Parties and/or the Cash Flow Collateral Representative in connection with any efforts made by the Cash Flow Secured Parties and/or the Cash Flow Collateral Representative to sell the Cash Flow Priority Collateral.

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(b) Each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the other Cash Flow Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

(c) Subject to the terms hereof, the Cash Flow Collateral Representative may advertise and conduct public auctions or private sales of the Cash Flow Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of ABL Obligations. Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, expressly acknowledge and agree that (i) any ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Cash Flow Collateral Secured Parties and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Lender) commences the Exercise of Any Secured Creditor Remedies (other than, prior to the acceleration of any of the Cash Flow Collateral Obligations, the exercise of its rights in accordance with Section 4.16 of the ABL Credit Agreement or any similar provision of any other ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations or any Cash Flow Collateral Obligations, or any portion thereof.

(b) Revolving Nature of Cash Flow Collateral Obligations. Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, and the ABL Agent, for and on behalf of itself and the ABL Lenders, expressly acknowledge and agree that (i) Cash Flow Collateral Facilities may include a revolving commitment, that in the ordinary course of business any Cash Flow Collateral Agent and Cash Flow Collateral Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Cash Flow Collateral Obligations that may be outstanding thereunder at any time or

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from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Cash Flow Collateral Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Cash Flow Collateral Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Cash Flow Collateral Secured Parties (in the case of the Cash Flow Collateral Agents) or the ABL Lenders (in the case of the ABL Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which any Cash Flow Collateral Agent or Cash Flow Collateral Secured Party commences the Exercise of Any Secured Creditor Remedies, all amounts received by any such Cash Flow Collateral Agent or Cash Flow Collateral Secured Party shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations or any Cash Flow Collateral Obligations, or any portion thereof.

(c) Application of Proceeds of ABL Priority Collateral. All ABL Priority Collateral, and all Proceeds thereof, received by the ABL Agent or any Cash Flow Collateral Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as follows:

first, to the payment of costs and expenses of the ABL Agent or any Cash Flow Collateral Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of (w) the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, (x) the First Lien Note Obligations in accordance with the First Lien Note Documents until the Discharge of First Lien Note Obligations shall have occurred, (y) the Second Lien Note Obligations in accordance with the Second Lien Note Documents until the Discharge of Second Lien Note Obligations shall have occurred and (z) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred, which payment shall be made between and among such Cash Flow Collateral Obligations on a pro rata basis (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The ABL Canadian Collateral shall be applied to the payment of the ABL Obligations secured thereby in accordance with the ABL Documents until the Discharge of ABL Obligations (to the extent secured thereby) shall have occurred.

(d) Application of Proceeds of Cash Flow Priority Collateral. All Cash Flow Priority Collateral, and all Proceeds thereof, received by the ABL Agent or any Cash Flow Collateral Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as follows:

first, to the payment of costs and expenses of the ABL Agent or any Cash Flow Collateral Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

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second, to the payment of (w) the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, (x) the First Lien Note Obligations in accordance with the First Lien Note Documents until the Discharge of First Lien Note Obligations shall have occurred, (y) the Second Lien Note Obligations in accordance with the Second Lien Note Documents until the Discharge of Second Lien Note Obligations shall have occurred and (z) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred, which payment shall be made between and among such Cash Flow Collateral Obligations on a pro rata basis (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, (x) that any Note Excluded Assets and Proceeds thereof received by any Agent in connection with any Exercise of Secured Creditor Remedies shall not be applied to any First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations to the extent provided in Section 7.22, and (y) in the case of application of Cash Flow Priority Collateral and Proceeds thereof as between Additional Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Creditors.

(e) Limited Obligation or Liability.

(i) In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(ii) In exercising remedies, whether as a secured creditor or otherwise, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall have any obligation or liability to the ABL

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Agent or any ABL Lender regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iii) In exercising remedies, whether as a secured creditor or otherwise, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall have any obligation or liability to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby).

(f) Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Cash Flow Collateral Representative or shall execute such documents as the Company or the Cash Flow Collateral Representative (if other than a Designated Additional Agent) may reasonably request to enable the Cash Flow Collateral Representative to have control over any Cash Collateral or Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of All Cash Flow Collateral Obligations, the Cash Flow Collateral Representative shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Cash Collateral or Control Collateral still in the Cash Flow Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Cash Flow Collateral Representative and (ii) any Cash Flow Collateral Agent (other than the Cash Flow Collateral Representative), any such Cash Collateral or Control Collateral held by the Cash Flow Collateral Representative shall be held by it subject to the terms and conditions of Section 2.2.

(g) Intervening Creditor. Notwithstanding anything in Sections 4.1(c) or (d) to the contrary, with respect to any Collateral for which a third party (other than a Cash Flow Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Cash Flow Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Cash Flow Collateral Obligations (such third party an “Intervening Creditor”) (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), the value of any Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Cash Flow Collateral Obligations with respect to which such Impairment exists.

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Section 4.2 Specific Performance.

Each of the ABL Agent and each Cash Flow Collateral Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Lenders, and each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), for and on behalf of itself and the Cash Flow Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Lender on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Cash Flow Collateral Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Lenders, and each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Cash Flow Collateral Obligations.

(b) None of the ABL Agent, any ABL Lender, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Lender honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Cash Flow Collateral Credit Facility or any other Cash Flow Collateral Document to which any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured party represented thereby is a party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Lender otherwise should exercise any

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of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Lender shall have any liability whatsoever to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Lenders shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. Any Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Lender shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) None of any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), any Cash Flow Collateral Secured Parties represented thereby, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Lender for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Cash Flow Collateral Credit Facility or any of the other Cash Flow Collateral Documents, whether such Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby otherwise should exercise any of its contractual rights or remedies under its respective Cash Flow Collateral Documents (subject to the express terms and conditions hereof), neither such Cash Flow Collateral Agent nor any Cash Flow Collateral Secured Party represented thereby shall have any liability whatsoever to the ABL Agent or any ABL Lender as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby shall be entitled to manage and supervise their loans and extensions of credit under the Cash Flow Collateral Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Lender has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Lenders agrees that no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any Cash Flow Collateral Secured Parties

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shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Cash Flow Collateral Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(d) None of any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), any Cash Flow Collateral Secured Party represented thereby, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Additional Creditors represented thereby, including pursuant to the Cash Flow Intercreditor Agreement). If any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Cash Flow Collateral Credit Facility or any of the other Cash Flow Collateral Documents, whether such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Cash Flow Collateral Credit Facility or any other Cash Flow Collateral Document to which any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured party represented thereby is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party otherwise should exercise any of its contractual rights or remedies under the Cash Flow Collateral Documents (subject to the express terms and conditions hereof), neither such Cash Flow Collateral Agent nor any Cash Flow Collateral Secured Party shall have any liability whatsoever to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, including pursuant to the Cash Flow Intercreditor Agreement). Each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby shall be entitled to manage and supervise their loans and extensions of credit under the Cash Flow Collateral Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, including pursuant to the Cash Flow Intercreditor Agreement). Any Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that no other Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if

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applicable) nor any Cash Flow Collateral Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Cash Flow Collateral Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, including pursuant to the Cash Flow Intercreditor Agreement).

Section 5.2 Modifications to ABL Documents and Cash Flow Collateral Documents.

(a) Without affecting the obligations of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties under this Agreement, the ABL Agent and the ABL Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party or impairing or releasing the subordination provided for in this Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

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(b) Without affecting the obligations of the ABL Agent and the ABL Lenders under this Agreement, any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Lender or impairing or releasing the subordination provided for in this Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the applicable Cash Flow Collateral Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Cash Flow Collateral Obligations or any of the Cash Flow Collateral Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Cash Flow Collateral Obligations, and in connection therewith to enter into any additional Cash Flow Collateral Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Cash Flow Collateral Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Cash Flow Collateral Obligations; and

(vii) otherwise manage and supervise the Cash Flow Collateral Obligations as such Cash Flow Collateral Agent shall deem appropriate;

except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders.

(c) Without affecting the obligations of any other Cash Flow Collateral Agent or the Cash Flow Collateral Secured Parties represented thereby under this Agreement, any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any other Cash

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Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby or impairing or releasing the subordination provided for in this Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the applicable Cash Flow Collateral Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Cash Flow Collateral Obligations or any of the Cash Flow Collateral Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Cash Flow Collateral Obligations, and in connection therewith to enter into any additional Cash Flow Collateral Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Cash Flow Collateral Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Cash Flow Collateral Obligations; and

(vii) otherwise manage and supervise the Cash Flow Collateral Obligations as such Cash Flow Collateral Agent shall deem appropriate;

except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement).

(d) The ABL Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any First Lien Note Document, any Second Lien Note Document, any Term Document or any Additional Document) of the ABL Agent or the ABL Lenders, the First Lien Note Agent or the First Lien Noteholder Secured Parties, the Second Lien Note Agent or the Second Lien Noteholder Secured Parties, the Term Agent or the Term Creditors, or any Additional Agent or any Additional Creditors, as the case may be, all without affecting the Lien Priorities provided for in this Agreement or the other provisions of this Agreement; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations,

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First Lien Note Obligations, Second Lien Note Obligations, Term Obligations or Additional Obligations is to constitute ABL Obligations, First Lien Note Obligations, Second Lien Note Obligations, Term Obligations or Additional Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent or any Additional Agent (other than any Designated Additional Agent), as the case may be (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and any Designated Additional Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Documents, the First Lien Note Documents, the Second Lien Term Documents and any Additional Documents. For the avoidance of doubt, any ABL Obligations, Term Obligations, First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Term Documents, First Lien Note Documents, Second Lien Note Documents or Additional Documents) of, any of the ABL Agent or any other ABL Secured Party, the Term Agent or any other Term Secured Party, the First Lien Note Agent or any other First Lien Noteholder Secured Party, the Second Lien Note Agent or any other Second Lien Noteholder Secured Party or any Additional Agent or any other Additional Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3 Reinstatement and Continuation of Agreement.

(a) If the ABL Agent or any ABL Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, each Cash Flow Collateral Agent, the ABL Lenders and the Cash Flow Collateral Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or any Cash Flow Collateral Obligations. No priority or right of the ABL Agent or any ABL Lender shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Lender may have.

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(b) If any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of its respective Cash Flow Collateral Obligations (a “Cash Flow Collateral Recovery”), then such respective Cash Flow Collateral Obligations shall be reinstated to the extent of such Cash Flow Collateral Recovery. If this Agreement shall have been terminated prior to such Cash Flow Collateral Recovery, this Agreement shall be reinstated in full force and effect in the event of such Cash Flow Collateral Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, each Cash Flow Collateral Agent, the ABL Lenders and the Cash Flow Collateral Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or any Cash Flow Collateral Obligations. No priority or right of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Cash Flow Collateral Documents, regardless of any knowledge thereof which such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Lenders shall seek to provide, or consent to a third party providing, any Borrower or any Guarantor with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Cash Flow Collateral Agent securing the related Cash Flow Collateral Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Cash Flow Collateral Agent retains its Lien on the Collateral to secure the related Cash Flow Collateral Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Cash Flow Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the

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Lien of such Cash Flow Collateral Agent on the Cash Flow Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (iii) if the ABL Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Cash Flow Collateral Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Cash Flow Collateral Obligations, provided that (x) such Liens in favor of the ABL Agent and such Cash Flow Collateral Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b) All Liens granted to the ABL Agent or any Cash Flow Collateral Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief From Stay.

Until the Discharge of ABL Obligations has occurred, each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of All Cash Flow Collateral Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Lenders, shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Cash Flow Priority Collateral without the Cash Flow Collateral Representative’s express written consent. In addition, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent and each Cash Flow Collateral Agent to be modified.

Section 6.3 No Contest.

(a) Prior to the Discharge of ABL Obligations, none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Lender for adequate protection of its interest in the Collateral, or (ii) any objection by the ABL Agent or any ABL Lender to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Lender that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral).

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(b) Prior to the Discharge of Cash Flow Collateral Obligations with respect to Cash Flow Collateral Obligations held by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, none of the ABL Agent or the ABL Lenders shall contest (or support any other Person contesting) (i) any request by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) hereof), or (ii) any objection by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to any motion, relief, action or proceeding based on a claim by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby that its interests in the Collateral (unless in contravention of Section 6.1(a) hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Cash Flow Collateral Agent as adequate protection of its interests are subject to this Agreement.

(c) Prior to the Discharge of Cash Flow Collateral Obligations with respect to the Cash Flow Collateral Obligations held by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby, no Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby shall contest (or support any other Person contesting) (i) any request by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for adequate protection of its interest in the Collateral, or (ii) any objection by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to any motion, relief, action or proceeding based on a claim by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Cash Flow Collateral Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

Section 6.4 Asset Sales.

Each Cash Flow Collateral Agent agrees, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent, on behalf of itself and the ABL Lenders, will not oppose any sale consented to by any Cash Flow Collateral Agent or the Cash Flow Collateral Representative of any Cash Flow Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. If such sale of Collateral includes both ABL Priority Collateral and Cash Flow Priority Collateral and the Parties are unable to agree on the allocation of the purchase price between the ABL Priority Collateral and Cash Flow Priority Collateral, any Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties

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Section 6.5 Separate Grants of Security and Separate Classification.

Each ABL Lender, the ABL Agent, each Cash Flow Collateral Secured Party and each Cash Flow Collateral Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Term Collateral Documents, the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents and the Additional Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Cash Flow Collateral Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and any Cash Flow Collateral Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Cash Flow Collateral Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Cash Flow Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Cash Flow Collateral Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties), with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Party, on behalf of itself and the Secured Parties represented thereby, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Creditors.

Section 6.6 Enforceability.

The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional.

All rights of the ABL Agent hereunder, and all agreements and obligations of the Cash Flow Collateral Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any ABL Document;

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(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any Cash Flow Collateral Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Cash Flow Collateral Obligations Unconditional.

All rights of each Cash Flow Collateral Agent hereunder, and all agreements and obligations of the ABL Agent, the Cash Flow Collateral Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Cash Flow Collateral Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Cash Flow Collateral Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Cash Flow Collateral Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Cash Flow Collateral Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Cash Flow Collateral Obligations, or of any of the ABL Agent, any Cash Flow Collateral Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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Section 6.9 Adequate Protection.

Except to the extent expressly provided in Section 6.1, nothing in this Agreement shall limit the rights of (a) the ABL Agent and the ABL Lenders or (b) any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, fees, charges, or expenses, additional or replacement collateral, claims or otherwise; provided that (a) in the event that the ABL Agent, on behalf of itself or any of the ABL Lenders, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Lenders, agrees that the Cash Flow Collateral Agents shall each also be granted a senior Lien on such collateral as security for their respective Cash Flow Collateral Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral) and (b) in the event that any Cash Flow Collateral Agent, on behalf of itself or any of the Cash Flow Collateral Secured Parties represented thereby, seeks or requests adequate protection in respect of its and their respective Cash Flow Collateral Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Cash Flow Collateral Agent, on behalf of itself and each of the Cash Flow Collateral Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing such Cash Flow Collateral Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Rights of Subrogation.

Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that no payment by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party to the ABL Agent or any ABL Lender pursuant to the provisions of this Agreement shall entitle such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

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The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that no payment by the ABL Agent or any ABL Lender to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Lender to exercise any rights of subrogation in respect thereof until the Discharge of All Cash Flow Collateral Obligations shall have occurred. Following the Discharge of All Cash Flow Collateral Obligations, each Cash Flow Collateral Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Lender may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Cash Flow Collateral Obligations resulting from payments to such Cash Flow Collateral Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Cash Flow Collateral Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances.

The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2. It is understood and agreed that nothing in this Section 7.2 shall supersede the obligation of the Company pursuant to any provision in any Credit Document relating to the reimbursement of expenses of any Party, to the extent applicable.

Section 7.3 Representations.

Each Cash Flow Collateral Agent represents and warrants to the ABL Agent and each other Cash Flow Collateral Agent that it has the requisite power and authority under its respective Cash Flow Collateral Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Cash Flow Collateral Secured Parties represented by it. The ABL Agent represents and warrants to each Cash Flow Collateral Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Lenders.

Section 7.4 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the ABL Agent and each Cash Flow Collateral Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached

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hereto as provided for in the definition of “ABL Credit Agreement,” or “Term Credit Agreement,” “First Lien Indenture” or “Second Lien Indenture”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b) In the event that the ABL Agent or the requisite ABL Lenders enter into any amendment, waiver or consent in respect of or replace any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Lenders, or any ABL Credit Party with respect to the ABL Priority Collateral (including the release of any Liens on ABL Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Cash Flow Collateral Document without the consent of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party, and without any action by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Cash Flow Collateral Secured Parties in the Cash Flow Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to each Cash Flow Collateral Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document as set forth in this Section 7.4(b).

(c) In the event that any Cash Flow Collateral Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Collateral Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replace any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Collateral Priority Collateral or changing in any manner the rights of such Cash Flow Collateral Agent, such Cash Flow Collateral Secured Parties, or any related Cash Flow Collateral Credit Party with respect to the Cash Flow Collateral Priority Collateral (including the release of any Liens on Cash Flow Collateral Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document

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without the consent of or any actions by the ABL Agent or any ABL Lender (except as may be separately otherwise agreed in writing by, and solely as between, such Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders); provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral. Such Cash Flow Collateral Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(c).

(d) In the event that any Cash Flow Collateral Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Collateral Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replace any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Collateral Priority Collateral or changing in any manner the rights of such Cash Flow Collateral Agent, such Cash Flow Collateral Secured Parties, or any related Cash Flow Collateral Credit Party with respect to the Cash Flow Collateral Priority Collateral (including the release of any Liens on Cash Flow Collateral Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each other Cash Flow Collateral Document without the consent of or any actions by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party (except as may be separately otherwise agreed in writing by, and solely as among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties); provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such other Cash Flow Collateral Secured Parties in the Collateral. Such Cash Flow Collateral Agent shall give written notice of such amendment, waiver or consent to each other Cash Flow Collateral Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document as set forth in this Section 7.4(d).

Section 7.5 Addresses for Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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ABL Agent:	General Electric Capital Corporation
299 Park Avenue
New York, New York 10017
Attention: HD Supply Account Manager
Facsimile: (646) 428-7094
Telephone: (646) 428-7017

with a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: William D. Brewer
Facsimile: (212) 294-4700

Term Agent:	Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-04
Dallas, Texas 75202-3714
Attention: Jennifer Ollek
Facsimile: 214 290 8374
Telephone: 214 209 2642

First Lien Note Agent:	Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Attention: Corporate Trust Department
Facsimile: (203) 453-1183
Telephone: (203) 453-4130

Second Lien Note Agent:	Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Attention: Corporate Trust Department
Facsimile: (203) 453-1183
Telephone: (203) 453-4130

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies.

No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 7.7 Continuing Agreement, Transfer of Secured Obligations.

This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations and the Discharge of All Cash Flow Collateral Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Lender, any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Cash Flow Collateral Obligations, as applicable, owned by it to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, such Cash Flow Collateral Agent, such ABL Lender or such Cash Flow Collateral Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Cash Flow Collateral Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law: Entire Agreement.

The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts.

This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries.

This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Lenders, each Cash Flow Agent, the Cash Flow Collateral Secured Parties, and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each other Agent then party to this Agreement;

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(ii) at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to each other Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to each other Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness;

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each other Agent then party to this Agreement; and

(v) no Event of Default shall have occurred and be continuing.

(b) Upon satisfaction of the foregoing conditions, the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent”, for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date”. Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of each other Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of each other Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or

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supplements to or other modifications to, any Cash Flow Collateral Documents or ABL Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Cash Flow Collateral Representative; Notice of Cash Flow Collateral Representative Change.

The Cash Flow Collateral Representative shall act for the Cash Flow Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Cash Flow Holders from time to time, except as otherwise agreed in writing by and among the Cash Flow Collateral Agents (including pursuant to the Cash Flow Intercreditor Agreement). Until a Party (other than the existing Cash Flow Collateral Representative) receives written notice from the existing Cash Flow Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Cash Flow Collateral Representative, such Party shall be entitled to act as if the existing Cash Flow Collateral Representative is in fact the Cash Flow Collateral Representative. Each Party (other than the existing Cash Flow Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Cash Flow Collateral Representative which facially appears to be from the then existing Cash Flow Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Cash Flow Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Cash Flow Collateral Representative.

Section 7.13 Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties and the Cash Flow Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay any of the ABL Obligations or the Cash Flow Collateral Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14 Headings.

The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

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Section 7.15 Severability.

If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys Fees.

The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

76

Section 7.18 Intercreditor Agreement.

This Agreement is the “Base Intercreditor Agreement” referred to in the ABL Credit Agreement, the Term Credit Facility, the First Lien Indenture, the Second Lien Indenture and any Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Cash Flow Collateral Secured Party to receive payment or of any Cash Flow Collateral Secured Party to receive payment to the right of any ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability.

The ABL Agent and each Cash Flow Collateral Agent each acknowledge and agree that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any other Cash Flow Collateral Document. Except as otherwise provided in this Agreement, the ABL Agent and each Cash Flow Collateral Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts.

In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Cash Flow Collateral Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to the Company or any other Credit Party in the ABL Documents and the Cash Flow Collateral Documents.

Section 7.21 Information Concerning Financial Condition of the Credit Parties.

None of the ABL Agent and the Cash Flow Collateral Agents has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Cash Flow Collateral Obligations. The ABL Agent and each Cash Flow Collateral Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the ABL Agent or any Cash Flow Collateral Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

77

Section 7.22 Excluded Assets and Note Excluded Assets.

Nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that:

(i)	any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party, or

(ii)	the First Lien Note Agent, the Second Lien Note Agent or any Additional Agent, or any Secured Party represented by such Agent, receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes Note Excluded Assets, except to the extent otherwise designated by the Company at any time or from time to time with respect to all or any portion of the Note Excluded Assets.

Any such designation by the Company as contemplated by the preceding clause (ii) shall be at the Company’s option, may be made by the Company at the time such Agent first becomes a Party or at any time or from time to time thereafter, and (except as may be otherwise expressly agreed in writing between such Agent and the Company) may be changed, modified or rescinded by the Company (at its option) at any time or from time to time with respect to all or any portion of the Note Excluded Assets.

[Signature pages follow]

78

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Lenders, the Term Agent, for and on behalf of itself and the Term Creditors, the First Lien Note Agent, for and on behalf of itself and the First Lien Noteholder Secured Parties, and the Second Lien Note Agent, for and on behalf of itself and the Second Lien Noteholder Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION
in its capacity as the ABL Agent

By:
Name:
Title:

BANK OF AMERICA, N.A. in its capacity as the Term Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as the First Lien Note Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as the Second Lien Note Agent

By:
Name:
Title:

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Lenders, the Term Agent, the Term Creditors, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent and any Additional Creditors and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

BASE INTERCREDITOR AGREEMENT

CREDIT PARTIES:

[HOLDING]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

BASE INTERCREDITOR AGREEMENT

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                 , 20    , by [COMPANY]1 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of April 12, 2012 among GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”) for the Term Creditors, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties.2 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                 , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].3

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, and any Additional Agent that:

(1) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

[1]	Revise as appropriate to refer to any permitted successor or assign.
[2]	Revise as appropriate to refer to any successor Agent and to add reference to any previously added Additional Agent.
[3]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

i

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3) on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement.

ii

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

iii

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                 , 20    , among [COMPANY] (the “Company”), GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)1 for the ABL Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”)2 for the Term Creditors, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”)3 for the First Lien Noteholder Secured Parties, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”)4 for the Second Lien Noteholder Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, the Term Agent, the First Lien Note Agent, [and] the Second Lien Note Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                 , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].5

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

[1]	Revise as appropriate to refer to any successor ABL Agent.
[2]	Revise as appropriate to refer to any successor Term Agent.
[3]	Revise as appropriate to refer to any successor First Lien Note Agent.
[4]	Revise as appropriate to refer to any successor Second Lien Note Agent.
[5]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

i

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]6 hereby agrees with the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]7 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Lenders), the Term Agent (for itself and on behalf of the Term Creditors), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), the Second Lien Note Agent (for itself and on behalf of the Second Lien Noteholder Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, any Additional Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Lenders), the Term Agent (for itself and on behalf of the Term Creditors), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), the Second Lien Note Agent (for itself and on behalf of the Second Lien Noteholder Secured Parties), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the ABL Obligations, the Term Obligations, the First Lien Note Obligations and the Second Lien Note Obligations8 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Term Credit Agreement, the First Lien Notes, the Second Lien Notes or other ABL Documents, Term Documents, First Lien Note Documents or Second Lien Note Documents,9 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

[6]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
[7]	Revise references throughout as appropriate to refer to the party or parties being added.
[8]	Add reference to any previously added Additional Obligations as appropriate.
[9]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

ii

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

iii

EXHIBIT C

[ABL CREDIT AGREEMENT] [TERM CREDIT AGREEMENT] [FIRST LIEN INDENTURE] [SECOND LIEN INDENTURE] JOINDER

JOINDER, dated as of                 , 20    , among GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)1 for the ABL Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”)2 for the Term Creditors, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”)3 for the First Lien Noteholder Secured Parties, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”)4 for the Second Lien Noteholder Secured Parties, [list any previously added Additional Agent] [and insert name of additional ABL Lenders, ABL Agent, Term Creditors, Term Agent, First Lien Noteholder Secured Parties, First Lien Note Agent, Second Lien Noteholder Secured Parties or Second Lien Note Agent as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent5, Term Agent6, the First Lien Note Agent7 [and] the Second Lien Note Agent8 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                 , 20     (the “Joining [ABL Credit Agreement] [Term Credit Agreement] [First Lien

[1]	Revise as appropriate to refer to any successor ABL Agent.
[2]	Revise as appropriate to refer to any successor Term Agent.
[3]	Revise as appropriate to refer to any successor First Lien Note Agent.
[4]	Revise as appropriate to refer to any successor Second Lien Note Agent.
[5]	Revise as appropriate to describe predecessor ABL Agent, if joinder is for a new ABL Credit Agreement.
[6]	Revise as appropriate to describe predecessor Term Agent, if joinder is for a new Term Credit Agreement.
[7]	Revise as appropriate to describe predecessor First Lien Note Agent, if joinder is for a new First Lien Indenture.
[8]	Revise as appropriate to describe predecessor Second Lien Note Agent, if joinder is for a new Second Lien Indenture.

4

Indenture] [Second Lien Indenture]”), among [list any applicable Credit Party], [list any applicable new ABL Lenders, Term Creditors, First Lien Noteholder Secured Parties or Second Lien Noteholder Secured Parties, as applicable (the “Joining [ABL Lenders] [Term Creditors] [First Lien Noteholder Secured Parties] [Second Lien Noteholder Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [ABL] [Term] [First Lien Note] [Second Lien Note] Agent”)].9

The Joining [ABL][Term][First Lien Note][Second Lien Note] Agent, for itself and on behalf of the Joining [ABL Lenders][Term Creditors][First Lien Noteholder Secured Parties][Second Lien Noteholder Secured Parties],10 hereby agrees with the Company and the other Credit Parties and each other Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [ABL][Term][First Lien Note][Second Lien Note] Agent, for itself and on behalf of the Joining [ABL Lenders][Term Creditors][First Lien Noteholder Secured Parties[[Second Lien Noteholder Secured Parties],]11 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [Term][First Lien Note][Second Lien Note] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Term Credit Agreement][First Lien Indenture][Second Lien Indenture] shall be deemed [the][a] [ABL Credit Agreement][Term Credit Agreement][First Lien Indenture][Second Lien Indenture]under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Term][First Lien Note][Second Lien Note] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

[9]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[10]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[11]	Revise references throughout as appropriate to refer to the party or parties being added.

5

EXHIBIT D TO

CREDIT AGREEMENT

FORM OF CASH FLOW INTERCREDITOR AGREEMENT

CASH FLOW INTERCREDITOR AGREEMENT

by and among

Bank of America, N.A.

as Term Agent,

Wilmington Trust, National Association

as First Lien Note Agent,

and

Wilmington Trust, National Association

as Second Lien Note Agent

Dated as of April 12, 2012

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.1	UCC DEFINITIONS	2
SECTION 1.2	OTHER DEFINITIONS	2
SECTION 1.3	RULES OF CONSTRUCTION	21

ARTICLE II

LIEN PRIORITY

SECTION 2.1	AGREEMENT TO SUBORDINATE	21
SECTION 2.2	WAIVER OF RIGHT TO CONTEST LIENS	24
SECTION 2.3	REMEDIES STANDSTILL	25
SECTION 2.4	EXERCISE OF RIGHTS	26
SECTION 2.5	[RESERVED]	27
SECTION 2.6	WAIVER OF MARSHALLING	27

ARTICLE III

ACTIONS OF THE PARTIES

SECTION 3.1	CERTAIN ACTIONS PERMITTED	27
SECTION 3.2	DELIVERY OF CONTROL COLLATERAL	28
SECTION 3.3	SHARING OF INFORMATION AND ACCESS	28
SECTION 3.4	INSURANCE	28
SECTION 3.5	NO ADDITIONAL RIGHTS FOR THE CREDIT PARTIES HEREUNDER	29
SECTION 3.6	ACTIONS UPON BREACH	29

ARTICLE IV

APPLICATION OF PROCEEDS

SECTION 4.1	APPLICATION OF PROCEEDS	29
SECTION 4.2	SPECIFIC PERFORMANCE	32

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

SECTION 5.1	NOTICE OF ACCEPTANCE AND OTHER WAIVERS	32
SECTION 5.2	MODIFICATIONS TO SENIOR PRIORITY DOCUMENTS AND JUNIOR PRIORITY DOCUMENTS	33
SECTION 5.3	REINSTATEMENT AND CONTINUATION OF AGREEMENT	37

-i-

-ii-

CASH FLOW INTERCREDITOR AGREEMENT

This CASH FLOW INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of April 12, 2012 among Bank of America, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Agent”) for the Term Creditors referred to below under the Term Credit Agreement, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties referred to below under the First Lien Indenture and Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties referred to below under the Second Lien Indenture. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A. Pursuant to the Original Term Credit Agreement, the Term Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Borrower.

B. Pursuant to the Term Guaranties, the Term Guarantors have agreed to guarantee the payment and performance of the Term Borrower’s obligations under the Term Documents.

C. Pursuant to the Original First Lien Indenture, the First Lien Note Issuer has issued, or will issue, the First Lien Notes.

D. Pursuant to the First Lien Note Guaranties, the First Lien Note Guarantors have agreed to guarantee the payment and performance of the First Lien Note Issuer’s obligations under the First Lien Note Documents.

E. Pursuant to the Original Second Lien Indenture, the Second Lien Note Issuer has issued, or will issue, the Second Lien Notes.

F. Pursuant to the Second Lien Note Guaranties, the Second Lien Note Guarantors have agreed to guarantee the payment and performance of the Second Lien Note Issuer’s obligations under the Second Lien Note Documents.

G. Each of the Term Agent (on behalf of the Term Creditors), the First Lien Note Agent (on behalf of the First Lien Noteholder Secured Parties) and the Second Lien Note Agent (on behalf of the Second Lien Noteholder Secured Parties) is party to the Base Intercreditor Agreement.

H. Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditor shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

I. Each of the Term Agent (on behalf of the Term Creditors), the First Lien Note Agent (on behalf of the First Lien Noteholder Secured Parties) and the Second Lien Note Agent (on behalf of the Second Lien Noteholder Secured Parties) and, by their acknowledgment hereof, the Term Credit Parties, the First Lien Note Credit Parties and the Second Lien Note Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Credit Agreement” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Credit Agreement Lender” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Agent” means any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” means any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” means any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” means all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Creditors” means one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” means the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” means one or more Additional Credit Facility Creditors and all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers and Management Credit Providers in respect of any Additional Document and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, means the Additional Creditors represented by such Additional Agent.

“Additional Documents” means, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee designated in respect of any Additional Collateral Document, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guaranties” means any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” means any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” means any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” means any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a) prior to the Discharge of Term Obligations, Section 7.2 of the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of First Lien Note Obligations, Section 413 of the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

(c) prior to the Discharge of Second Lien Note Obligations, Section 413 of the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(d) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness,” the term “Lien” shall have the meaning set forth (w) for purposes of the preceding clause (1)(a), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(b), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (1)(c), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(d), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” means a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers or Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” means any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” means any Indebtedness (as defined below) that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of Term Obligations, Section 7.1 of the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of First Lien Note Obligations, Section 407 of the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

(c) prior to the Discharge of Second Lien Note Obligations, Section 407 of the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(d) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness,” the term “Indebtedness” shall have the meaning set forth (w) for purposes of the preceding clause (a), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (b), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (c), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (d), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” means any Term Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Credit Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” means any Term Bank Products Provider, any First Lien Note Bank Products Provider, any Second Lien Note Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Base Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among General Electric Capital Corporation, as ABL Agent, Bank of America, N.A., as Term Agent, Wilmington Trust, National Association, as First Lien Note Agent, Wilmington Trust, National Association, as Second Lien Note Agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrower” means any of the First Lien Note Issuer, the Second Lien Note Issuer, the Term Borrower and any Additional Borrower.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” means any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the ABL Credit Agreement, the Term Credit Agreement or any Additional Credit Facility, or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of the McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Collateral” means the Holding Pledged Stock and all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents, the Term Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Control Collateral” means any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Controlling Senior Priority Secured Parties” means (i) at any time when the Term Agent is the Senior Priority Representative, the Term Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” means the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents.

“Credit Facility” means any Senior Priority Credit Facility and any Junior Priority Credit Facility, as applicable.

“Credit Parties” means the First Lien Note Credit Parties, the Second Lien Note Credit Parties, the Term Credit Parties and any Additional Credit Parties.

“Creditor” means any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” means any Party (other than the Term Agent, the First Lien Note Agent and the Second Lien Note Agent) that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“Discharge of Additional Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of First Lien Note Obligations” means the payment in full in cash of the applicable First Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable First Lien Indenture is paid in full in cash.

“Discharge of Junior Priority Obligations” means the occurrence of all of the Discharge of Second Lien Note Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Second Lien Note Obligations” means the payment in full in cash of the applicable Second Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Second Lien Indenture is paid in full in cash.

“Discharge of Senior Priority Obligations” means the occurrence of all of the Discharge of Term Obligations, the Discharge of First Lien Note Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Discharge of Term Obligations” means (a) the payment in full in cash of the applicable Term Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Term Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Term Documents.

“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” means an Event of Default under any First Lien Indenture, any Second Lien Indenture, any Term Credit Agreement or any Additional Credit Facility.

“Excluded Subsidiary Securities” means any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the Securities and Exchange Commission (or any other Governmental Authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means:

(a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First Lien Indenture” means (i) the Original First Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Indenture or (y) any subsequent First Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Junior Priority Agent (other than the Second Lien Note Agent and any Designated Agent) (or, if there is no continuing Junior Priority Agent other than the Second Lien Note Agent and any Designated Agent, as designated by the Company), that the obligations under such First Lien Indenture are subject to the terms and provisions of this Agreement. Any reference to the First Lien Indenture shall be deemed a reference to any First Lien Indenture then in existence.

“First Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Indenture.

“First Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit

Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Collateral Documents” means all “Note Security Documents” as defined in the First Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“First Lien Note Credit Parties” means the First Lien Note Issuer, the First Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is as of the date hereof or hereafter becomes a party to any First Lien Note Document.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Note Collateral Documents, any Bank Products Agreements between any First Lien Note Credit Party and any First Lien Note Bank Products Provider, any Hedging Agreements between any First Lien Note Credit Party and any First Lien Note Hedging Provider, any Management Guarantee designated in respect of any First Lien Note Collateral Document, and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any First Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Trustee or First Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guaranties” means the guarantees of the First Lien Note Guarantors pursuant to the Original First Lien Indenture and all other guarantees of any First Lien Note Obligations of any First Lien Note Credit Party by any other First Lien Note Credit Party in favor of any First Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the First Lien Note Guaranties and any other Person who becomes a guarantor under any of the First Lien Note Guaranties.

“First Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Issuer” means the Company, in its capacity as issuer under the First Lien Indenture, together with its successors and assigns.

“First Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Note Credit Party from time to time to the First Lien Note Agent, the First Lien Trustee, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider or any Management Credit Provider under any First Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Note Credit Party, would have accrued on any First Lien Note Obligation, whether or not a claim is allowed against such First Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“First Lien Noteholder Secured Parties” means the First Lien Trustee, the First Lien Note Agent, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider and any Management Credit Provider in respect of any First Lien Note Document.

“First Lien Noteholders” means the holders of the First Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any First Lien Indenture.

“First Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the First Lien Indenture.

“First Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Trustee” under any First Lien Indenture.

“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (b) any Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more of the Subsidiaries described in clause (a) above (or Subsidiaries thereof), intellectual property relating to such Subsidiaries described in clause (a) above (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantor” means any of the First Lien Note Guarantors, the Second Lien Note Guarantors, the Term Guarantors and any Additional Guarantors.

“Hedging Affiliate” means any Term Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” means any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” means any First Lien Note Hedging Provider, any Second Lien Note Hedging Provider or any Additional Hedging Provider, as applicable.

“Holding” means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Pledged Stock” means the Capital Stock of the Company to be pledged by Holding pursuant to the Term Documents and/or (if applicable) any Additional Documents.

“Indebtedness” shall have the meaning assigned thereto in the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility respectively, as applicable.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Inventory” has the meaning assigned in the Uniform Commercial Code as of the date of this Agreement.

“Junior Priority Agent” means any of the Second Lien Note Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” means the Second Lien Note Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” means the Second Lien Indenture and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” means the Second Lien Noteholder Secured Parties and any Additional Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” means:

(1) all Second Lien Note Obligations; and

(2) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11.

“Junior Priority Documents” means the Second Lien Note Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” means a Lien granted (a) by a Second Lien Note Collateral Document to the Second Lien Note Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” means the Second Lien Note Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” means the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Second Lien Note Agent.

“Junior Priority Secured Parties” means, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” means, with respect to any Lien of the First Lien Note Agent, the First Lien Noteholder Secured Parties, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Term Agent, the Term Creditors, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Major Non-Controlling Senior Priority Agent” means the Agent for the Senior Priority Credit Facility under which the greatest principal amount of Senior Priority Obligations (excluding Senior Priority Obligations under Bank Products Agreements, Hedging Agreements and Management Guarantees) is outstanding at the time of determination.

“Management Credit Provider” means any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of any Term Collateral Document, First Lien Note Collateral Document, Second Lien Note Collateral Document or Additional Collateral Document.

“Management Guarantee” shall have the meaning assigned to such term (i) with respect to the First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (ii) with respect to the Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), (iii) with respect to the Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) and (iv) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Non-Controlling Senior Priority Agent Enforcement Date” means the date that is 120 days (throughout which period the applicable Agent was the Major Non-Controlling Senior Priority Agent) after the occurrence of both (a) an event of default, as defined in the applicable Senior Priority Documents for the Senior Priority Credit Facility represented by such Agent and (b) the Term Agent’s and each other Senior Priority Agent’s receipt of written notice from such Agent certifying that (i) such Agent is the Major Non-Controlling Senior Priority Agent and that an event of default, as defined in such Agent’s applicable Senior Priority Documents, has occurred and is continuing and (ii) the Senior Priority Obligations thereunder are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with such Senior Priority Documents; provided that the Non-Controlling Senior Priority Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Senior Priority Representative has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time a Credit Party that has granted a security interest in the Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding.

“Note Excluded Assets” means any Excluded Subsidiary Securities and the Holding Pledged Stock.

“Original First Lien Indenture” means that certain Indenture dated as of the date hereof by and among the First Lien Note Issuer, the First Lien Note Guarantors, the First Lien Trustee, and the First Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Indenture” means that certain Indenture dated as of the date hereof by and among the Second Lien Note Issuer, the Second Lien Note Guarantors, the Second Lien Trustee, and the Second Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Credit Agreement” means that certain Credit Agreement, dated as of date hereof, by and among the Term Borrower, Bank of America, N.A., as administrative agent, the Term Credit Agreement Lenders and the Term Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” means any of the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent, and “Parties” means all of the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Second Lien Indenture” means (i) the Original Second Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Indenture or (y) any subsequent Second Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Second Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Agent and any other Senior Priority Agent (other than the First Lien Note Agent and any Designated Agent) (or, if there is no continuing Senior Priority Agent other than the First Lien Note Agent and any Designated Agent, as designated by the Company), that the obligations under such Second Lien Indenture are subject to the terms and provisions of this Agreement. Any reference to the Second Lien Indenture shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Indenture.

“Second Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Collateral Documents” means all “Note Security Documents” as defined in the Second Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“Second Lien Note Credit Parties” means the Second Lien Note Issuer, the Second Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is as of the date hereof or hereafter becomes a party to any Second Lien Note Document.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Note Collateral Documents, any Bank Products Agreements between any Second Lien Note Credit Party and any Second Lien Note Bank Products Provider, any Hedging Agreements between any Second Lien Note Credit Party and any Second Lien Note Hedging Provider, any Management Guarantee designated in respect of any Second Lien Note Collateral Document, and all other agreements, instruments, documents and certificates, as of the date hereof or hereafter executed by or on behalf of any Second Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Trustee or Second Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guaranties” means the guarantees of the Second Lien Note Guarantors pursuant to the Original Second Lien Indenture and all other guarantees of any Second Lien Note Obligations of any Second Lien Note Credit Party by any other Second Lien Note Credit Party in favor of any Second Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Second Lien Note Guaranties and any other Person who becomes a guarantor under any of the Second Lien Note Guaranties.

“Second Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Issuer” means the Company, in its capacity as issuer under the Second Lien Indenture, together with its successors and assigns.

“Second Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date hereof or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Note Credit Party from time to time to the Second Lien Note Agent, the Second Lien Trustee, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider or any Management Credit Provider under any Second Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Note Credit Party, would have accrued on any Second Lien Note Obligation, whether or not a claim is allowed against such Second Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Noteholder Secured Parties” means the Second Lien Trustee, the Second Lien Note Agent, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider and any Management Credit Provider in respect of any Second Lien Note Document.

“Second Lien Noteholders” means the holders of the Second Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Second Lien Indenture.

“Second Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the Second Lien Indenture.

“Second Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Trustee” under any Second Lien Indenture.

“Secured Parties” means any Senior Priority Secured Parties and any Junior Priority Secured Parties, as applicable.

“Senior Priority Agent” means any of the Term Agent, the First Lien Note Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” means the Term Credit Agreement, the First Lien Indenture and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” means the Term Secured Parties, the First Lien Noteholder Secured Parties and any Additional Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” means:

(1) all Term Obligations; and

(2) all First Lien Note Obligations; and

(3) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11.

“Senior Priority Documents” means the Term Documents, the First Lien Note Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Facility Creditors” means the Term Credit Agreement Lenders and any Additional Credit Facility Creditors in respect of any Senior Priority Obligations.

“Senior Priority Lien” means a Lien granted (a) by a Term Collateral Document to the Term Agent, (b) by a First Lien Note Collateral Document to the First Lien Note Agent or (c) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” means the Term Obligations, the First Lien Note Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” means (i) until the Senior Priority Representative Change Date, the Term Agent and (ii) upon and after the Senior Priority Representative Change Date, the Major Non-Controlling Senior Priority Agent.

“Senior Priority Representative Change Date” means the earlier of (1) the Discharge of Term Obligations and (2) the Non-Controlling Senior Priority Agent Enforcement Date.

“Senior Priority Secured Parties” means, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” means, severally, (a) the Indebtedness outstanding under the Second Lien Indenture and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” means, severally, (a) the Indebtedness outstanding under the Term Credit Agreement, (b) the Indebtedness outstanding under the First Lien Indenture and (c) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Term Agent” means Bank of America, N.A., in its capacity as collateral agent under the Term Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Credit Agreement or any subsequent Term Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “Collateral Agent” under any Term Credit Agreement.

“Term Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Bank Products Provider” means any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, as designated by the Company in accordance with the terms of the Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Borrower” means the borrower or borrowers under the Term Credit Agreement, together with its or their respective successors and assigns.

“Term Collateral Documents” means all “Security Documents” as defined in the Original Term Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Credit Agreement” means (a) the Original Term Credit Agreement and (b) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Credit Agreement or (y) any subsequent Term Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Junior Priority Agent (other than the Second Lien Note Agent and any Designated Agent) (or, if there is no continuing Junior Priority Agent other than the Second Lien Note Agent and any Designated Agent, as designated by the Company), that the obligations under such Term Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Credit Agreement shall be deemed a reference to any Term Credit Agreement then in existence.

“Term Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the Term Credit Agreement, together with their successors, assigns and transferees.

“Term Credit Parties” means the Term Borrower, the Term Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is as of the date hereof or hereafter becomes a party to any Term Document.

“Term Creditors” means all Term Credit Agreement Lenders, Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Management Credit Providers in respect of any Term Document and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Term Credit Agreement.

“Term Documents” means the Term Credit Agreement, the Term Guaranties, the Term Collateral Documents, any Bank Products Agreements between any Term Credit Party and any Term Bank Products Affiliate or Term Bank Products Provider, any Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, any Management Guarantee designated in respect of any Term Collateral Document, those other ancillary agreements as to which the Term Agent or any Term Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date hereof or hereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guaranties” means the guarantees of the Term Guarantors pursuant to the initial guarantee agreement entered into in connection with the Term Credit Agreement, and all other guaranties of any Term Obligations of any Term Credit Party in favor of any Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Guaranties and any other Person who becomes a guarantor under any of the Term Guaranties.

“Term Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was (i) a Term Agent, a Term Credit Agreement Lender or an “Other Representative” under and as defined in any Term Credit Agreement or an Affiliate of a Term Agent, Term Credit Agreement Lender or an “Other Representative” under and as defined in any Term Credit Agreement at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c) or (ii) an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of the Base Intercreditor Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date hereof or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Credit Party from time to time to any Term Agent, any Term Creditors or any of them, including any Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers or Management Credit Providers, under any Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Secured Parties” means the Term Agent and the Term Creditors.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” means the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1 Agreement to Subordinate.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior

Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii) except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv) except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority

Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c) Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(d) The Term Agent, for and on behalf of itself and the Term Creditors, acknowledges and agrees that (x) concurrently herewith, the First Lien Note Agent, for the benefit of itself and the First Lien Noteholder Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Term Agent has been granted Senior Priority Liens (except to the extent provided in Section 7.23 hereof), and the Term Agent hereby consents thereto, (y) concurrently herewith, the Second Lien Note Agent, for the benefit of itself and the Second Lien Noteholder Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Term Agent has been granted Senior Priority Liens (except to the extent provided in Section 7.23 hereof), and the Term Agent hereby consents thereto, and (z) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Term Agent has been granted Senior Priority Liens (except to the extent provided in Section 7.23 hereof), and the Term Agent hereby consents thereto.

(e) The First Lien Note Agent, for and on behalf of itself and the First Lien Noteholder Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Term Agent, for the benefit of itself and the Term Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the First Lien Note Agent has been granted Senior Priority Liens, and the First Lien Note Agent hereby consents thereto, (y) concurrently herewith, the Second Lien Note Agent, for the benefit of itself and the Second Lien Noteholder Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the First Lien Note Agent has been granted Senior Priority Liens, and the First Lien Note Agent hereby consents thereto, and (z) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the First Lien Note Agent has been granted Senior Priority Liens, and the First Lien Note Agent hereby consents thereto.

(f) The Second Lien Note Agent, for and on behalf of itself and the Second Lien Noteholder Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Term Agent, for the benefit of itself and the Term Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the Second Lien Note Agent has been granted Junior Priority Liens, and the Second Lien Note Agent hereby consents thereto, (y) concurrently herewith, the First Lien Note Agent, for the benefit of itself and the First Lien Noteholder Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Second Lien Note Agent has been granted Junior Priority Liens, and the Second Lien Note Agent hereby consents thereto, and (z) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Second Lien Note Agent has been granted Junior Priority Liens, and the Second Lien Note Agent hereby consents thereto.

(g) Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (w) the Term Agent, for the benefit of itself and the Term Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (x) the First Lien Note Agent, for the benefit of itself and the First Lien Noteholder Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the Second Lien Note Agent, for the benefit of itself and the Second Lien Noteholder Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens (except to the extent provided in Section 7.23 hereof), and such Additional Agent hereby consents thereto.

(h) The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b) The assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3 Remedies Standstill.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the date upon which the Discharge of Senior Priority Obligations shall have occurred, such Junior Priority Agent and such Junior Priority Creditors:

(i) will not Exercise Any Secured Creditor Remedies with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii) will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the date upon which the Discharge of Senior Priority Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b) Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(c) Nothing in this Agreement shall prohibit the receipt by any Junior Priority Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Priority Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 [RESERVED].

Section 2.6 Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Borrower or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2 Delivery of Control Collateral.

(a) Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b) [RESERVED].

(c) [RESERVED].

(d) Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3 Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Senior Priority Collateral, such Senior Priority Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Senior Priority Agent such books and records for inspection and duplication or provide to such Senior Priority Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5 No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6 Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) Senior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Senior Priority Agent and Senior Priority Creditors may apply payments and make advances thereunder; (ii) the amount of Senior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Senior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Senior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Senior Priority Agent or Senior Priority Creditor commences the Exercise of Any Secured Creditor Remedies, all amounts received by any such Senior Priority Agent or Senior Priority Creditor shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, or any Additional Obligations, or any portion thereof.

(b) Application of Proceeds of Collateral. Subject to the terms of the Base Intercreditor Agreement, each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment, on a pro rata basis (except as may be separately otherwise agreed in writing by and between any applicable Senior Priority Agents, each on behalf of itself and the Senior Priority Creditors represented thereby), of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis (except as may be separately otherwise agreed in writing by and between any applicable Junior Priority Agents, each on behalf of itself and the Junior Priority Creditors represented thereby), of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except that any Note Excluded Assets and Proceeds thereof received by any Agent in connection with any Exercise of Secured Creditor Remedies shall not be applied to any First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations to the extent provided in Section 7.23.

This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) third and 4.1(d) second of the Base Intercreditor Agreement. The parties hereto agree that any proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated in the order set forth above.

(c) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d) Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative (if a Junior Priority Agent other than a Designated Agent) may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e) Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(f) Senior Intervening Creditor. Notwithstanding anything in Sections 4.1(c) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party an “Senior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment exists.

(g) Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment.

(h) Junior Intervening Creditor. Notwithstanding anything in Sections 4.1(c) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party an “Junior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment exists.

Section 4.2 Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b) None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2 Modifications to Senior Priority Documents and Junior Priority Documents.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b) Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of April 12, 2012 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Cash Flow Intercreditor Agreement”), initially among Bank of America, N.A., as Term Agent, Wilmington Trust, National Association, as First Lien Note Agent, Wilmington Trust, National Association, as Second Lien Note Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Cash Flow Intercreditor Agreement and this Agreement, the terms of the Cash Flow Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d) Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e) Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority

Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f) The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof. If the indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), as the case may be, the holders of such indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than the First Lien Note Agent and any Designated Agent) and Junior Priority Agents (other than the Second Lien Note Agent and any Designated Agent) (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and Designated Agents, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent

(except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3 Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1 Liens Granted in Insolvency Proceedings.

(a) DIP Financing. If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or any Senior Priority Facility Creditor shall seek to provide, or consent to a third party providing, any Borrower or any Guarantor with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the related Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the related Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors securing the Senior Priority Obligations on the Collateral and (iii) if such Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) such Liens in favor of such Senior Priority Agent and such Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b) All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief from Stay. Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3 No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4 Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of postpetition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Junior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Adequate Protection. Except as expressly provided in this Agreement, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Without limiting the immediately preceding sentence, following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to any Senior Priority Agent and the Senior Priority Creditors represented thereby, such Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority

Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Term Agent represents and warrants to each other Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Creditors. The First Lien Note Agent represents and warrants to each other Agent that it has the requisite power and authority under the First Lien Note Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the First Lien Noteholder Secured Parties. The Second Lien Note Agent represents and warrants to each other Agent that it has the requisite power and authority under the Second Lien Note Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Second Lien Noteholder Secured Parties. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Term Agent, the First Lien Note Agent, the Second Lien Note Agent and any Additional Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Term Credit Agreement,” “First Lien Note Indenture” or “Second Lien Note Indenture,” as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b) In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral. The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Term Agent:	Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-04
Dallas, Texas 75202-3714
Attention: Jennifer Ollek
Facsimile: 214 290 8374
Telephone: 214 209 2642

First Lien Note Agent:	Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Attention: Corporate Trust Department
Facsimile: (203) 453-1183
Telephone: (203) 453-4130

Second Lien Note Agent:	Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Attention: Corporate Trust Department
Facsimile: (203) 453-1183
Telephone: (203) 453-4130

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(ii) at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement; and

(v) no Event of Default shall have occurred and be continuing.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b) Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of each Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of each Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Collateral Documents, First Lien Note Collateral Documents, Second Lien Note Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Controlling Senior Priority Secured Parties, or the requisite percentage of such Controlling Senior Priority Secured Parties under the applicable Senior Priority Documents (or the agent or representative with respect thereto) . Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13 Cash Flow Collateral Representative. Each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, and each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that the Senior Priority Representative shall act as Cash Flow Collateral Representative under the Base Intercreditor Agreement at all times prior to the date upon which the Discharge of the Senior Priority Obligations shall have occurred. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the date upon which the Discharge of the Senior Priority Obligations shall have occurred, such Junior Priority Agent shall be ineligible to act as the “Cash Flow Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity.

Section 7.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Term Obligations, the First Lien Note Obligations, the Second Lien Note Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19 Intercreditor Agreement. This Agreement is the “Cash Flow Intercreditor Agreement” referred to in the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20 No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Term Document, any other First Lien Note Document, any other Second Lien Note Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Term Document, any First Lien Note Document, any Second Lien Note Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the even of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing among Cash Flow Collateral Agents (as such term is defined in the Base Intercreditor Agreement) altering, among other things, the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to the Company or any other Credit Party in the Term Documents, the First Lien Note Documents, the Second Lien Documents or any Additional Documents.

Section 7.22 Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Term Obligations, the First Lien Note Obligations, the Second Lien Note Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23 Excluded Assets and Note Excluded Assets. Nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that:

(i)	any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party, or

(ii)	the First Lien Note Agent, the Second Lien Note Agent or any Additional Agent, or any Secured Party represented by such Agent, receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes Note Excluded Assets, except to the extent otherwise designated by the Company at any time or from time to time with respect to all or any portion of the Note Excluded Assets.

Any such designation by the Company as contemplated by the preceding clause (ii) shall be at the Company’s option, may be made by the Company at the time such Agent first becomes a Party or at any time or from time to time thereafter, and (except as may be otherwise expressly agreed in writing between such Agent and the Company) may be changed, modified or rescinded by the Company (at its option) at any time or from time to time with respect to all or any portion of the Note Excluded Assets

[Signature pages follow]

IN WITNESS WHEREOF, the Term Agent, for and on behalf of itself and the Term Creditors, the First Lien Note Agent, on behalf of itself and the First Lien Noteholder Secured Parties, and the Second Lien Note Agent, for and on behalf of itself and the Second Lien Noteholder Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

Bank of America, N.A.,
as Term Agent

By:
Name:
Title:

Wilmington Trust, National Association, as First Lien Note Agent

By:
Name:
Title:

Wilmington Trust, National Association, as Second Lien Note Agent

By:
Name:
Title:

CASH FLOW INTERCREDITOR AGREEMENT

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Term Agent, the Term Secured Parties, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CASH FLOW INTERCREDITOR AGREEMENT

CREDIT PARTIES:

[HOLDING]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

CASH FLOW INTERCREDITOR AGREEMENT

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                 , 20    , by [COMPANY]1 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Cash Flow Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of April 12, 2012, among Bank of America, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”) for the Term Creditors, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties [and [                    ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].2 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                 , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].3

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, and any Additional Agent that:

(1) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3) on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

1	Revise as appropriate to refer to any permitted successor or assign.
2	Revise as appropriate to refer to any successor Term Agent, First Lien Note Agent or Second Lien Note Agent and to add reference to any previously added Additional Agent.
3	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

Ex. A-1

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                     , 20    , among [COMPANY], a Delaware corporation (“Company”), Bank of America, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”) for the Term Creditors, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties, [list any previously added Additional Agent] 4 [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Cash Flow Intercreditor Agreement dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Agent, the First Lien Note Agent and the Second Lien Note Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                 , 20     (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].5

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]6 hereby agrees with the Term Agent, the First Lien Note Agent, the Second Lien Note Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]7 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

4	Revise as appropriate to refer to any successor Term Agent, First Lien Note Agent or Second Lien Note Agent and to add reference to any previously added Additional Agent.
5	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
6	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
7	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. B-1

Section 2. Recognition of Claims. The Term Agent (for itself and on behalf of the Term Secured Parties), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, any Additional Agent or any Creditor may be entitled or subject. The Term Agent (for itself and on behalf of the Term Creditors), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the Term Obligations, the First Lien Note Obligations and the Second Lien Note Obligations8 and (b) agree[s] to refrain from making or asserting any claim that the Term Credit Agreement, the First Lien Notes, the Second Lien Notes or other Term Documents, First Lien Note Documents or Second Lien Note Documents,9 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

8	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
9	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Ex. B-2

Exhibit C

[TERM CREDIT AGREEMENT][FIRST LIEN INDENTURE][SECOND LIEN INDENTURE] JOINDER

JOINDER, dated as of                     , 20    , among Bank of America, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”) for the Term Creditors, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties, Wilmington Trust, National Association, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties, [list any previously added Additional Agent]10 [and insert name of additional Term Secured Parties, Term Agent, First Lien Note Secured Parties, First Lien Note Agent, Second Lien Note Secured Parties, or Second Lien Note Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Cash Flow Intercreditor Agreement dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Agent11, the First Lien Note Agent12 [and] the Second Lien Note Agent13 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                  , 20     (the “Joining [Term Credit Agreement][First Lien Indenture][Second Lien Indenture]”), among [list any applicable Credit Party], [list any applicable new Term Secured Parties, First Lien Noteholder Secured Parties or new Second Lien Noteholder Secured Parties, as applicable (the “Joining [Term][First Lien Noteholder][Second Lien Noteholder] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Term][First Lien Note][Second Lien Note] Agent”)].14

10	Revise as appropriate to refer to any successor Term Agent, First Lien Note Agent or Second Lien Note Agent and to add reference to any previously added Additional Agent.
11	Revise as appropriate to describe predecessor Term Agent or Term Secured Parties, if joinder is for a new Term Credit Agreement.
12	Revise as appropriate to describe predecessor First Lien Note Agent or First Lien Noteholder Secured Parties, if joinder is for a new First Lien Indenture.
13	Revise as appropriate to describe predecessor Second Lien Note Agent or Second Lien Noteholder Secured Parties, if joinder is for a new First Lien Indenture.
14	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

Ex. C-1

The Joining [Term][First Lien Note][Second Lien Note] Agent, for itself and on behalf of the Joining [Term][First Lien Noteholder][Second Lien Noteholder]15 Secured Parties, hereby agrees with the Company and the other Grantors, the [Term][First Lien Note][Second Lien Note] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Term][First Lien Note][Second Lien Note] Agent, for itself and on behalf of the Joining [Term][First Lien Noteholder][Second Lien Noteholder] Secured Parties,]16 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Term][First Lien Note][Second Lien Note] Agent. As of the date hereof, the Joining [Term Credit Agreement][First Lien Indenture][Second Lien Indenture] shall be deemed [the][a] [Term Credit Agreement][First Lien Indenture][Second Lien Indenture] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Term][First Lien Note][Second Lien Note]Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

15	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
16	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-2

EXHIBIT E TO

CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

BANK OF AMERICA, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

This Discount Range Prepayment Notice is delivered to you pursuant to subsection 3.4(i)(iii) of that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(i)(iii) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Term Loans] [[and] each Lender of the [—, 20—]1 Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Term Loans] [[and to each] Lender of the [—, 20—]2 Tranche[(s)]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[—] of Term Loans] [[and] $[—] of the [—, 20—]3 Tranche[(s)] of Incremental Term Loans].4

3. The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [—]% but less than or equal to [—]% (the “Discount Range”).

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Minimum of $5.0 million and whole increments of $500,000.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following the dated delivery of the notice pursuant to subsection 3.4(i)(iii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent and the [Lenders] [[and the] Lenders of the [—, 20—]5 Tranche[s]] that at least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.] [At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]6

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple Tranches if applicable.
[6]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

HD SUPPLY, INC.

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT F TO

CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

BANK OF AMERICA, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

Reference is made to (a) that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and (b) that certain Discount Range Prepayment Notice, dated             , 20    , from the Borrower. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(i)(iii) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans] [[and the] [—, 20—]1 Tranche[s]] held by the undersigned.

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[—]]

[[—, 20—]2 Tranche[s] - $[—]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [—]%.

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Term Loans] [[and its] [—, 20—]3 Tranche[s]] indicated above pursuant to subsection 3.4(i) of the

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[3]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G TO

CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

made by

HD SUPPLY, INC.,

and the Subsidiary Guarantors,

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent and as Collateral Agent

Dated as of April 12, 2012

-i-

SCHEDULES
1	Notice Addresses of Guarantors
2	Pledged Securities
3	Perfection Matters
4	Location of Jurisdiction of Organization
5	Intellectual Property
6	Contracts

ANNEXES

1	Acknowledgment and Consent of Issuers who are not Granting Parties
2	Assumption Agreement
3	Supplemental Agreement

-ii-

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 12, 2012, made by HD Supply, Inc., a Delaware corporation (the “Borrower”), and certain Subsidiaries of the Borrower that are signatories hereto, in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”), among the Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower that are or may become parties thereto (together with the Borrower, collectively, the “ABL Borrowers”), the several banks and other financial institutions from time to time parties thereto (as further defined in the ABL Credit Agreement, the “ABL Lenders”), General Electric Capital Corporation, as administrative agent (in such capacity, the “ABL Administrative Agent”) and collateral agent (in such capacity, the “U.S. ABL Collateral Agent”) for the ABL Lenders thereunder, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the other parties party thereto, the ABL Lenders have severally agreed to make extensions of credit to the ABL Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain U.S. Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), among the ABL Borrowers, certain of their subsidiaries, the ABL Administrative Agent and the U.S. ABL Collateral Agent, the ABL Borrowers and such subsidiaries have granted a first priority Lien (capitalized terms that are used in these recitals and not defined herein are used as defined in subsection 1.1) to the U.S. ABL Collateral Agent for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement) on the ABL Priority Collateral and a second priority Lien for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement) on the Cash Flow Priority Collateral (subject in each case to Permitted Liens (as defined in the ABL Credit Agreement));

WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (as amended pursuant to the First Supplemental Indenture, dated as of the date hereof, and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Priority Notes Indenture”), among the Borrower, the subsidiaries of the Borrower party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “First Priority Note Collateral Agent”), the Borrower has issued its 8 1/8% Senior Secured First Priority Notes due 2019 (the “First Priority Notes”);

WHEREAS, pursuant to that certain Note Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Priority Note Collateral Agreement”), among the Borrower, certain subsidiaries of the Borrower and the First Priority Note Collateral Agent, the Borrower and such subsidiaries have granted a second priority Lien to the First Priority Note Collateral Agent for the benefit of the Secured Parties (as defined in the First Priority Note Collateral Agreement) on the ABL Priority Collateral and a first priority Lien for the benefit of the holders of the Secured Parties (as defined in the First Priority Note Collateral Agreement) on the Cash Flow Priority Collateral (subject in each case to Permitted Liens (as defined in the First Priority Notes Indenture));

WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (as amended pursuant to the First Supplemental Indenture, dated as of the date hereof, and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Priority Notes Indenture”), among the Borrower, the subsidiaries of the Borrower party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “Second Priority Note Collateral Agent”), the Borrower has issued its 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”);

WHEREAS, pursuant to that certain Note Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Priority Note Collateral Agreement”), among the Borrower, certain subsidiaries of the Borrower and the Second Priority Note Collateral Agent, the Borrower and such subsidiaries have granted a third priority Lien to the Second Priority Note Collateral Agent for the benefit of the Secured Parties (as defined in the Second Priority Note Collateral Agreement) on the ABL Priority Collateral and a second priority Lien for the benefit of the holders of the Secured Parties (as defined in the Second Priority Note Collateral Agreement) on the Cash Flow Priority Collateral (subject in each case to Permitted Liens (as defined in the Second Priority Notes Indenture));

WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Borrower, the Borrower’s Domestic Subsidiaries that are party hereto and any other Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) that becomes a party hereto from time to time after the date hereof (the Borrower and such Domestic Subsidiaries (other than any Excluded Subsidiary), collectively, the “Granting Parties”);

WHEREAS, the Collateral Agent, the ABL Agent, the First Lien Note Agent and the Second Lien Note Agent have entered into an Intercreditor Agreement, acknowledged by the Borrower, HDS Holding Corporation and the Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time subject to subsection 9.1 hereof, the “Base Intercreditor Agreement”);

WHEREAS, the Collateral Agent, the First Lien Note Agent and the Second Lien Note Agent have entered into an Intercreditor Agreement, acknowledged by the Borrower, HDS Holding Corporation and the Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time subject to subsection 9.1 hereof, the “Cash Flow Intercreditor Agreement”);

WHEREAS, the Borrower and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and the ABL Credit Agreement and the issuance of the First Priority Notes and the Second Priority Notes; and

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1 DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Letter of Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts and Supporting Obligations.

(b) The following terms shall have the following meanings:

“ABL Accounts Collateral”: all Collateral consisting of the following:

(1) the Concentration Account and all Accounts Receivable;

(2) to the extent involving or governing any of the items referred to in the preceding clause (1), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Borrower) and Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clause (1) shall be included in the ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Accounts Collateral;

(4) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(5) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets directly received as proceeds of any ABL Accounts Collateral (“ABL Accounts

Proceeds”); provided, however, that no proceeds of ABL Accounts Proceeds will constitute ABL Accounts Collateral unless such proceeds of ABL Accounts Proceeds would otherwise constitute ABL Accounts Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Accounts Collateral.

“ABL Accounts Proceeds”: as defined in the definition of “ABL Accounts Collateral”.

“ABL Administrative Agent”: as defined in the recitals hereto.

“ABL Agent”: as defined in the Base Intercreditor Agreement.

“ABL Borrowers”: as defined in the recitals hereto.

“ABL Canadian Collateral”: as defined in the Base Intercreditor Agreement.

“ABL Credit Agreement”: as defined in the recitals hereto.

“ABL Lenders”: as defined in the recitals hereto.

“ABL Obligations”: as defined in the Base Intercreditor Agreement.

“ABL Priority Collateral”: all Collateral consisting of the following:

(1) all Inventory;

(2) all ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Borrower), Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Priority Collateral;

(4) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (3), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets to the extent received as proceeds of any ABL Priority Collateral (“ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Priority Collateral.

“ABL Priority Proceeds”: as defined in the definition of “ABL Priority Collateral.”

“Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor, but excluding in any event all Accounts that have been sold or otherwise transferred (and not transferred back to a Grantor) in connection with a Special Purpose Financing.

“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional Agent”: as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable.

“Adjusted Net Worth”: of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, the ABL Credit Agreement or any ABL Document (as defined in the Base Intercreditor Agreement) or pursuant to its guarantee with respect to the First Priority Notes or the Second Priority Notes) on such date.

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in subsection 9.8 hereof.

“Asset Sales Proceeds Account”: one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Cash Flow Priority Collateral and the proceeds of investment thereof.

“Bank Products Affiliate”: any Person who (i) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured pursuant to this Agreement or one or more other Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Borrower in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable)).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or services as may be requested by any Grantor (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (i) through (iii) of this definition).

“Bank Products Provider”: any Person (other than a Bank Products Affiliate) that has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured pursuant to this Agreement or one or more other Loan Documents as designated by the Borrower in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable)).

“Bankruptcy Case”: (i) the Borrower or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the collective reference to: all obligations and liabilities of the Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest and fees (if any) accruing after the maturity of the Loans and interest and fees (if any) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the other Loan Documents, any Hedging Agreement entered into with any Hedging Affiliate or Bank Products Agreement entered into with any Bank Products Affiliate or Bank Products Provider, or any Management Guarantee entered into with a Management Credit Provider or any other document made, delivered or given in connection therewith, in each case whether on account of (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document), (ii) amounts payable in connection with any such Bank Products Agreement or (iii) a termination of any transaction entered into pursuant to any such Hedging Agreement.

“Cash Flow Intercreditor Agreement”: as defined in the recitals hereto.

“Cash Flow Priority Collateral”: all Security Collateral other than ABL Priority Collateral, including real estate, intellectual property, equipment and equity interests of Subsidiaries of the Borrower, and all collateral security and guarantees with respect to any Cash Flow Priority Collateral and all cash, Money, Instruments, Securities and Financial Assets to the extent received as proceeds of any Cash Flow Priority Collateral; provided, however, no proceeds of proceeds will constitute Cash Flow Priority Collateral unless such proceeds of proceeds would otherwise constitute Cash Flow Priority Collateral or are credited to the Asset Sales Proceeds Account. For the avoidance of doubt, under no circumstances shall any of the ABL Canadian Collateral or Excluded Assets be Cash Flow Priority Collateral.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in Section 3 hereof; provided that, for purposes of subsection 6.5 and Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral Account Bank”: Bank of America, N.A., an Affiliate thereof or another bank which at all times is a Lender as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) the Cash Flow Collateral Representative and the ABL Agent (each as defined in the Base Intercreditor Agreement), (ii) the Senior Priority Representative (as defined in the Cash Flow Intercreditor Agreement) and (iii) if any other Intercreditor Agreement is executed, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

“Concentration Account”: as defined in the ABL Credit Agreement.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof (except for contracts listed on Schedule 6 hereto), to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, any license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Agreement”: as defined in the recitals hereto.

“Excluded Assets”: as defined in subsection 3.3.

“Filings”: as defined in subsection 4.2.2.

“Financing Statements”: as defined in subsection 4.2.2.

“First Lien Note Agent”: as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“First Priority Note Collateral Agreement”: as defined in the recitals hereto.

“First Priority Note Trustee”: as defined in the recitals hereto.

“First Priority Notes Indenture”: as defined in the recitals hereto.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, trademark applications, trade names, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.

“Granting Parties”: as defined in the recitals hereto.

“Grantor”: the Borrower and each Domestic Subsidiary of the Borrower that from time to time is a party hereto (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement or Bank Products Agreement entered into with any Bank Products Affiliate, Hedging Affiliate, Bank Products Provider, or any Management Guarantee entered into with a Management Credit Provider, in each case whether on account of (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document) and including interest and fees (if any) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Grantor, whether or not a claim for post-petition interest or fees (if any) is allowed in such proceeding, (ii) amounts payable in connection with any such Bank Products Agreement or (iii) a termination of any transaction entered into pursuant to any such Hedging Agreement.

“Guarantors”: the collective reference to each Granting Party other than the Borrower.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor thereunder being secured pursuant to this Agreement or one or more other Loan Documents, (ii) was an Agent, an Other Representative, a Lender or an Affiliate of an Agent, an Other Representative or a Lender at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (iv) or (iii) an ABL Agent, an ABL Credit Agreement Lender (as defined in the Base Intercreditor Agreement) or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of this Agreement, or at the time of the designation referred to in the following clause (iv), and (iv) has been designated by the Borrower in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable)).

“Hedging Agreement”: any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, including, without limitation, any Interest Rate Agreement, Commodities Agreement or Currency Agreement.

“Instruments”: as defined in Article 9 of the Code, but excluding the Pledged Securities.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $3,000,000 evidencing loans made by such Grantor to the Borrower or any of its Subsidiaries.

“Intercreditor Agreements”: (i) the Base Intercreditor Agreement, (ii) the Cash Flow Intercreditor Agreement and (iii) any other intercreditor agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Borrower and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time) (upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including, without limitation, all Inventory (as defined in the Credit Agreement) of such Grantor.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than any Capital Stock of any Foreign Subsidiary in excess of 65% of any series of such stock and other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies (including, without limitation, any successors contemplated by subsection 7.3 of the Credit Agreement).

“Lender” and “Lenders”: each as defined in the preamble hereto.

“Lender Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Management Credit Provider”: any Person that is a beneficiary of a Management Guarantee, as designated by the Borrower.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates, Hedging Affiliates, Bank Products Providers, and Management Credit Providers and all successors, assigns, transferees and replacements thereof.

“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, the Guarantor Obligations of such Guarantor.

“Ordinary Course Transferees”: as defined in subsection 4.2.2.

“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application or patentable invention, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Permitted Liens”: as defined in subsection 4.2.2.

“Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock of any Issuer listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock required to be pledged hereunder by such Pledgor pursuant to subsection 6.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect (provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary, (ii) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity and (iv) any of the Capital Stock of any Unrestricted Subsidiary).

“Pledgor”: Each Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Second Lien Note Agent”: as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable.

“Second Priority Note Collateral Agreement”: as defined in the recitals hereto.

“Second Priority Note Trustee”: as defined in the recitals hereto.

“Second Priority Notes Indenture”: as defined in the recitals hereto.

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Specified Asset”: as defined in subsection 4.2.2 hereof.

“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“U.S. ABL Collateral Agent”: as defined in the recitals hereto.

“U.S. Guarantee and Collateral Agreement”: as defined in the recitals hereto.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d) All references in this Agreement to any of the property described in the definition of the term “Collateral,” “Pledged Collateral” or “Security Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral, Pledged Collateral or Security Collateral, respectively.

SECTION 2 GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in following subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c) Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Borrower or a Restricted Subsidiary) as permitted under the Credit Agreement or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of the Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans, and all other Borrower Obligations then due and owing, are paid in full in cash, and the Commitments are terminated, (ii) the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Borrower or a Restricted Subsidiary) as permitted under the Credit Agreement or (iii) the designation of such Guarantor as an Unrestricted Subsidiary.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4 Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lenders(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any suit for breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, taking, or release of Security Collateral, (e) any change in the structure or existence of the Borrower, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or, in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 10.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with subsection 10.2 of the Credit Agreement.

SECTION 3 GRANT OF SECURITY INTEREST

3.1 Grant. Each Granting Party that is a Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Documents;

(e) all Equipment and Goods;

(f) all General Intangibles;

(g) all Instruments;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Fixtures;

(l) all books and records pertaining to any of the foregoing;

(m) the Collateral Proceeds Account; and

(n) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, in the case of each Grantor, Collateral shall not include any Pledged Collateral, or any property or assets specifically excluded from Pledged Collateral (including any Capital Stock of any Foreign Subsidiary in excess of 65% of any series of such stock).

3.2 Pledged Collateral. Each Granting Party that is a Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 3.3.

3.3 Certain Exceptions. No security interest is or will be granted pursuant hereto in any right, title or interest of any Granting Party under or in (collectively, the “Excluded Assets”):

(a) any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than the Borrower, a Restricted Subsidiary or an Affiliate thereof (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b) any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 7.2(h) of the Credit Agreement in respect of Purchase Money Obligations or Capitalized Lease Obligations, or a Lien described in subsection 7.2(o) (with respect to such a Lien described in subsection 7.2(h)) of the Credit Agreement, and consists of Equipment or other property financed or refinanced thereby (including through any financing or refinancing of the acquisition, leasing, construction or improvement of any such assets) and/or any improvements, accessions, proceeds, dividends or distributions in respect of any such assets, and/or any other assets relating to any such assets (including to any such acquisition, leasing, construction or improvement thereof) or any such improvements, accessions, proceeds, dividends or distributions, or (y) is subject to a Lien described in subsection 7.2(h) of the Credit Agreement in respect of Hedging Obligations, or a Lien described in subsection 7.2(o) (with respect to such a Lien described in subsection 7.2(h)) of the Credit Agreement, and consists of (i) cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions or to any Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (A) any Interest Rate Agreements, Currency Agreements or Commodities Agreements or (B) any other agreements, instruments or documents related to any Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this clause (y);

(c) any property that would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property (w) has been sold or otherwise transferred in connection with (i) a Special Purpose Financing, (ii) a Sale and Leaseback Transaction the proceeds of which are applied pursuant to subsection 3.4 of the Credit Agreement if and to the extent required thereby or (iii) an Exempt Sale and Leaseback Transaction, (x) constitutes the Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Granting Party in payment for the sale and transfer of such property in such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction), (y) is subject to any Permitted Lien and consists of property subject to any such Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction or general intangibles related thereto (but only for so long as such Liens are in place) or (z) is subject to any Liens securing Indebtedness incurred in compliance with subsection 7.1(b)(ix) of the Credit Agreement, or Liens permitted under subsection 7.2(k)(4) or 7.2(p)(12) of the Credit Agreement;

(d) Capital Stock which is specifically excluded from the definition of Pledged Stock by virtue of the proviso contained in the parenthetical to such definition;

(e) those assets over which the granting of security interests in such assets (i) would be prohibited by a contract permitted under the Credit Agreement, by applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), or (ii) to the extent that such security interests would result in material adverse tax consequences as reasonably determined by the Borrower;

(f) any interest in leased real property;

(g) Foreign Intellectual Property; and

(h) any Vehicles and any other assets subject to certificate of title.

The Borrower will give written notice to the Collateral Agent of any determination made by the Borrower as contemplated by clause (e)(ii) of the preceding “Excluded Assets” definition.

3.4 Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsections 3.1 and 3.2 hereof shall (w) with respect to all Security Collateral other than Cash Flow Priority Collateral, prior to the Discharge of ABL Obligations (as defined in the Base Intercreditor Agreement), be subject and subordinate to the Liens granted to the ABL Agent for the benefit of the holders of the ABL Obligations to secure the ABL Obligations pursuant to the relevant ABL Document (as defined in the Base Intercreditor Agreement), (x) with respect to all Security Collateral, prior to the Discharge of First Lien Note Obligations (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), be pari passu and equal in priority to the Liens granted to the First Lien Note Agent for the benefit of the holders of the First Lien Note Obligations (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable) to secure such First Lien Note Obligations pursuant to the First Lien Note Collateral Documents (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), (y) with respect to all Security Collateral, prior to the applicable Discharge of Additional Obligations (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations to secure such Additional Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable) (except, in the case of this clause (y), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable) represented thereby, including pursuant to the Cash Flow Intercreditor Agreement) and (z) with respect to all Security Collateral, prior to the Discharge of Second Lien Note Obligations (as defined in the Cash Flow Intercreditor Agreement), be senior in priority to the Liens granted to the Second Lien Note Agent for the benefit of the holders of the Second Lien Note Obligations (as defined in the Cash Flow Intercreditor Agreement) to secure such Second Lien Note Obligations pursuant to the Second Lien Note Collateral Documents (as defined in the Cash Flow Intercreditor Agreement). The Collateral Agent acknowledges and agrees that the relative priority of such Liens granted to the Collateral Agent, the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent and any Additional Agent may be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent and any Additional Agent, in the case of the Base Intercreditor Agreement, (ii) the Collateral Agent, the First Lien Note Agent, the Second Lien Note Agent and any Additional Agent, in the case of the Cash Flow Intercreditor Agreement and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as any ABL Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral constituting ABL Priority Collateral shall be satisfied by causing such ABL Priority Collateral to be delivered to the ABL Agent to be held in accordance with the Base Intercreditor Agreement and (y) for so long as any First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the Collateral Agent, or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, to be held in accordance with any applicable Intercreditor Agreement.

SECTION 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Each Guarantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Representations and Warranties of Each Grantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1 Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Security Collateral by the Credit Agreement (including, without limitation, subsection 7.2 thereof), such Grantor owns each item of such Grantor’s Security Collateral free and clear of any and all Liens. Except as set forth on Schedule 3, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Security Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are in respect of Liens permitted by the Credit Agreement (including, without limitation, subsection 7.2 thereof) or any other Loan Document or for which termination statements will be delivered on the Closing Date.

4.2.2 Perfection; Priority.

(a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights reserved in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents, upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement, of the Collateral Proceeds Account, Letter of Credit Rights and Electronic Chattel Paper a security interest in which is perfected by “control,” the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness other than Permitted Liens (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a short form or notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements delivered to the Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person that is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Permitted Liens”: Liens permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to subsection 7.2 of the Credit Agreement.

“Specified Assets”: the following property and assets of such Grantor:

(1)	Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Borrower and its Subsidiaries taken as a whole;

(2)	Copyrights and Copyright Licenses and Accounts or receivables arising therefrom to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon or Liens thereon cannot be perfected by the filing and acceptance of this Agreement or short form thereof in the United States Copyright Office;

(3)	Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)	goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(5)	Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or a Deposit Account of a Grantor subject to the Collateral Agent’s control;

(6)	Contracts, Accounts or receivables subject to the Assignment of Claims Act;

(7)	Fixtures; and

(8)	uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).

4.2.3 Jurisdiction of Organization.

(a) On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4.

4.2.4 Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5 Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Cash Flow Priority Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6 Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents) owned by such Grantor in its own name as of the date hereof in each case, other than Foreign Intellectual Property.

4.3 Representations and Warranties of Each Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.3.1 Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2 [Reserved]

4.3.3 Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens arising by operation of law or Permitted Liens.

4.3.4 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement), enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement (or their respective agents appointed for purposes of perfection), of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement), enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5 COVENANTS

5.1 Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, and all other Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Guarantor, the date upon which all the Capital Stock of such Guarantor shall have been sold or otherwise disposed of (to a Person other than the Borrower or a Restricted Subsidiary) in accordance with the terms of the Credit Agreement or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2 Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Loans, and all other Obligations then due and owing shall have been paid in full in cash, and the Commitments shall have terminated, (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than the Borrower or a Restricted Subsidiary) in accordance with the terms of the Credit Agreement or (iii) as to any Grantor, the designation of such Grantor as an Unrestricted Subsidiary:

5.2.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2 Maintenance of Insurance. Such Grantor will maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Collateral Agent, upon written request, information in reasonable detail as to the insurance carried.

5.2.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in subsection 4.2.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Grantor’s Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Borrower nor any Grantor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $3,000,000) to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), or (iii) deliver landlord lien waivers, estoppels or collateral access letters. It is understood and agreed that no Grantor shall be required to file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property that is not subject to a Mortgage pursuant to the Credit Agreement.

5.2.5 Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name or jurisdiction of organization (whether by merger or otherwise) (and in any event, within 30 days of such change); provided that, promptly after receiving a written request therefor from the Collateral Agent, such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein.

5.2.6 Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Permitted Liens) on any of such Grantor’s Collateral which would materially adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests created hereby.

5.2.7 Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

5.2.8 Accounts Receivable.

(a) With respect to Accounts Receivable constituting Cash Flow Priority Collateral, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any such Account Receivable unless such extensions, compromises, settlements, releases, credits or discounts would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting Cash Flow Priority Collateral taken as a whole.

(b) Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it with respect to Accounts Receivable constituting Cash Flow Priority Collateral that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10 Acquisition of Intellectual Property. Within 90 days after the end of each calendar year, such Grantor will notify the Collateral Agent of any acquisition by such Grantor of (i) any registration of any material United States Copyright, Patent or Trademark or (ii) any exclusive rights under a material United States Copyright License, Patent License or Trademark License constituting Collateral, and shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code of any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, the United States Copyright Office, or any other applicable United State Governmental Authority.

5.2.11 Protection of Trade Secrets. Such Grantor shall take all steps which it deems commercially reasonable to preserve and protect the secrecy of all material Trade Secrets of such Grantor.

5.3 Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans, and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Pledgor, all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than the Borrower or a Restricted Subsidiary) as permitted under the terms of the Credit Agreement or (iii) the designation of such Pledgor as an Unrestricted Subsidiary.

5.3.1 Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent for the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (that will hold the same on behalf of the Secured Parties) or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, or accompanied by an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary pursuant to this Agreement). Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Borrower permitted by the Credit Agreement) shall be paid over to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2 [Reserved]

5.3.3 Pledged Notes. Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the Collateral Agent, or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor (excluding any Pledged Note the principal amount of which does not exceed $3,000,000), endorsed in blank or, at the request of the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement. Furthermore, within ten Business Days after any Pledgor obtains a Pledged Note with a principal amount in excess of $3,000,000, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4 Maintenance of Security Interest. Such Pledgor shall maintain the security interest created by this Agreement in such Pledgor’s Pledged Collateral as a security interest having at least the perfection and priority described in subsection 4.3.4 or 4.3.5, as applicable, and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Borrower nor any Pledgor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of

Intercompany Notes, limited to any such note with a principal amount in excess of $3,000,000) to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), or (iii) deliver landlord lien waivers, estoppels or collateral access letters

SECTION 6 REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Accounts.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement) the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement) upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default specified in subsection 8(a) of the Credit Agreement if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement). If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 8(a) of the Credit Agreement if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement), any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in subsection 8(a) of the Credit Agreement has occurred and is continuing if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement), at the Collateral Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in subsection 6.1(d).

(c) At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 8(a) of the Credit Agreement if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement), at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d) So long as no Event of Default has occurred and is continuing, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement) the Collateral Agent and the Granting Parties agree that the Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.

6.2 Communications with Obligors; Granting Parties Remain Liable.

(a) The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 8(a) of the Credit Agreement, if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement), communicate with obligors under the Accounts Receivable and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 8(a) of the Credit Agreement, if the Discharge of ABL Obligations has occurred (and subject to any applicable Intercreditor Agreement), each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of subsection 5.3.1 of this Agreement) and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the Credit Agreement) which, in the Collateral Agent’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor in such order as is provided in subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, or the respective nominee of any thereof, as applicable, in accordance with any applicable Intercreditor Agreement, and the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, or acting through its respective nominee, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c) Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4 Proceeds To Be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Security Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, the ABL Agent and the other ABL Secured Parties (as defined in the Base Intercreditor Agreement), the First Lien Note Agent and the First Lien Noteholder Secured Parties (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), any Additional Agent and the other applicable Additional Secured Parties (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), the Second Lien Note Agent and the Second Lien Noteholder Secured Parties (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable) or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement (or their respective agents appointed for purposes of perfection), in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, or the applicable Collateral Representative, ABL Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Security Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5.

6.5 Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in each applicable Intercreditor Agreement.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing, and subject to each applicable Intercreditor Agreement) collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to the terms of any documentation governing any Special Purpose Financing), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in subsection 6.5 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights.

(a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Pledgor, and, to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

6.8 Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7 THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law) and subject to each applicable Intercreditor Agreement, (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 6.6 or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) subject to the terms of any documentation governing any Special Purpose Financing, in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Security Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii) in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Security Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv) subject to the terms of any documentation governing any Special Purpose Financing, (A) direct any party liable for any payment under any of the Security Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Security Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Security Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Security Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Security Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Security Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Security Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

(c) Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct.

7.3 Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including the collateral description “all personal property” or “all assets” in any such financing statements. The Collateral Agent agrees to notify the relevant Granting Party of any financing or continuation statement filed by it; provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4 Authority of Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5 Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent, at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement).

SECTION 8 NON-LENDER SECURED PARTIES

8.1 Rights to Collateral.

(a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement), or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Security Documents); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Borrower or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with the Security Documents); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders seeking on an equal basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Borrower or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c) Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into each Intercreditor Agreement on its behalf.

(d) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2 Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3 Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. None of the Collateral Agent, any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower any Subsidiary of the Borrower, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4 Designation of Non-Lender Secured Parties. The Borrower may from time to time designate a Person as a “Bank Products Affiliate,” a “Bank Products Provider,” a “Hedging Affiliate” or a “Management Credit Provider” hereunder by written notice to the Collateral Agent. Upon being so designated by the Borrower, such Bank Products Provider, Bank Products Affiliate, Hedging Affiliate or Management Credit Provider (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Borrower; provided that, at the time of the Borrower’s designation of such Non-Lender Secured Party, the obligations of such Grantor under the applicable Hedging Agreement, Bank Products Agreement or Management Guarantee (as the case may be) have not been designated as ABL Obligations; provided further that the Borrower may not terminate such designation prior to the termination of the applicable Bank Products Agreement, Hedging Agreement or Management Guarantee (as applicable) without the consent of the relevant Non-Lender Secured Party.

SECTION 9 MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) if separately agreed in writing between the Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Borrower to the Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, modification or waiver shall amend, modify or waive subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, modification or waiver would directly and adversely affect such Non-Lender Secured Party without the written consent of such Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this subsection 9.1.

9.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement;

provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with subsection 10.2 of the Credit Agreement.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent.

(b) Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party.

(c) The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Granting Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except as permitted hereby or by the Credit Agreement.

9.6 Set-Off. Each Guarantor hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or the Borrower, any such notice being expressly waived by each Guarantor and by the Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 8(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK

WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) or the Borrower (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.

9.13 Acknowledgments. Each Granting Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15 Additional Granting Parties. Each new Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to subsection 6.9(b) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Borrower pursuant to subsection 6.9(b) and 6.9(c) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement in substantially the form of Annex 3 hereto.

9.16 Releases.

(a) At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent shall deliver to such Granting Party any Security Collateral held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such termination.

(b) In connection with any sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with the sale or other disposition of all of the Capital Stock of any Guarantor (other than to the Borrower or a Restricted Subsidiary) or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Borrower of a written request for the release of such Guarantor from its Guarantee or the release of the Security Collateral subject to such sale or other disposition, identifying such Guarantor or the relevant Security Collateral and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, deliver to the Borrower or the relevant Granting Party any of the relevant Security Collateral held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute and deliver to the relevant Granting Party (at the sole cost and expense of such Granting Party) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Guarantee or the Liens created hereby on such Security Collateral, as applicable, as such Granting Party may reasonably request.

(c) Upon the designation of any Granting Party as an Unrestricted Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party and the Collateral Agent shall, upon the request of the Borrower, deliver to such Granting Party any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party (at the sole cost and expense of such Granting Party) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as such Granting Party may reasonably request.

(d) Upon the designation of any Issuer that is a Subsidiary of any Granting Party as an Unrestricted Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Pledged Stock issued by such Issuer shall be automatically released, all without delivery of any instrument or performance of any act by any party and the Collateral Agent shall, upon the request of the Borrower, deliver to such Granting Party any such Pledged Stock held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute and deliver to the relevant Granting Party (at the sole cost and expense of such Granting Party) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of the Liens created hereby on such Pledged Stock, as applicable, as such Granting Party may reasonably request.

(e) In addition, the Lien pursuant to this agreement shall be released on Collateral as provided in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement. At the request and sole expense of any Granting Party following any such release, the Collateral Agent shall deliver to such Granting Party any Collateral held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

9.17 Judgment.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b) The obligations of any Guarantor in respect of this Agreement to the Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in the judgment currency, the Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent, for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Collateral Agent, the Collateral Agent agrees to remit to the Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

9.18 Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as collateral security for the Obligations and that this Section 9.18 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

HD SUPPLY, INC.

By:
Name:
Title:

GUARANTORS:1

[1]	Guarantor signature pages to come.

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

S-1

Annex 1 to

Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT2

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of April 12, 2012 (the “Agreement”), made by the Granting Parties thereto for the benefit of Bank of America, N.A., as Collateral Agent and Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

[2]	This consent is necessary only with respect to any Issuer which is not also a Granting Party.

Annex 1-1

Annex 2 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of                 ,         , made by                     , a                      corporation (the “Additional Grantor”), in favor of BANK OF AMERICA, NA., as collateral agent and administrative agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in such the Guarantee and Collateral Agreement referred to below, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, HD Supply, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as administrative agent and collateral agent, and the Lenders are parties to a Credit Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement);

WHEREAS, the Additional Grantor is a member of an affiliated group of companies that includes the Borrower and each other Grantor; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors (including the Additional Grantor) in connection with the operation of their respective businesses; and the Borrower and the other Grantors (including the Additional Grantor) are engaged in related businesses, and each such Grantor (including the Additional Grantor) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in subsection 9.15 of the Guarantee and Collateral

Annex 2-1

Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor]3 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor]4 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                      to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Grantor hereby represents and warrants that each of the representations and warranties of such Additional Grantor, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor],5 contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Section 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in Section 3.3 of the Guarantee and Collateral Agreement].

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[3]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[4]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[5]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

Annex 2-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A., as Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 2-3

Annex 1-A to

Assumption Agreement

Supplement to

Guarantee and Collateral Agreement

Schedule 1

Supplement to

Guarantee and Collateral Agreement

Schedule 2

Supplement to

Guarantee and Collateral Agreement

Schedule 3

Supplement to

Guarantee and Collateral Agreement

Schedule 4

Supplement to

Guarantee and Collateral Agreement

Schedule 5

Supplement to

Guarantee and Collateral Agreement

Schedule 6

Annex 1-A-1 to Annex 2

Annex 3 to

Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of                 ,         , made by                     , a                      corporation (the “Additional Pledgor”), in favor of BANK OF AMERICA, N.A., as collateral agent and administrative agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement referred to below, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, HD Supply, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as administrative agent and collateral agent, the Lenders and certain other persons are parties to a Credit Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement);

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Borrower; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Borrower listed in Annex 1-A hereto, as a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.

2. GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 3-1

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A., as Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 3-2

Annex 1-A to

Supplemental Agreement

Supplement to

Guarantee and Collateral Agreement

Schedule 2

Pledged Stock

Pledgor	Issuer	Description of Pledged Stock

1-A-1 to Annex 3

EXHIBIT H TO

CREDIT AGREEMENT

FORM OF HOLDING PLEDGE AGREEMENT

HOLDING PLEDGE AGREEMENT

made by

HDS HOLDING CORPORATION, as Pledgor

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent and as Collateral Agent

Dated as of April 12, 2012

-i-

SCHEDULES

1 Notice Address of Pledgor

-ii-

HOLDING PLEDGE AGREEMENT

HOLDING PLEDGE AGREEMENT, dated as of April 12, 2012, made by HDS Holding Corporation, a Delaware corporation (the “Pledgor”) in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”), among HD Supply, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein (capitalized terms that are used in these recitals and not defined herein are used as defined in subsection 1.1);

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower that are or may become parties thereto (together with the Borrower, collectively, the “ABL Borrowers”), the several banks and other financial institutions from time to time parties thereto (as further defined in the ABL Credit Agreement, the “ABL Lenders”), General Electric Capital Corporation, as administrative agent (in such capacity, the “ABL Administrative Agent”) and collateral agent (in such capacity, the “U.S. ABL Collateral Agent”) for the ABL Lenders thereunder, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the other parties party thereto, the ABL Lenders have severally agreed to make extensions of credit to the ABL Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain ABL Holding Pledge Agreement, dated as of the date hereof, among the Pledgor, the ABL Administrative Agent and the U.S. ABL Collateral Agent, the Pledgor has granted a second priority Lien for the benefit of the Secured Parties (as defined in the U.S. ABL Guarantee and Collateral Agreement) on the Pledged Stock;

WHEREAS, the Pledgor is the sole stockholder of the Borrower;

WHEREAS, the Collateral Agent, the ABL Agent, the First Lien Note Agent (as defined in the Base Intercreditor Agreement), and the Second Lien Note Agent (as defined in the Base Intercreditor Agreement) have entered into an Intercreditor Agreement, acknowledged by the Pledgor, the Borrower and certain Subsidiaries of the Borrower, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time subject to subsection 9.1 hereof, the “Base Intercreditor Agreement”);

WHEREAS, the Collateral Agent, the First Lien Note Agent and the Second Lien Note Agent have entered into an Intercreditor Agreement, acknowledged by the Pledgor, the Borrower, and certain Subsidiaries of the Borrower, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time subject to subsection 9.1 hereof, the “Cash Flow Intercreditor Agreement”);

WHEREAS, the Pledgor and the Borrower will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and the ABL Credit Agreement; and

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Pledgor shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, the Pledgor hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1 DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“ABL Administrative Agent”: as defined in the recitals hereto.

“ABL Agent”: as defined in the Base Intercreditor Agreement.

“ABL Borrowers”: as defined in the recitals hereto.

“ABL Credit Agreement”: as defined in the recitals hereto.

“ABL Lenders”: as defined in the recitals hereto.

“ABL Obligations”: as defined in the Base Intercreditor Agreement.

“Additional Agent”: as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable.

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this Holding Pledge Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Bank Products Affiliate”: any Person who (i) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured pursuant to this Agreement or one or more other Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Borrower in accordance with subsection 8.4 of the Guarantee and Collateral Agreement (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable)).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or services as may be requested by any Grantor (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (i) through (iii) of this definition).

“Bank Products Provider”: any Person (other than a Bank Products Affiliate) that has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured pursuant to this Agreement or one or more other Loan Documents as designated by the Borrower in accordance with subsection 8.4 of the Guarantee and Collateral Agreement (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable)).

“Bankruptcy Case”: (i) the Pledgor, the Borrower or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Pledgor, the Borrower or any of the Borrower’s Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Pledgor, the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Borrower”: as defined in the recitals hereto.

“Cash Flow Intercreditor Agreement”: as defined in the recitals hereto.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral Account Bank”: Bank of America, N.A., an Affiliate thereof or another bank which at all times is a Lender as selected by the Pledgor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the Pledgor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) the Cash Flow Collateral Representative (as defined in the Base Intercreditor Agreement), (ii) the Senior Priority Representative (as defined in the Cash Flow Intercreditor Agreement) and (iii) if any other Intercreditor Agreement is executed, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

“Credit Agreement”: as defined in the recitals hereto.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which the Pledged Stock is subject (subject to Permitted Liens).

“Grantor”: as defined in the Guarantee and Collateral Agreement.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor thereunder being secured pursuant to this Agreement or one or more other Loan Documents, (ii) was an Agent, an Other Representative, a Lender or an Affiliate of an Agent, an Other Representative or a Lender at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (iv) or (iii) an ABL Agent, an ABL Credit Agreement Lender (as defined in the Base Intercreditor Agreement) or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of this Agreement, or at the time of the designation referred to in the following clause (iv), and (iv) has been designated by the Borrower in accordance with subsection 8.4 of the Guarantee and Collateral Agreement (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement or Cash Flow Intercreditor Agreement, as applicable)).

“Hedging Agreement”: any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, including, without limitation, any Interest Rate Agreement, Commodities Agreement or Currency Agreement.

“Intercreditor Agreements”: (i) the Base Intercreditor Agreement, (ii) the Cash Flow Intercreditor Agreement and (iii) any other intercreditor agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by, the Pledgor, the Borrower and certain of its Subsidiaries (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time) (upon and during the effectiveness thereof).

“Lender” and “Lenders”: each as defined in the preamble hereto.

“Lender Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Management Credit Provider”: any Person that is a beneficiary of a Management Guarantee, as designated by the Borrower.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates, Hedging Affiliates, Bank Products Providers, and Management Credit Providers and all successors, assigns, transferees and replacements thereof.

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“Permitted Liens”: any Lien on the Pledged Stock that, if the Pledged Stock were the property or an asset of the Borrower or any Restricted Subsidiary, would be a “Permitted Lien” as defined in the Credit Agreement.

“Pledged Stock”: with respect to the Pledgor, the shares of Capital Stock of the Borrower held by the Pledgor, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of the Borrower that may be issued or granted to, or held by, the Pledgor while this Agreement is in effect.

“Pledgor”: as defined in the preamble hereto.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Stock shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions or payments with respect thereto.

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“U.S. ABL Collateral Agent”: as defined in the recitals hereto.

“U.S. ABL Guarantee and Collateral Agreement”: as defined by the term “Guarantee and Collateral Agreement” in the ABL Credit Agreement.

1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, and Schedule references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) All references in this Agreement to any of the property described in the definition of the term “Pledged Stock”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitutes Pledged Stock.

SECTION 2 [Reserved]

SECTION 3 GRANT OF SECURITY INTEREST

3.1 Pledged Stock. The Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Stock of the Pledgor now owned or at any time hereafter acquired by the Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3.2 Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsection 3.1 shall (x) be senior in priority to the Liens granted to the ABL Agent for the benefit of the holders of the ABL Obligations to secure the ABL Obligations pursuant to the relevant ABL Documents (as defined in the Base Intercreditor Agreement) and (y) prior to the applicable Discharge of Additional Obligations (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations to secure such Additional Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable) (except, in the case of this clause (y), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable) represented thereby including pursuant to the Cash Flow Intercreditor Agreement). The Collateral Agent acknowledges and agrees that the relative priority of such Liens granted to the Collateral Agent, the ABL Agent and any Additional Agent may be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the ABL Agent and any Additional Agent, in the case of the Base Intercreditor Agreement, (ii) the Collateral Agent and any Additional Agent, in the case of the Cash Flow Intercreditor Agreement, and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any other Intercreditor Agreement. In the event of any such conflict, the Pledgor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, any obligation hereunder to deliver to the Collateral Agent the Pledged Stock shall be satisfied by causing the Pledged Stock to be delivered to the Collateral Agent, or the applicable Collateral Representative, as applicable, to be held in accordance with any applicable Intercreditor Agreement.

SECTION 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, the Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.1.1 The shares of Pledged Stock pledged by the Pledgor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of the Borrower owned by the Pledgor.

4.1.2 [Reserved].

4.1.3 The Pledgor is the record and beneficial owner of, and has good title to, the Pledged Stock pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens arising by operation of law or Permitted Liens.

4.1.4 Upon delivery to the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Stock held by the Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in the Pledged Stock constituting certificated securities by this Agreement, assuming the continuing possession of the Pledged Stock by the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative) security interest in the Pledged Stock to the extent provided in and governed by the Code, in each case subject to no Liens other than Permitted Liens (and any applicable Intercreditor Agreement), enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase the Pledged Stock from the Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5 COVENANTS

5.1 Covenants of the Pledgor. The Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the date upon which the Loans, and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated:

5.1.1 Additional Shares. If the Pledgor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of the Borrower, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, the Pledgor shall accept the same as the agent for the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (that will hold the same on behalf of the Secured Parties) or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by the Pledgor to the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, if required, or accompanied by an undated stock power covering such certificate duly executed in blank by the Pledgor, to be held by the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of the Borrower (except any liquidation or dissolution permitted by the Credit Agreement) shall be paid over to the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with any applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of the Pledgor, as additional collateral security for the Obligations. The Pledgor shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in this subsection 5.1.1 with respect to the Pledged Stock.

5.1.2 [Reserved]

5.1.3 Maintenance of Security Interest. The Pledgor shall maintain the security interest created by this Agreement in the Pledged Stock as a security interest having at least the perfection and priority described in subsection 4.1.4, and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by the Pledgor.

SECTION 6 REMEDIAL PROVISIONS

6.1 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.1(b), the Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the second and third sentences of subsection 5.1.1. of this Agreement), to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the Credit Agreement) which, in the Collateral Agent’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the Pledgor, (i) the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations in such order as is provided in subsection 6.3, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or the applicable Collateral Representative, or the respective nominee of any thereof, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, and the Collateral Agent or the applicable Collateral Representative, or acting through its respective nominee, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to the Pledged Stock at any meeting of shareholders of the Borrower or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Borrower, or upon the exercise by the Pledgor or the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent or the applicable Collateral Representative, as applicable, shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent or the applicable Collateral Representative, as applicable, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.4 other than in accordance with subsection 6.4.

(c) The Pledgor hereby authorizes and instructs the Borrower hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Borrower shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Collateral Agent.

6.2 Proceeds To Be Turned Over to the Collateral Agent. If an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed the Pledgor to do so, all Proceeds of the Pledged Stock received by the Pledgor consisting of cash, checks and other Cash Equivalent items shall be held by the Pledgor in trust for the Collateral Agent and the other Secured Parties hereto, the ABL Agent and the other ABL Secured Parties (as defined in the Base Intercreditor Agreement), any Additional Agent and the other applicable Additional Secured Parties (as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable), or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Collateral Agent, or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement (or their respective agents appointed for purposes of perfection), in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Collateral Agent, or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, if required). All Proceeds of the Pledged Stock received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of the Pledged Stock while held by the Collateral Agent in such Collateral Proceeds Account (or by the Pledgor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in subsection 6.3.

6.3 Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the Pledgor’s Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the Pledgor or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, be applied by the Collateral Agent against the Obligations then due and owing in the order of priority set forth in each applicable Intercreditor Agreement.

6.4 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing and subject to each applicable Intercreditor Agreement) collect, receive, appropriate and realize upon the Pledged Stock, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Pledged Stock or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other

Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Pledged Stock so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of the Pledged Stock or in any way relating to the Pledged Stock or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations then due and owing, in the order of priority specified in subsection 6.3 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, (i) the Pledgor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Pledged Stock, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of the Pledged Stock shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.5 Registration Rights.

(a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.4, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Pledgor will use its reasonable best efforts to cause the Borrower to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of the Borrower to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. The Pledgor agrees to use its reasonable best efforts to cause the Borrower to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b) The Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of the Pledged Stock for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

(c) The Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this subsection 6.5 valid and binding and in compliance with any and all other applicable Requirements of Law. The Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.5 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.5 shall be specifically enforceable against the Pledgor, and, to the extent permitted by applicable law, the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

SECTION 7 THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) The Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law) and subject to each applicable Intercreditor Agreement, (x) the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice or assent by the Pledgor, to execute, in connection with any sale provided for in subsection 6.4 or 6.5, any indorsements, assessments or other instruments of conveyance or transfer with respect to the Pledged Stock.

(b) The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Collateral Agent to the date reimbursed by the Pledgor, shall be payable by the Pledgor to the Collateral Agent on demand.

(c) The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the Pledgor until this Agreement is terminated as to the Pledgor, and the security interests in the Pledged Stock of the Pledgor created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Stock in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Pledged Stock or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Stock upon the request of the Pledgor or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Pledged Stock or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Pledged Stock and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct.

7.3 Financing Statements. Pursuant to any applicable law, the Pledgor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Pledged Stock without the signature of the Pledgor in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. The Pledgor authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent that describes with particularity the Pledged Stock in any such financing statements. The Collateral Agent agrees to notify the Pledgor of any financing or continuation statement filed by it; provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4 Authority of Collateral Agent. The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8 NON-LENDER SECURED PARTIES

8.1 Rights to Pledged Stock.

(a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral, or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release the Pledgor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Security Documents); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Borrower or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with the Security Documents); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders seeking on an equal basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Borrower or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c) Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into each Intercreditor Agreement on its behalf.

(d) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Obligations, and may release the Pledgor from its obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2 Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3 Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. None of the Collateral Agent, any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower any Subsidiary of the Borrower, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4 Designation of Non-Lender Secured Parties. The Borrower may from time to time designate a Person as a “Bank Products Affiliate,” a “Bank Products Provider,” a “Hedging Affiliate” or a “Management Credit Provider” under subsection 8.4 of the Guarantee and Collateral Agreement by written notice to the Collateral Agent. Upon being so designated by the Borrower, such Bank Products Provider, Bank Products Affiliate, Hedging Affiliate or Management Credit Provider (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Borrower; provided that, at the time of the Borrower’s designation of such Non-Lender Secured Party, the obligations of the Pledgor under the applicable Hedging Agreement, Bank Products Agreement or Management Guarantee (as the case may be) have not been designated as ABL Obligations.

SECTION 9 MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on the Pledgor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) if separately agreed in writing between the Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Borrower to the Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, modification or waiver shall amend, modify or waive subsection 6.3 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, modification or waiver would directly and adversely affect such Non-Lender Secured Party without the written consent of such Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of the Pledgor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Pledgor and the Collateral Agent in accordance with this subsection 9.1.

9.2 Notices. All notices, requests and demands to or upon the Collateral Agent or the Pledgor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Pledgor shall be addressed to the Pledgor at its notice address set forth on Schedule 1, unless and until the Pledgor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with subsection 10.2 of the Credit Agreement.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Indemnification.

(a) The Pledgor agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to the Pledged Stock or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party.

(b) The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Pledgor, the Collateral Agent and the Secured Parties and their respective successors and assigns; provided that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except as permitted hereby or by the Credit Agreement.

9.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.8 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.9 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Pledgor, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgor, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.11 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) or the Borrower (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.

9.12 Acknowledgments. The Pledgor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of pledgor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgor and the Secured Parties.

9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.14 Releases.

(a) At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full and the Commitments have been terminated, all Pledged Stock shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Pledged Stock shall revert to the Pledgor. At the request and sole expense of the Pledgor following any such termination, the Collateral Agent shall deliver to the Pledgor any Pledged Stock held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to the Pledgor such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Pledgor shall reasonably request to evidence such termination.

(b) In connection with any sale or other disposition of the Pledged Stock permitted by the Credit Agreement or any consolidation with or merger with or into any Person by the Borrower permitted by the Credit Agreement or any conveyance, transfer or lease of all or substantially all its assets by the Borrower to any Person permitted by the Credit Agreement (including Section 7.3 thereof), the Lien pursuant to this Agreement on the Pledged Stock shall be automatically released. In connection with the sale or other disposition of all of the Pledged Stock permitted under the Credit Agreement, the merger or consolidation of the Borrower with or into any Person permitted by the Credit Agreement, or the conveyance, transfer or lease of all or substantially all its assets by the Borrower permitted by the Credit

Agreement, the Collateral Agent shall, upon receipt from the Borrower of a written request for the release of the Pledged Stock, identifying the terms of the sale or other disposition or other transaction in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, deliver to the Borrower the Pledged Stock held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute and deliver to the Pledgor (at the sole cost and expense of the Pledgor) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such security or the Liens created hereby on the Pledged Stock, as applicable, as the Pledgor may reasonably request.

(c) In addition, the Lien pursuant to this Agreement shall be released on the Pledged Stock (and any Proceeds thereof) as provided in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement. At the request and sole expense of the Pledgor following any such release, the Collateral Agent shall deliver to the Pledgor the Pledged Stock held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to the Pledgor such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Pledgor shall reasonably request to evidence such release.

9.15 Judgment. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

9.16 Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as collateral security for the Obligations and that this Section 9.16 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

HDS HOLDING CORPORATION

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

HD SUPPLY, INC.

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

Schedule 1

NOTICE ADDRESS OF PLEDGOR

Notices, requests or demands to or upon the Pledgor under the this Agreement shall be made to the Pledgor as follows:

HDS Holding Corporation

c/o HD Supply, Inc.

3100 Cumberland Blvd., Suite 1480

Atlanta, Georgia 30339

Attention: General Counsel

Fax No: (770) 852-9466

EXHIBIT I TO

CREDIT AGREEMENT

FORM OF MORTGAGE

[1] This instrument was prepared in consultation with counsel in the state in which the Premises is located by the attorney named below and after recording, please return to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attention: Athy A. O’Keeffe, Esq.

STATE OF

COUNTY OF

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (the “Mortgage”) is made and entered into as of the      day of [                    ], by [                    ], a [                    ], with an address as of the date hereof at [                    ], Attention: [                    ] (the “Mortgagor”), for the benefit of Bank of America, N.A., in its capacity as Administrative Agent and Collateral Agent for the Secured Parties, with an address as of the date hereof at [                    ], Attention: [                    ] (in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, [the Borrower/Mortgagor], as borrower, entered into that certain Credit Agreement, dated as of April 12, 2012, among [the Borrower/Mortgagor], the Mortgagee, the Lenders from time to time party thereto, and the other financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, the Credit Agreement contemplates that the Mortgagor shall execute and deliver to the Mortgagee this Mortgage;

[1]	Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

WHEREAS, concurrently with the entering into of the Credit Agreement, [the Borrower/Mortgagor] and certain subsidiaries and affiliates thereof have entered into that certain Guarantee and Collateral Agreement, dated as of April 12, 2012, in favor of the Mortgagee (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”);

WHEREAS, concurrently with the entering into of the Credit Agreement, [the Borrower/Mortgagor] has entered into that certain ABL Credit Agreement, dated as of April 12, 2012, with General Electric Capital Corporation, as administrative agent and collateral agent (the “ABL Agent”), the other financial institutions party thereto and the lenders named therein (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), and all monetary obligations of the Mortgagor under the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement) are secured by, among other things, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Mortgagor for the benefit of the ABL Agent;

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] has entered into that certain Indenture, dated as of April 12, 2012 (as amended pursuant to the First Supplemental Indenture, dated as of April 12, 2012, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien Notes Indenture”), with the subsidiaries of the [Borrower/Mortgagor] party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “First Lien Note Agent”), pursuant to which the [Borrower/Mortgagor] has issued its 8 1/8% Senior Secured First Priority Notes due 2019, and all monetary obligations of the Mortgagor under the First Lien Notes Indenture and the other Note Documents (as defined in the Collateral Agreement (as defined in the First Lien Notes Indenture)) are secured by, among other things, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Mortgagor for the benefit of the First Lien Note Agent (the “First Lien Note Mortgage”);

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] has entered into that certain Indenture, dated as of April 12, 2012 (as amended pursuant to the First Supplemental Indenture, dated as of April 12, 2012, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Notes Indenture”), with the subsidiaries of the [Borrower/Mortgagor] party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “Second Lien Note Agent”), pursuant to which the [Borrower/Mortgagor] has issued its 11% Senior Secured Second Priority Notes due 2020, and all monetary obligations of the Mortgagor under the Second Lien Notes Indenture and the other Note Documents (as defined in the Collateral Agreement (as defined in the Second Lien Notes Indenture)) are secured by, among other things, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Mortgagor for the benefit of the Second Lien Note Agent;

WHEREAS, in connection with the execution and delivery of the Credit Agreement, the ABL Credit Agreement, the First Lien Notes Indenture and the Second Lien Notes Indenture, (i) the Mortgagee, the ABL Agent, the First Lien Note Agent and the Second Lien Note Agent have agreed to the subordination, intercreditor and other provisions set forth in the Base Intercreditor Agreement and (ii) the Mortgagee, the First Lien Note Agent and the Second Lien Note Agent have agreed to the subordination, intercreditor and other provisions set forth in the Cash Flow Intercreditor Agreement; and

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WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of Mortgagor under the Guarantee and Collateral Agreement (such Obligations being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

The Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee and the Mortgagee’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:

(a) All that tract or parcel of land and other real property interests in                      County,                     , as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including easement rights;

(b) All buildings and improvements of every kind and description now or hereafter situated, erected or placed on the Land (the “Improvements”) and all materials, equipment and apparatus and fixtures now or hereafter owned by the Mortgagor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises.” As used in the Mortgage, the term “Premises” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.); and

(c) Subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement) (collectively, the “Proceeds”).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Permitted Liens, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Obligations; provided that, should (i) the Loans be paid in full and all other Obligations that are then due and owing be paid, or (ii) conditions set forth in the Credit Agreement for the release of this Mortgage be fully satisfied, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.

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And, as additional security for the Obligations, subject to the Guarantee and Collateral Agreement, the Mortgagor hereby unconditionally assigns to the Mortgagee all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only the right to the Mortgagor to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing.

As additional collateral and further security for the Obligations, subject to the Guarantee and Collateral Agreement, the Mortgagor does hereby assign to the Mortgagee and grants to the Mortgagee a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1 Obligations. The Mortgagee and the Lenders have agreed to establish a senior secured credit facility in favor of [the Borrower/Mortgagor] pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the obligations secured hereby will not exceed $            , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.]2

1.2 Future Advances. This Mortgage is given to secure the Obligations and the repayment of the aforesaid obligations together with any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances that may subsequently be made to the Mortgagor or any other Loan Party by the Lenders pursuant to the Credit Agreement. The lien of such future advances shall relate back to the date of this Mortgage.

1.3 No Release. Nothing set forth in this Mortgage shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Premises or made in connection herewith or therewith.

[2]	To be included in states that impose mortgage recording tax and subject to applicable laws.

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ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1 Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with Sections 6.3, 6.5(a) and 10.5 of the Credit Agreement to the extent applicable.

2.2 Casualty. The Mortgagor agrees to comply with Section 6.5(b)(iv) of the Credit Agreement to the extent applicable.

2.3 Additional Documents. The Mortgagor agrees to comply with Section 6.9(d) of the Credit Agreement to the extent applicable.

2.4 Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with Sections 7.2 and 7.4 of the Credit Agreement to the extent applicable.

2.5 Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.6 Insurance.

(a) Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in Sections 6.5(a) and 6.5(b)(i) and (ii) of the Credit Agreement to the extent applicable.

(b) Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Sections 6.5(a) and 7.4 of the Credit Agreement to the extent applicable.

2.7 Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Sections 6.5(a) and 7.4 of the Credit Agreement to the extent applicable.

2.8 Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Loan, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.9 Inspection. The Mortgagor agrees to comply with Section 6.6 of the Credit Agreement to the extent applicable.

2.10 Security Agreement.

(a) This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Mortgagor grants to the Mortgagee a security interest in the Fixtures. The Mortgagor grants to the Mortgagee all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

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(b) The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Mortgagor warrants that Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.

(c) This Mortgage will be filed in the real property records.

(d) The Mortgagor is a [                    ] organized under the laws of the State of [                    ] and the Mortgagor’s organizational identification number is                     .

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1 Acceleration of Secured Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Loans and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Loans or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2 Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Intercreditor Agreements (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1 Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the Intercreditor Agreements: (a) enter the Premises and take exclusive possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) hold, lease, develop, manage, operate or otherwise use the Premises upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other amounts

6

collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; and (e) exercise all other rights, remedies and recourses granted under the Credit Agreement or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.

5.2 Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreements, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to the Intercreditor Agreements, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3 Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will.

7

In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5 Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6 Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

ARTICLE VI

General Conditions

6.1 Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Credit Agreement. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2 Notices. All notices, requests and other communications shall be given in accordance with Section 10.2 of the Credit Agreement.

6.3 Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5 Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the applicable Intercreditor Agreements. The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, and any Additional Agent (as defined in the Base Intercreditor Agreement) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise, and further acknowledges and agrees that the Lien granted to the Mortgagee pursuant to this Mortgage shall be pari passu and equal in priority with the Lien granted to the First Lien Note Agent pursuant to the First Lien Note Mortgage and any Lien in respect of the Premises (and any Proceeds thereof) granted to an

8

Additional Agent (as defined in the Base Intercreditor Agreement) (other than any Lien in respect of Junior Priority Obligations) (as defined in the Cash Flow Intercreditor Agreement)), in each case, as and to the extent provided in the Intercreditor Agreements.

6.6 Conflicting Terms.

(a) In the event of any conflict between the terms of this Mortgage and any Intercreditor Agreement, (i) the terms of the Base Intercreditor Agreement shall govern and control any conflict between the Mortgagee, the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent and/or any Additional Agent (as defined in the Base Intercreditor Agreement), (ii) the terms of the Cash Flow Intercreditor Agreement shall govern and control any conflict between the Mortgagee, the First Lien Note Agent, the Second Lien Note Agent and/or any Additional Agent (as defined in the Cash Flow Intercreditor Agreement) and (iii) the terms of any other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Intercreditor Agreement, in each case other than with respect to Section 6.7. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b) In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7.

6.7 Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8 Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9 Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Intercreditor Agreements that would have the effect, directly or indirectly, through any reference herein to the Intercreditor Agreements or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10 Waiver of Jury Trial. Section 10.15 of the Credit Agreement is hereby incorporated by reference.

6.11 Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor at the address specified in Section 6.2 of this Mortgage.

6.12 Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9

6.13 Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14 Easements. At any time, or from time to time, without liability therefor and with ten (10) days’ prior written notice to the Mortgagee, upon written request of the Mortgagor and without affecting the effect of this Mortgage upon the remainder of the Premises, the Mortgagee shall join in granting any easement, right of way, encumbrance or lien on all or any portion of the Premises, so long as the Mortgagor certifies to the Mortgagee by delivering an officer’s certificate in form and substance reasonably acceptable to the Mortgagee that such easement, right of way, encumbrance or lien is a Permitted Lien.

6.15 [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of the Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]3

6.16 State Specific Provisions. In the event of any inconsistencies between this Section 6.16 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.16 shall control and be binding.

(a) [                    ]

(b) [                    ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[3]	To be included in mortgages for states with a mortgage recording tax, to the extent required.

10

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[ ]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR THE MORTGAGOR]4

[4]	Local counsel to confirm signature page and notary block which is acceptable for recording in the jurisdiction.

Exhibit A

Legal Description

(See Attached)

EXHIBIT J TO

CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

BANK OF AMERICA, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

This Solicited Discounted Prepayment Notice is delivered to you pursuant to subsection 3.4(i)(iv) of that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(i)(iv) of the Credit Agreement, the Borrower hereby requests that [each Lender of the Term Loans] [[and] each Lender of the [—, 20—]1 Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Term Loans] [[and to each] Lender of the [—, 20—]2 Tranche[s]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is:3

[Term Loans - $[—]]

[[—, 20—]4 Tranche[s] - $[—]]

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	Minimum of $10.0 million and whole increments of $1.0 million.
[4]	List multiple Tranches if applicable.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following delivery of this notice pursuant to subsection 3.4(i)(iv) of the Credit Agreement (or such later date as may be designated by the Administrative Agent and approved by the Borrower).

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

HD SUPPLY, INC.

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT K TO

CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

BANK OF AMERICA, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

Reference is made to (a) that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(i)(iv) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans] [[and the] [—, 20—]1 Tranche[s]] held by the undersigned.

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[—]]

[[—, 20—]2 Tranche[s] - $[—]]

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [—]%.

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Term Loans] [[and its] [—, 20—]3 Tranche[s]] pursuant to subsection 3.4(i) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[3]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT L TO

CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

BANK OF AMERICA, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

This Specified Discount Prepayment Notice is delivered to you pursuant to subsection 3.4(i)(ii) of that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(i)(ii) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Term Loans] [[and to each] Lender of the [—, 20—]1 Tranche[s]] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Term Loans] [[and to each] Lender of the [—, 20—]2 Tranche[s]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[—] of the [Term Loans] [[and $[—] of the] [—, 20—]3 Tranche[(s)] of Incremental Term Loans].4

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [—]% (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to subsection 3.4(i)(ii) of the Credit Agreement.

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Minimum of $5 million and whole increments of $500,000.

The Borrower hereby represents and warrants to the Administrative Agent [and the Lenders] [[and] each Lender of the [—, 20—]5 Tranche[s]] that [at least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.] [At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]6

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple Tranches if applicable.
[6]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

HD SUPPLY, INC.

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT M TO

CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

BANK OF AMERICA, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[            ]

[DATE]

Attention: [    ]

Re:	HD SUPPLY, INC.

Reference is made to (a) that certain Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and (b) that certain Specified Discount Prepayment Notice, dated             , 20    , from the Borrower. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(i)(ii) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranches of] Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Term Loans - $[—]]

[[—, 20—]1 Tranche[s] - $[—]]

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Term Loans] [[and its] [—, 20—]2 Tranche[s]] pursuant to subsection 3.4(i)(ii) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

M-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name:
Title:

By:
Name:
Title:

M-2

EXHIBIT N TO

CREDIT AGREEMENT

FORM OF TERM NOTE

$	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, HD SUPPLY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) and its registered successors and assigns, at the office of Bank of America, N.A., [—], New York, New York 10080, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)                                          DOLLARS ($            ) and (b) the aggregate unpaid principal amount of the Loan made by the Lender to the undersigned pursuant to subsection 2.1(a) of the Credit Agreement referred to below (subject to permanent reduction as provided in subsection 3.4 of the Credit Agreement), which sum shall be payable in accordance with subsection 2.2(b) of the Credit Agreement, commencing on September 30, 2012 and thereafter in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 and on the Term Loan Maturity Date, each such installment to be in an amount (subject to adjustment as provided therein) equal to the Lender’s Term Percentage of the amount set forth next to the applicable installment date in such subsection 2.2(b) (or, if less in any case, the aggregate amount of the Loans then outstanding).

The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 3.1 of the Credit Agreement until such principal amount is paid in full (after, as well as before, judgment).

This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Term Note.

N-1

For the purposes of Section 1271 et seq. of the Code, this Term Note is being issued with original issue discount (“OID”). For information about the issue price, the amount of OID, the issue date and the yield to maturity with respect to this Term Note, please contact the Treasurer at (770) 852-9000.

HD SUPPLY, INC., as Borrower

By:
Name:
Title:

N-2

EXHIBIT O TO

CREDIT AGREEMENT

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                    ], to the Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I. Pursuant to subsection 2.5 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Existing Term Loan commitments from [$            ] to [$            ].

II. Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Existing Term Loan commitment as follows:

Name of Lender	Initial Term Loan Commitment	[ Tranche][1] Supplemental Term Loan Commitment (after giving effect hereto)

	$	$
	$	$
	$	$

III. Pursuant to subsection 2.5 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate Initial Term Loan Commitment and Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.

[Remainder of Page Intentionally Left Blank]

[1]	Indicate relevant Tranche.

O-1

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

HD SUPPLY, INC., as Borrower

By:
Name:
Title:

O-2

EXHIBIT P TO

CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                 ,         ] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”) and the Administrative Agent (as defined below).

R E C I T A L S :

WHEREAS, the Borrower and the Administrative Agent are parties to the Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders; capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may increase the Term Loan Commitments by obtaining Supplemental Term Loan Commitments and entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective Supplemental Term Loan Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; any other Loan Document or any other instrument or document furnished hereto or thereto; (iii) appoints and authorizes the Administrative

Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents or any other document furnished hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement are required to be performed by it as a Lender; (v) represents and warrants that it has full power and authority, and has taken all actions necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (vi) specifies as its address for notices the offices set forth beneath its name on the signature pages hereof and if applicable pursuant to subsection 3.11 of the Credit Agreement, attaches two properly completed Forms W-9, W-8EXP, W-8BEN, W-8ECI, W-8IMY (or successor form) and other certificate, statement or documentation prescribed by U.S. Treasury Regulations or other guidance issued by the Internal Revenue Service of the United States, certifying that such Additional Lender is entitled to receive all payments under the Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes and (vii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Additional Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions:

1.	Incremental Facility Effective Date. The date of effectiveness of the Supplemental Term Loan Commitment shall be , 20[ ] (the “Incremental Facility Effective Date”).

2.	Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.	Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Borrower’s Certifications. By its execution of this Agreement, the Borrower hereby certifies that no Event of Default under subsection 8(a) or (f) of the Credit Agreement has occurred and is continuing immediately prior to and after the Incremental Facility Effective Date.

5.	Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

6.	Tax Forms and Other Agreements. Delivered herewith to the Borrower and the Administrative Agent are such forms, certificates, statements, documentation or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to subsection 3.11 of the Credit Agreement. The Additional Lender agrees to execute such other documents relating to the Facility (including the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and/or similar agreements among Lenders) as the Administrative Agent may reasonably request

7.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Loans and Commitments made by the Additional Lender in the Register.

8.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

9.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:
Attention:
Telephone:
Facsimile:

HD SUPPLY, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A TO

JOINDER AGREEMENT

P-Schedule A-1

EXHIBIT Q TO

CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. The undersigned hereby certifies under penalty of perjury that:

1.	If (x) the undersigned is not an intermediary or flow-through entity, then the undersigned is the sole record owner and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate or (y) the undersigned is an intermediary or flow-through entity, then it is the sole record owner and its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s));

2.	Income from the Loan(s) (as well as any Note(s) evidencing such Loan(s)) is not effectively connected with the conduct of a trade or business within the United States of the undersigned (and, if the undersigned is an intermediary or flow-through entity, of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate);

3.	The undersigned is not (and, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.	The undersigned is not (or, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5.	The undersigned is not (or, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished you with a certificate of its non-U.S. person status on the applicable Internal Revenue Service Form W-8. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the

Q-1

undersigned shall so inform the Borrower and the Administrative Agent in writing within thirty (30) days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated:            , 201[  ]

Q-2

EXHIBIT R TO

CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

HD SUPPLY, INC.

Date:                  , 20

Pursuant to subsection 5.1(e) of Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, the Borrower hereby certifies that:

1.	The representations and warranties made by the Borrower pursuant to subsection 4 of the Credit Agreement or any other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof as if made on the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, except to the extent that they relate to a particular date or period in which case they shall be true and correct in all material respects as of the respective date or the respective period, as the case may be; and

2.	No Default or Event of Default under the Credit Agreement has occurred and is continuing as of the date hereof after giving effect to the Loans to be made on the date hereof.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has hereunto set his or her name as of the date first set forth above.

HD SUPPLY, INC.

By:
Name:
Title:

R-2

EXHIBIT S TO

CREDIT AGREEMENT

SECRETARY’S CERTIFICATE

OF

THE ENTITIES LISTED ON SCHEDULE I HERETO

April 12, 2012

Pursuant to (i) subsections 5.1(i), (j) and (k) of the Credit Agreement, dated as of April 12, 2012 (the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (“the Corporation”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders, and the other parties thereto, (ii) subsections 6.1 (i), (j) and (k) of the ABL Credit Agreement, dated as of April 12, 2012 (the “ABL Credit Agreement”), among the Corporation, the several banks and other financial institutions from time to time party thereto (the “ABL Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent and collateral agent for the ABL Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian administrative agent and Canadian collateral agent for the ABL Lenders, and the other parties thereto, (iii) the Purchase Agreement, dated as of April 5, 2012 (the “Purchase Agreement”), among the Corporation, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN, SACHS & CO. and the other purchasers listed on Schedule I thereto, and the subsidiary guarantors party thereto, relating to the issuance and sale of $950,000,000 aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due 2019 and $675,000,000 aggregate principal amount of 11% Senior Secured Second Priority Notes due 2020 of the Corporation and (iv) the Purchase and Exchange Agreement, dated as of April 5, 2012 (the “New Senior Notes Purchase Agreement”), among the Corporation and the purchasers listed on Schedule I thereto, and the subsidiary guarantors party thereto, relating to the issuance and sale of $757,000,000 aggregate principal amount of 14.875% Senior Unsecured Notes due 2020 of the Corporation,

I, the duly elected and acting Secretary of each entity listed in Schedule 1 attached hereto (each a “Certifying Loan Party”), hereby certify in such capacity on behalf of each Certifying Loan Party and not in my individual capacity, as follows:

1. Attached hereto as Annex 1 is a complete and correct copy of resolutions adopted by the board of directors of each Certifying Loan Party on April [—], 2012; such resolutions have not been amended, supplemented, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only proceedings of such board of directors now in force relating to or affecting the matters referred to therein.

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2. Attached hereto as Annex 2 is a complete and correct copy of the By-Laws of each Certifying Loan Party as in effect on the date the resolutions referred to in Paragraph 1 above were adopted through and including the date hereof.

3. Attached hereto as Annex 3 is a complete and correct copy of the Certificate of Incorporation or the equivalent charter document of each Certifying Loan Party as in effect on the date hereof.

4. Attached hereto as Annex 4 is a list of the persons who are as of the date hereof duly elected and qualified officers of each Certifying Loan Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents (as defined in the Credit Agreement and the ABL Credit Agreement) and Transaction Documents (as defined in the Purchase Agreement and the New Senior Notes Purchase Agreement) to which it is a party and any certificate or other document to be delivered by the Corporation pursuant to the Loan Documents (as defined in the Credit Agreement and the ABL Credit Agreement) and Transaction Documents (as defined in the Purchase Agreement and the New Senior Notes Purchase Agreement) to which it is a party.

5. A duly executed copy of each of the Loan Documents (as defined in the Credit Agreement and the ABL Credit Agreement) and the Transaction Documents (as defined in the Purchase Agreement and the New Senior Notes Purchase Agreement) to which each Certifying Loan Party is a party has been duly delivered by such Certifying Loan Party to each of the other parties thereto.

Each of Debevoise & Plimpton LLP, Clark Hill PLC, Holland & Knight LLP, Holland & Hart LLP, Richards, Layton & Finger, P.A., and Cahill Gordon & Reindel LLP is entitled to rely on this certificate in connection with the opinions that it is rendering pursuant to subsection 5.1(d) of the Credit Agreement, subsection 6.1(d) of the ABL Credit Agreement, subsection 7(a) and subsection 7(b) of the Purchase Agreement and subsection 8(a) of the New Senior Notes Purchase Agreement, respectively.

[Remainder of Page Intentionally Left Blank]

S-2

IN WITNESS WHEREOF, each Certifying Loan Party has caused this certificate to be executed on its behalf by its Secretary, as of the date first set forth above.

By:
Name:
Title:

I, Vidya Chauhan, am the duly elected and acting Vice President of each Certifying Loan Party, and do hereby certify in such capacity on behalf of each Certifying Loan Party and not in my individual capacity that Ricardo Nunez is the duly elected, qualified and acting Secretary of each Certifying Loan Party and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, each Certifying Loan Party has caused this certificate to be executed on its behalf as of the date first set forth above.

By:
Name:
Title:

[Signature Page - Omnibus Secretary’s Certificate]

SCHEDULE 1

Certifying Loan Parties

Brafasco Holdings, Inc.
Brafasco Holdings II, Inc.
Cox Lumber Co.
Creative Touch Interiors, Inc.
HD Supply Construction Supply Group, Inc.
HD Supply Facilities Maintenance Group, Inc.
HD Supply Fasteners & Tools, Inc.
HD Supply GP & Management, Inc.
HD Supply Management, Inc.
HD Supply Utilities Group, Inc.
HD Supply Waterworks Group, Inc.
HSI IP, Inc.
Sunbelt Supply Canada, Inc.
White Cap Construction Supply, Inc.

S-1-1

ANNEX 1

Resolutions

S-Annex 1-1

ANNEX 2

By-Laws

S-Annex 2-1

ANNEX 3

Certificate of Incorporation

S-Annex 3-1

ANNEX 4

Incumbency

Name	Office	Signature

[ ]	Secretary

[ ]	Vice President

S-Annex 4-1

EXHIBIT T TO

CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

[DATE]

Reference is made to the Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. This Certificate is furnished to the Administrative Agent pursuant to subsection 5.1(m) of the Credit Agreement. Defined terms shall have the meanings given to them in Annex A attached hereto, or if not defined therein, the meanings given to them in the Credit Agreement.

For purposes of the certifications in the paragraph below, the term “Borrower” shall refer to the Borrower taken together with its Restricted Subsidiaries on a consolidated basis.

I,                                         , the                                          of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify effective immediately following the consummation of the Transactions, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that, to my knowledge, after due inquiry, immediately following the consummation of the Transactions on the date hereof (including the execution and delivery of the Credit Agreement, the making of Term Loans and the use of proceeds of such Term Loans on the date hereof):

1.	the fair value of the property of the Borrower is greater than the total amount of liabilities, including contingent liabilities, of the Borrower;

2.	the present fair saleable value of the assets of the Borrower is greater than the amount that will be required to pay the liabilities of the Borrower, assuming such liabilities became absolute and matured on the date hereof;

3.	the Borrower is able to pay its liabilities as such liabilities become absolute and matured during the period from the Closing Date through the Maturity Date; and

4.	the Borrower does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date through the Maturity Date.

[Signature page follows]

T-1

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf as of the date first set forth above.

HD SUPPLY, INC.

By:
Name:
Title:

[Signature Page - Solvency Certificate (Credit Agreement)]

ANNEX A

Certain Definitions1

A.	“due inquiry” means:

•

review of the financial statements and other financial information (including the pro forma balance sheet, pro forma statements of operations and annual projections of operating budget and cash flow budget) of or with respect to the Borrower and its consolidated subsidiaries referred to in subsection 6.1 of the Credit Agreement;

•	review of the material terms of the facilities provided under the Credit Agreement, as set forth in the respective Loan Documents, and of the other financings in the Transactions; and

•

inquiring of other responsible officers of the Borrower with respect to (i) estimated levels of cash and working capital to be required following the consummation of the Transactions, (ii) liabilities, if any, not reflected in the financial statements (including the notes thereto) and other financial information referred to in subsection 6.1 of the Credit Agreement and (iii) such other matters as, and in each case to the extent, the Chief Financial Officer deems, in his discretion, to be necessary or desirable in connection with the certifications made in the Certificate to which this Annex A is attached.

B.	“liabilities” means:

•	all indebtedness for borrowed money;

•	all obligations evidenced by bonds, debentures, notes and other similar instruments;

•	all lease and mortgage obligations;

•	all guarantees of debt of other persons;

•	other recorded liabilities, including contingent liabilities that would be recorded in accordance with GAAP; and

[1]

No representation is made as to (i) the sufficiency of the definitions set forth in this Annex A for any purpose other than for setting forth the scope of the certifications made in the Certificate to which this Annex A is attached or (ii) pro forma information or projections referred to herein or the assumptions on which they are based.

T-Annex A-1

•

the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (exclusive of contingent liabilities that would be recorded in accordance with GAAP), as disclosed in the public filings of the Borrower, identified and explained to the Chief Financial Officer in terms of their nature and estimated magnitude by responsible officers of the Borrower, or otherwise actually known to the Chief Financial Officer.

C.	“present fair saleable value” means:

•

the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated and as determined in accordance with applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally;

•

for the purposes of which the amount of any contingent liabilities on the date hereof shall be the amount of such liabilities that, in light of all the facts and circumstances existing on the date hereof, can reasonably be expected to become actual or matured liabilities.

T-Annex A-2

EXHIBIT U

TO CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). It is understood and agreed that the rights and obligations of [the Assignor][the Assignee] hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 12, 2012, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Assignor	Assignee[s]	Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7. Eligibility

A. Assignee hereby represents and warrants that Assignee is an Affiliated Lender (other than an Affiliated Debt Fund)	B. Assignee hereby represents and warrants that Assignee is not a competitor or an Affiliate of a competitor of the Borrower

Yes ☐ No ☐	Yes ☐ No ☐

[If any Assignee indicates “No” in box 7A above, such assignment must be consummated pursuant to a Form of Assignment and Acceptance in the form of Exhibit B to the Credit Agreement and not pursuant to this Agreement.]

[8.	Trade Date: ][32]

Effective Date:             , 2012

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[32]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]33 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][34]

By:
Title:

[33]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[34]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

HD SUPPLY, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document and (c) attaches the Note(s), if any, held by it evidencing the Assigned Interest [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Interest) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date)35]. The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, Holding, the Borrower, any of its Subsidiaries, any Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holding, its Subsidiaries, the Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such may have against the Assignee, Holding, its Subsidiaries, the Agents, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders. From and after the Effective Date, the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits (and bound by any related obligations) of subsections 3.10, 3.11, 3.12, 10.5 and 10.16 and bound by the obligations of subsection 3.13 thereof.

[35]	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

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1.2. Assignee. [The][each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under subsection 10.6 of the Credit Agreement (subject to such consents, if any, as may be required under subsection 10.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender including its obligations pursuant to subsection 10.16 of the Credit Agreement and its obligations pursuant to subsection 3.11 and 3.13 of the Credit Agreement and (iii) it shall not be permitted to attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, and (c) hereby affirms the acknowledgments and representations of such Assignee as an Affiliated Lender contained in subsection 9.6 of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date.

3. Intercreditor Agreements. The Assignor hereby assigns and the Assignee hereby accepts all of the Assignor’s rights and obligations as party to the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement and the Assignee agrees (i) that its interest in the Loans and the other Obligations being assigned hereunder is subject to the terms of

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the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement and (ii) that such Assignee shall be deemed to be a party to the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement as if it were a signatory thereto.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ACCEPTANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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